Filers: Leucadia National Corporation and Leucadia National Corporation-Arizona
                                                     Pursuant to Rule 424(b)(3)
                                               under the Securities Act of 1933

                Registration Statement File Numbers: 333-86018 and 333-86018-01



                         LEUCADIA NATIONAL CORPORATION

                              315 Park Avenue South
                            New York, New York 10010

                                   ----------

                           PROXY STATEMENT/PROSPECTUS

                                   ----------

                         Annual Meeting of Shareholders

                                   ----------

                                                April 15, 2002

         This proxy statement/prospectus is being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of shareholders of the company to be held on May 14, 2002 and at any adjournments thereof.

         At the meeting, shareholders will be asked:

         1. To elect six directors.

         2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants to audit the consolidated financial statements of our company and our subsidiaries for the year ended December 31, 2002.

         3. To approve an amendment to our charter to reduce from two-thirds to a majority the number of our outstanding shares necessary to authorize any merger, consolidation, or dissolution of our company, or any sale, lease, exchange or other disposition of all or substantially all of our assets.

         4. To approve the proposed corporate reorganization whereby we will change our domicile from New York to Bermuda pursuant to:

                  (a) an agreement and plan of merger, a copy of which is attached as Annex I to this proxy statement/prospectus, pursuant to which the company will be merged with and into Leucadia National Corporation-Arizona, a newly-formed, wholly-owned Arizona subsidiary, and

                  (b) a memorandum of continuance, a copy of which is attached as Annex II to this proxy statement/prospectus, upon the registration of which Leucadia National Corporation-Arizona will become Leucadia National Limited, a Bermuda company (with bye-laws substantially in the form of Annex III to this proxy statement/prospectus), through a continuance under Arizona and Bermuda law.

         The reorganization will only be effected at such time as the Board of Directors determines that the costs, particularly the tax cost to our company, resulting from the reorganization are acceptable considering the anticipated benefits.

         5. To transact any other business as may properly come before the meeting or any adjournments of the meeting.

         The Board of Directors has fixed the close of business on April 11, 2002 as the record date for the determination of the holders of our common shares, par value $1.00 per share, entitled to notice of and to vote at the meeting. Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting and may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope or, as indicated on the proxy card, by voting on the Internet or by voting by telephone. At the close of business on April 11, 2002, there were 55,324,307 common shares entitled to vote.

         This proxy statement/prospectus and the accompanying form of proxy are first being sent to holders of the common shares on or about April 15, 2002.

                                TABLE OF CONTENTS

                                                                                                              Page
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
I.       QUESTIONS AND ANSWERS...................................................................................1

II.      THE MEETING.............................................................................................7

III.     ELECTION OF DIRECTORS..................................................................................10

IV.      RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS...................................................26

V.       APPROVAL OF CHARTER AMENDMENT..........................................................................27

VI.      APPROVAL OF REORGANIZATION.............................................................................28

              RISK FACTORS......................................................................................35

              SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA  OF LEUCADIA NATIONAL CORPORATION.................41

              SUMMARY PRO FORMA FINANCIAL INFORMATION...........................................................43

              THE REORGANIZATION................................................................................44

              THE MERGER AGREEMENT AND THE MEMORANDUM OF CONTINUANCE............................................45

              LEUCADIA NATIONAL CORPORATION AND LEUCADIA NATIONAL LIMITED.......................................48

              DESCRIPTION OF AUTHORIZED SHARES OF LEUCADIA NATIONAL LIMITED.....................................49

              COMPARISON OF RIGHTS OF SHAREHOLDERS..............................................................50

              MANAGEMENT OF LEUCADIA NATIONAL LIMITED...........................................................60

              MATERIAL TAX CONSIDERATIONS.......................................................................62

              LEGAL MATTERS.....................................................................................69

              EXPERTS...........................................................................................69

              WHERE YOU CAN FIND MORE INFORMATION...............................................................70

              DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS...................................................71

VII.     ANNUAL REPORT..........................................................................................72

VIII.    PROPOSALS BY SHAREHOLDERS..............................................................................72

ANNEX I - FORM OF AGREEMENT AND PLAN OF MERGER

ANNEX II - FORM OF MEMORANDUM OF CONTINUANCE

ANNEX III - FORM OF BYE-LAWS



FOR NORTH CAROLINA RESIDENTS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS.

                            I. QUESTIONS AND ANSWERS

THE REORGANIZATION
------------------

Q:     Why is the reorganization being proposed?

A: We believe the reorganization will allow us to obtain the benefit of certain tax, business and financial advantages that are not currently available to us. The reorganization should provide us with:

              o the opportunity to improve cash flow and enhance long-term profitability as a result, in significant part, of a reduction in the overall effective tax rate to be paid on our worldwide income, and a more favorable environment for potential future asset sales,

              o a more favorable and flexible corporate structure for the formation and growth of non-U.S. based operations,

              o an enhanced ability to pursue business combinations with non-U.S. entities, and

              o an expansion of our investor base, as our shares may become more attractive to non-U.S. investors.

Q:     How would I benefit from this change?

A: Our principal objective in this reorganization is to enhance shareholder value by increasing our long-term profitability.

Q:     Will I be taxed as a result of this proposal?

A: The reorganization is structured so that it will be tax-free to you. Your tax basis and holding period in your company shares will remain intact.

Q:     Will our company have to pay taxes as a result of the proposal?

A: At the time of the reorganization, Leucadia National Corporation, the parent company of our corporate group, will be treated for U.S. federal income tax purposes as if it sold all of its directly owned assets in a fully taxable transaction in which gains, if any, but not losses will be recognized. As a result, it is anticipated that we (and not you, our shareholders) will pay taxes as a consequence of the reorganization.

Q: Will the reorganization be implemented immediately if shareholder approval is received?

A: We intend to implement the reorganization only if the estimated cost of the reorganization is acceptable given the anticipated benefits. Based on our current estimates of the fair market values of our assets, the amount of our liabilities, the current per share price of our common shares, the tax basis that we have in our assets and our other tax attributes, we expect that the tax cost of the reorganization, if implemented now, could be approximately $315 million as of April 8, 2002. We believe this cost is unacceptably high, considering the anticipated benefits of the reorganization and compared to the tax cost we would otherwise expect to incur if we, instead, actually sold our assets in one or more tax-efficient transactions.

Q: What factors will we consider in deciding when and whether to implement the reorganization?

A: We would consider implementing the reorganization if our estimate of the tax cost declines to a level more commensurate with the amount of tax the company would incur were we to sell all our assets in one or more tax-efficient transactions. Based on and assuming no significant change to our assessment of asset values and the approximate $315 million tax cost that could result from the actual sale of all our assets as of April 8, 2002, we believe that a tax cost of approximately $100 million would be acceptable, given the anticipated benefits of the reorganization; we


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

       believe this reduced estimated tax cost would occur if our market capitalization declines by $615 million, our liabilities decrease by $615 million, or the tax basis of our assets increases by $615 million, or upon some combination thereof, recognizing that changes in two or more of these factors could have an offsetting impact on the calculation of this tax cost. If, however, there are significant changes to our asset configuration, our tax profile and/or our assessment of asset values and the tax cost that would be incurred if we were to sell all our assets in tax-efficient transactions, then our determination of the tax cost at which the reorganization would be implemented could increase above $100 million, perhaps significantly. In addition and in any event, prior to implementing the reorganization, we will continue to monitor changes in these considerations as well as changes in our share ownership and other relevant factors, including any legislative and administrative developments as they relate to the risk of additional costs at the time of or after the reorganization for us or for our shareholders.

Q:     Will shareholder approval, if received, be effective indefinitely?

A: No. If the Board of Directors has not determined to implement the reorganization before the 2005 annual meeting of shareholders, management will either abandon the reorganization or resubmit it for shareholder approval at the 2005 annual meeting of shareholders. In addition, the Board of Directors may determine to abandon the reorganization for other reasons deemed to be in our best interests and/or the best interests of our shareholders.

Q: Will the Internal Revenue Service accept our determination of our tax liability?

A: The Internal Revenue Service is not obliged to accept our determination or the methodologies we use.

Q: Has the Internal Revenue Service rendered an opinion on the reorganization?

A: We are not requesting any ruling or expression of views from the Internal Revenue Service, as the reorganization is fully taxable to us to the extent of any gains. With respect to our shareholders, our counsel has rendered an opinion that the reorganization is not taxable to you. See "Material Tax Considerations."

Q:     Why was Bermuda selected as the new domicile for our company?

A: We chose Bermuda for its political stability and its legal framework. There are currently many companies that are domiciled in Bermuda and publicly traded on U.S. and European markets. In addition, the corporate legal system in Bermuda is based on English legal principles. Under current Bermuda law, a Bermuda company is not required to pay taxes in Bermuda on income, including capital gains.

Q: Were any alternatives considered to effectuate the reorganization of the company?

A: The company evaluated variations in the basic structure of the reorganization. We believe, based on advice from management and its outside advisors, that the proposed structure of the reorganization is the best structure to provide the advantages we are seeking, without substantial operational or financial risks. No assurances can be given, however, that the reorganization will be consummated or that if consummated the anticipated benefits of the reorganization will be realized.

Q: Will the proposal affect our current operations and jobs? What about the future?

A: This reorganization will have limited immediate effect on our current U.S. or foreign operations or employees. In the future, we may form Bermuda and/or other foreign domiciled subsidiaries, at which point we can expect to have employees and operations in Bermuda and/or other jurisdictions outside of the United States. As we grow, locations of future operations will be chosen based on the needs of the business, which we expect to address independently from where we are legally domiciled.



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

Q:     Will the reorganization affect our dividend policy?

A: No. As is currently the case, the payment of any future cash dividends on the Leucadia National Limited common shares will necessarily be dependent upon the earnings and financial needs of Leucadia National Limited, along with applicable legal and contractual restrictions.

Q: What effect will the reorganization have on management and director compensation?

A: We do not anticipate any significant changes to management and director compensation levels resulting from the reorganization. However, the form of certain future incentive compensation may change as a result of the reorganization.

Q: What significant changes will be made to our organizational documents as a result of the reorganization?

A:     o      our Board of Directors will be empowered to mandatorily redeem shares from a shareholder at fair market value if it determines that share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders,

       o generally, the voting rights of our shareholders will be limited to 9.9% regardless of the number of common shares owned. For this purpose, each shareholder will be treated as owning common shares that are owned directly, indirectly, beneficially or constructively, all as determined under the controlled foreign corporation rules of the Internal Revenue Code and applicable Treasury regulations. Initially, this 9.9% voting limitation will not be applicable to Ian M. Cumming or Joseph S. Steinberg, any foundation or trust established by either Mr. Cumming or Mr. Steinberg, and/or any affiliate or associate of any of them or any group of which any of them is a part (each a "Cumming Entity" or "Steinberg Entity," and collectively, the "Cumming Entities" and the "Steinberg Entities," as the case may be) with respect to any matter to be submitted to shareholders. However, if we acquire a foreign insurance company, the voting rights of all Cumming Entities considered together and all Steinberg Entities considered together would be limited in each case to 9.9% with respect to the election of directors, unless the voting limitation is unnecessary or the Board of Directors determines, and Mr. Cumming and Mr. Steinberg agree, to allow us or the insurance company to be considered a controlled foreign corporation. This provision, to some extent in conjunction with the 1% ownership restriction described immediately below, is intended to prevent us and any of our current or future foreign subsidiaries from being characterized as a controlled foreign corporation, which could cause U.S. persons owning or treated as owning 10% or more of our shares to suffer adverse U.S. tax consequences.

       o generally, no shareholder will be able to own 1% or more of our common shares. However, if a shareholder already owns more than 1% of our common shares immediately preceding the effective date of the reorganization, that shareholder may continue to own those shares, but may not, without the company's consent, increase its common share ownership above what it owns on that date. For purposes of this restriction, each shareholder will be treated as owning our common shares if they are owned directly, indirectly, beneficially or constructively, all as determined under the foreign personal holding company rules of the Internal Revenue Code and the applicable Treasury regulations. Our Board of Directors will have the ability to waive this limitation on a case by case basis. This provision is intended to prevent us and any of our current and future foreign subsidiaries from being characterized as foreign personal holding companies, which would cause all U.S. persons owning or treated as owning our shares to suffer adverse U.S. tax consequences. Generally, the U.S. tax law characterizes a foreign corporation as a foreign personal holding company if five or fewer U.S. individuals own, including indirectly and through attribution, more than 50% of the foreign corporation's vote or value, and the corporation's passive-type income exceeds certain thresholds for a given year. You should note that expansive attribution rules apply under the tax law with regard to the 50% ownership test, including a provision that treats shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust as owned proportionately by its shareholders, partners or beneficiaries. In addition, the attribution rules treat an individual as owning the shares owned directly or indirectly by the individual's partners and specified family members,

       o our New York charter currently generally restricts the accumulation of 5% or more of our common shares, a restriction adopted to preserve the use of our tax attributes. This charter restriction will not be included in the organizational documents of Leucadia National Limited,

       o under New York law, a merger, consolidation, or dissolution of our company, or any sale, lease, exchange or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of one-half of all outstanding shares (if the charter amendment is approved) or two-thirds of all outstanding shares (if the charter amendment is not approved); under Bermuda law and the Bermuda bye-laws, any such transaction must be approved by the affirmative vote of a majority of the shares voted,

       o unless otherwise provided by law, our Bermuda bye-laws will only be permitted to be amended with both the prior approval of the Board of Directors and approval by the holders of a majority of the shares voting on the amendment, and

       o under Bermuda law, shareholders' rights to bring derivative suits will be more limited.

Q:     Why is Arizona involved in the proposal?

A: New York does not provide for a procedure to move our domicile to a non-U.S. jurisdiction in the manner proposed. Going through a state such as Arizona, which does provide for a move to a foreign jurisdiction, is the only practical way to accomplish this step in the reorganization. Our merger with and into Leucadia National Corporation-Arizona will occur only if the change of domicile to Bermuda is to occur immediately after that merger.

Q:     What shareholder vote is required to approve the reorganization?

A: If the proposed charter amendment is approved, which will require favorable votes from a majority of all outstanding common shares, then we will need favorable votes from a majority of all outstanding shares to approve the reorganization. If the proposed charter amendment is not approved, we will need favorable votes from two-thirds of all outstanding common shares to approve the reorganization. Shares for which no votes are cast will be treated as though they were voted against the reorganization, so it is very important for all shareholders to vote.

Q: Won't this proposal add another level of cost and complexity to our operations that will be distracting to management?

A: Short term, there will be some additional financial and legal requirements; however, we don't expect these requirements or the related costs to be material or burdensome. On a long-term basis, we expect the reorganization will enhance our future profitability.

Q:     Do I have to exchange my share certificates?

A: Not at this time. If the reorganization becomes effective, you will receive a transmittal form with instructions on how to exchange your existing share certificates for Leucadia National Limited common share certificates.

Q: What if I want to buy or sell shares during the time it takes us to become domiciled in Bermuda?

A: The reorganization should have no impact on your ability to trade your shares during this time period.

Q: Will our shares remain listed on the New York Stock Exchange after the reorganization?

A: We currently expect that our shares will continue to trade on the New York Stock Exchange under the symbol "LUK."

Q:     Will a dissenting shareholder be entitled to dissenters' rights?

A: No. Pursuant to the New York Business Corporation Law and the Arizona Business Corporation Act, the holders of our shares will not have dissenters' appraisal rights in connection with the reorganization.

Q:     What should I do now to vote?

A: You should indicate on your proxy card how you want to vote and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting. You can also attend the annual meeting and vote in person.

Q: If my broker holds my shares in "street name," will my broker vote my shares for me?

A: No. You must instruct your broker how to vote your shares or else your broker will not vote your shares. Follow your broker's directions as to the procedure for voting your shares.

Q:     Can I change my vote after I grant my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in the manner described under "The Meeting--Voting and Revocation of Proxies."

Q:     Whom do I contact with further questions?

A: Please call our proxy solicitor and information agent, Innisfree M&A Incorporated, toll free at (888) 750-5834, or us at (212) 460-1950.

THE CHARTER AMENDMENT
---------------------

Q:     Why is the charter amendment being proposed?

A: Currently, under New York law, a vote of two-thirds of the voting power of our shareholders is required to authorize a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of our assets. The charter amendment would permit authorization of these transactions by a vote of a majority of the voting power, consistent with the requirements of corporations organized in New York after 1998 and corporations in numerous other states.

Q:     What are the advantages of the proposal?

A:     We believe this amendment is advisable because it will:

       o give us greater flexibility in approving any of the specified transactions, including, but not limited to, approval of the proposed reorganization of the company to Bermuda being considered at the annual meeting,

       o limit the ability of a minority of the shareholders to block a transaction approved by the majority,

       o make it easier to solicit the required positive votes to approve any of these transactions, and

       o make applicable to us the same voting requirements that are applicable to New York corporations formed since 1998. Many states, including Delaware, the jurisdiction of incorporation of


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

              many major corporations, only require a majority vote unless a company's certificate of incorporation provides to the contrary.

       We believe that the charter amendment is important to maintaining our flexibility to restructure the company, especially if the proposed reorganization to Bermuda is not implemented or its implementation is significantly delayed, and that it better aligns our governance structure with that of many other corporations.

Q:     Are there other impacts of the proposal?

A: Mr. Ian M. Cumming, our chairman, and Mr. Joseph S. Steinberg, our President, together with certain family members and trusts beneficially own (excluding warrants to purchase common shares) approximately 33.6% of our common shares outstanding on the record date. If the charter amendment is approved, only an additional 16.4% of the common shares outstanding will be required to approve the reorganization, or any other merger, consolidation, sale, lease exchange or other disposition of all or substantially all of our assets, in addition to the common shares beneficially owned by them. If the charter amendment is not approved, approval of the these transactions will require an additional affirmative vote of 33.1% of the common shares outstanding on the record date, in addition to those beneficially owned by them. As a result, approval of the charter amendment will increase the ability of Messrs. Cumming and Steinberg to implement these extraordinary corporate transactions.
















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

                                 II. THE MEETING

Date, Time and Place

         The annual meeting will be held on May 14, 2002, at 10:00 a.m., local time, at Credit Suisse First Boston, 11 Madison Avenue, Level 2B Auditorium, New York, New York.

Matters to Be Considered

         At the meeting, shareholders will be asked to consider and vote to elect six directors, to ratify the selection of independent accountants, to approve the proposed charter amendment and to approve the proposed corporate reorganization whereby we would change our domicile from New York to Bermuda. See "ELECTION OF DIRECTORS," "RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS", "APPROVAL OF CHARTER AMENDMENT" and "APPROVAL OF REORGANIZATION." The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote

         Shareholders as of the record date, i.e., the close of business on April 11, 2002, are entitled to notice of and to vote at the meeting. As of the record date, there were 55,324,307 common shares outstanding and entitled to vote, with each share entitled to one vote.

Required Votes

         Election of Directors. Under New York law, the affirmative vote of the holders of a plurality of the common shares voted at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for the nominee, including broker non-votes, will not be counted toward the nominee's achievement of a plurality.

         Selection of Accountants. The ratification of the selection of PricewaterhouseCoopers LLP as independent accountants is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted at the meeting, the Board of Directors will reconsider the selection of independent accountants. If the shareholders ratify the selection, the Board of Directors, in its discretion, may still direct the appointment of new independent accountants at any time during the year if we believe that this change would be in our and our shareholders' best interests. Abstentions and broker non-votes are not counted in determining the votes cast in connection with the ratification of accountants, but do have the effect of reducing the number of affirmative votes required to achieve a majority for this matter by reducing the total number of shares from which the majority is calculated.

         Approval of Charter Amendment. Approval of the charter amendment requires the affirmative vote of the holders of a majority of the outstanding common shares. Abstentions and broker non-votes will be treated as votes against the proposal to approve the charter amendment.

         Approval of Reorganization. If the charter amendment is approved, approval of the reorganization will require the affirmative vote of the holders of a majority of the outstanding common shares. If the charter amendment is not approved, approval of the reorganization will require the affirmative vote of the holders of two-thirds of the outstanding common shares. Abstentions and broker non-votes will be treated as votes against the proposal to approve the reorganization.

         Ian M. Cumming, Chairman of the Board of Directors of our company, beneficially owns 9,635,102 or approximately 17.4% of the common shares outstanding at the record date, excluding 370,000 common shares which Mr. Cumming and his family currently have the right to acquire upon the exercise of warrants. Joseph S. Steinberg, a Director and President of our company, beneficially owns 8,940,389 or approximately 16.2% of the common shares outstanding at the record date, excluding 400,000 common shares which Mr. Steinberg currently has the right to acquire upon exercise of warrants. Two trusts for the benefit of Mr. Steinberg's children beneficially own 1,107,646 or approximately 2.0% of the common shares outstanding at the record date. Mr. Steinberg disclaims beneficial ownership of the common shares held by these trusts. The Cumming Foundation, a private charitable foundation established by Mr. Cumming, beneficially owns 106,209 or approximately .2% of the common shares outstanding at the record date. In addition, the Joseph S. and Diane H. Steinberg 1992 Charitable Trust, a private charitable foundation established by Mr. Steinberg, beneficially owns 168,058 or approximately .3% of the common shares outstanding at the record date. Mr. Cumming and Mr. Steinberg each disclaims beneficial ownership of the common shares held by their private charitable foundations. Messrs. Cumming and Steinberg have advised us that they intend to cause all common shares that they beneficially own and all common shares beneficially owned by their charitable foundations to be voted in favor of: (1) each nominee named herein; (2) ratification of the selection of independent accountants; (3) the proposed charter amendment; and (4) the proposed reorganization. In addition to Messrs. Cumming and Steinberg, all our other directors and officers beneficially own approximately .5% of the common shares outstanding at the record date.

Voting and Revocation of Proxies

         Shareholders are requested to vote by proxy in one of three ways:

              o Use the toll-free telephone number shown on your proxy card;

              o Visit the Internet website at www.voteproxy.com and follow the on-screen instructions; or

              o Mail, date, sign and promptly return your proxy card in the enclosed postage prepaid envelope.

         Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. If instructions are not given, proxies will be voted for election of each nominee for director named, for ratification of the selection of independent accountants, for approval of the proposed charter amendment and for approval of the proposed reorganization.

         Voting instructions, including instructions for both telephonic and Internet voting, are provided on the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders' instructions have been recorded properly. A control number, located on the proxy card, will identify shareholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder. If you do vote by Internet or telephone, it will not be necessary to return your proxy card.

         If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

         If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.



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

         Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of our company, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

Proxy Solicitation

         We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the meeting. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $12,500. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Accountants

         We have been advised that representatives of PricewaterhouseCoopers LLP, our independent accountants for 2001, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                           III. ELECTION OF DIRECTORS

         At the meeting, six directors are to be elected to serve until the next meeting or until their successors are elected and qualified. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the six nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose. The following information is as of April 11, 2002.

Name and present position,            Age, period served as director, other business experience
if any, with the company              during the last five years and family relationships, if any
------------------------              -----------------------------------------------------------
Ian M. Cumming,
   Chairman of the Board..............Mr. Cumming, 61, has served as a director and our Chairman of the Board since
                                      June 1978.  In addition, he is a director of Allcity Insurance Company and MK
                                      Gold Company and he is Chairman of the Board of The FINOVA Group Inc.
                                      Allcity, one of our subsidiaries, is a property and casualty insurer.  MK
                                      Gold, another of our subsidiaries, is an international mining company.  FINOVA is a middle market lender, in which we have an indirect 25% equity interest.
                                      Mr. Cumming is also a director of Skywest, Inc., a Utah-based regional air carrier, HomeFed Corporation, a publicly held real estate development company, and Carmike Cinemas, Inc., a publicly held motion picture exhibitor in the
                                      United States, in which we have an approximate 11% equity interest.

Paul M. Dougan........................Mr. Dougan, 64, has served as a director since May 1985.  He has been a director and President and Chief Executive Officer of Equity Oil Company, a
                                      company engaged in oil and gas exploration and production, since January
                                      1994.  Prior to that time, he served as corporate secretary and manager of corporate development of Equity Oil since May 1968.

Lawrence D. Glaubinger................Mr. Glaubinger, 76, has served as a director since May 1979.  Mr. Glaubinger is a private investor.  He was Chairman of the Board of Stern & Stern
                                      Industries, Inc., a New York corporation, which primarily manufactures and sells industrial textiles, from November 1977 through 2000.  He has also been
                                      President of Lawrence Economic Consulting Inc., a management consulting firm, since January 1977.  Mr. Glaubinger is a director of Marisa Christina Inc., an importer of women's clothing.

James E. Jordan.......................Mr. Jordan, 58, has served as a director since February 1981.  Mr. Jordan is a private investor.  From October 1986 to June 1997, he was President of The
                                      William Penn Corporation, a holding company for an investment advisor to the
                                      William Penn family of mutual funds.  During that period, we beneficially owned approximately 19.7% of the common stock of William Penn.  Mr. Jordan is a director of First Eagle SoGen family of mutual funds, JZ Equity Partners
                                      Plc., a British investment trust company, and Allcity, one of our subsidiaries.

Jesse Clyde Nichols, III..............Mr. Nichols, 62, has served as a director since June 1978.  Mr. Nichols is a private investor.  He was President, from May 1974 through 2000, of Crimsco,
                                      Inc., a manufacturing company.


                                       10

Name and present position,            Age, period served as director, other business experience
if any, with the company              during the last five years and family relationships, if any
------------------------              -----------------------------------------------------------

Joseph S. Steinberg, President........Mr. Steinberg, 58, has served as a director since December 1978 and as our
                                      President since January 1979. He is also a director of MK Gold, FINOVA, Jordan
                                      Industries, Inc., a public company, of which we beneficially own approximately
                                      10% of the common stock, which owns and manages manufacturing companies, and
                                      White Mountains Insurance Group, Ltd., a publicly traded insurance holding company in which we have a less than 5% equity interest. In addition, Mr.
                                      Steinberg is Chairman of the Boards of HomeFed and Allcity.

                       The Board of Directors recommends a vote FOR the above-named nominees.


                             INFORMATION CONCERNING
                   THE BOARD OF DIRECTORS AND BOARD COMMITTEES

Meetings and Committees

         During 2001, the Board of Directors held five meetings and took action on numerous other occasions.

         The Board of Directors has a standing Audit Committee, Executive Committee, Employee Benefits Committee, Option Committee and Nominating Committee.

         The functions of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including selecting our outside accountants and reviewing the financial reports and other financial information provided by us to governmental or regulatory bodies, the public or other users, our systems of internal accounting and financial controls and the annual independent audit of our financial statements. During 2001, the Chairman of the Audit Committee met three times with our management and outside accountants, and the Audit Committee as a whole met with management and the outside accountants once and took action on one other occasion. The Board of Directors has adopted a charter for the Audit Committee, which was attached as Annex A to our 2001 proxy statement. The Audit Committee consists of Messrs. Jordan (Chairman), Nichols and Glaubinger. All members of the Audit Committee are "independent" under the rules of the New York Stock Exchange currently applicable to us. See "Audit Committee Report" below. The information contained in this proxy statement/prospectus with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

         The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of our business at such times as the full Board of Directors is unavailable. The Executive Committee, which did not meet during 2001, consists of Messrs. Cumming (Chairman), Steinberg, Jordan and Glaubinger.

         The functions of the Employee Benefits Committee are to review compensation of the Chairman of the Board and President, and employee benefit and incentive plans, including the Senior Executive Annual Incentive Bonus Plan and the Senior Executive Warrant Plan. The Employee Benefits Committee met once during 2001. The Employee Benefits Committee consists of Messrs. Nichols (Chairman) and Jordan.

         The function of the Option Committee is to administer the terms of our 1999 Stock Option Plan. The Option Committee, which did not meet during 2001, consists of Messrs. Jordan (Chairman), Glaubinger and Nichols.

         The function of the Nominating Committee is to consider and present to the Board of Directors its nominations for our officers and directors. The Nominating Committee took action on one occasion during 2001 and consists of Messrs. Jordan (Chairman), Dougan and Nichols.

         A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder's intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders. The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder's nominees, and the consent of each nominee to serve as a director of the company if so elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the company. We did not receive any nominations from shareholders for election as directors at the meeting.

         All directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served.

                  PRESENT BENEFICIAL OWNERSHIP OF COMMON SHARES

         Set forth below is certain information as of April 11, 2002 with respect to the beneficial ownership of common shares by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under "Executive Compensation," (4) two trusts for the benefit of Mr. Steinberg's children and the private charitable foundations established by Mr. Cumming and Mr. Steinberg, and (5) all of our executive officers and directors as a group. Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 315 Park Avenue South, New York, New York 10010.

                                                                              Number of Shares
Name and Address                                                                and Nature of               Percent
of Beneficial Owner                                                         Beneficial Ownership            of Class
-------------------                                                         --------------------            --------
Group consisting of
 Carl Marks & Co., Inc., Robert
 Davidoff, Edwin S.
 Marks, Nancy A.
 Marks, Boas GRAT
 No. 1 Trust, Marks
 Family Foundation,
 Marjorie M. Boas,
 Mark Claster and
  Andrew Boas (a)(b)..............................................               3,199,984                    5.8%
Ian M. Cumming....................................................              10,005,102  (c)(d)           18.0%
Paul M. Dougan....................................................                   2,975  (e)               *
Lawrence D. Glaubinger............................................                  80,250  (f)                .1%
James E. Jordan...................................................                  34,250  (g)               *
Barbara L. Lowenthal..............................................                   6,000  (h)               *
Thomas E. Mara....................................................                  10,000  (i)               *
Jesse Clyde Nichols, III..........................................                  63,189  (g)                .1%
Joseph A. Orlando.................................................                  12,356  (i)               *
H.E. Scruggs......................................................                   8,200  (j)               *
Joseph S. Steinberg...............................................               9,340,389  (d)(k)           16.8%
The Steinberg Children Trusts.....................................               1,107,646  (l)               2.0%
Cumming Foundation ...............................................                 106,209  (m)                .2%
The Joseph S. and Diane H. Steinberg
    1992 Charitable Trust.........................................                 168,058  (n)                .3%
All directors and executive officers
     as a group (10 persons)......................................              19,613,961  (o)              34.9%

-------------------

* Less than .1%.

(a) The business address of this beneficial owner is c/o Carl Marks & Co., Inc., 135 East 57th Street, New York, New York 10022.

(b) Based upon Amendment No. 1 to a Statement on Schedule 13D dated December 1, 1992 filed by Carl Marks & Co., Inc., Robert Davidoff, Edwin S. Marks, Nancy A. Marks, Boas GRAT No. 1 Trust, Marks Family Foundation, Marjorie
       M. Boas, Mark Claster and Andrew Boas and information provided by Carl Marks & Co., Inc.

(c) Includes (1) 120,312 (.2%) common shares beneficially owned by Mr. Cumming's wife (directly and through trusts for the benefit of Mr. Cumming's children of which Mr. Cumming's wife is trustee) as to which Mr. Cumming may be deemed to be the beneficial owner and (2) 370,000 (.7%) common shares which Mr. Cumming and his family currently have the right to acquire upon exercise of warrants.

(d) Messrs. Cumming and Steinberg have an oral agreement pursuant to which they will consult with each other as to the election of a mutually acceptable Board of Directors of the company.

(e) Consists of (1) 2,875 common shares that may be acquired upon the exercise of currently exercisable stock options and (2) 100 (less than .1%) common shares owned by Mr. Dougan's wife as to which Mr. Dougan disclaims beneficial ownership.

(f) Includes 2,250 common shares that may be acquired upon the exercise of currently exercisable stock options.

(g) Includes 4,250 common shares that may be acquired upon the exercise of currently exercisable stock options.

(h) Includes 6,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(i) Includes 10,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(j) Includes 8,000 common shares that may be acquired upon the exercise of currently exercisable stock options.

(k) Includes (1) 46,400 (less than .1%) common shares beneficially owned by Mr. Steinberg's wife and daughter and 2,678,808 (4.8%) common shares held in a family trust as to which Mr. Steinberg may be deemed to be the beneficial owner and (2) 400,000 (.7%) common shares which Mr. Steinberg currently has the right to acquire upon exercise of warrants.

(l) Mr. Steinberg disclaims beneficial ownership of the common shares held by the Steinberg Children Trusts.

(m) Mr. Cumming is a trustee and President of the foundation and disclaims beneficial ownership of the common shares held by the foundation.

(n) Mr. Steinberg and his wife are the trustees of the foundation. Mr. Steinberg disclaims beneficial ownership of the common shares held by the foundation.

(o) Includes (1) 100 common shares owned of record by the spouse of a director of the company as to which the director disclaims beneficial ownership; (2) 770,000 common shares that may be acquired by Messrs. Cumming and Steinberg or their respective family members pursuant to the exercise of currently exercisable warrants; (3) 13,625 common shares that may be acquired by directors pursuant to the exercise of currently exercisable stock options; and (4) 32,000 common shares that may be acquired by certain officers pursuant to the exercise of currently exercisable stock options. Does not include Mr. Scruggs, who resigned as an executive officer on December 28, 2001.

       As of April 8, 2002, Cede & Co. held of record 34,724,223 common shares (approximately 62.8% of the total number of common shares outstanding). Cede & Co. held such shares as a nominee for broker-dealer members of The Depository Trust Company, which conducts clearing and settlement operations for securities transactions involving its members.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The following table sets forth information in respect of the compensation of our Chairman of the Board, our President, each of our other three most highly compensated current executive officers in 2001, and one former executive officer for services in all capacities to us and our subsidiaries in 2001, 2000 and 1999.

                                                                                            Long-Term
                                                     Annual Compensation                  Compensation
                                      --------------------------------------------------- -------------- -------------
                                                                                           Options/
                                                                                           --------
Name and Principal                                                       Other Annual      Warrants      All Other
                                                                         ------------      --------      ---------
   Position(s)               Year         Salary            Bonus        Compensation    (# of shares)  Compensation
   -----------               ----         ------            -----        ------------    -------------  ------------
Ian M. Cumming,              2001         $ 582,788     $   17,742(1)       $393,806(3)         --        $ 135,419(5)

Chairman of the Board        2000           568,547      1,317,225(2)        457,872(3)      400,000        123,734
                             1999           557,059      2,620,558(2)        206,559(3)         --           91,998


Joseph S. Steinberg,         2001         $ 582,788     $   17,742(1)       $572,810(3)         --         $120,415(5)
President                    2000           568,547      1,317,225(2)        843,037(3)      400,000        116,492
                             1999           557,059      2,620,558(2)        415,203(3)         --           80,325

Thomas E. Mara,              2001         $ 275,000     $  383,250          $    --             --          $33,600(5)
Executive Vice               2000           270,000        533,100               --           25,000         22,100
President and Treasurer      1999           265,000      2,994,413           549,585(4)         --           11,672


Joseph A. Orlando,           2001         $ 210,000     $  281,300          $    --             --          $19,100(5)
Vice President and           2000           205,000        406,150               --           25,000         17,600
Chief Financial Officer      1999           200,000        613,167           304,647(4)         --           18,000


Barbara L. Lowenthal,        2001         $ 173,000     $  185,190          $    --             --          $ 5,100(5)
Vice President and           2000           168,000        273,040               --           15,000          5,100
Comptroller                  1999           163,000        382,099            63,609(4)         --            4,000


H.E. Scruggs,                2001         $ 179,448     $  280,400          $    --             --          $ 5,100(5)
Vice President (6)           2000           174,038        485,250               --           20,000          5,100

----------------------

   (1) Represents annual year-end bonus, based on a percentage of salary, paid to all employees. Generally, the Employee Benefits Committee of the Board of Directors would consider the payment of a 2001 performance bonus to each of Messrs. Cumming and Steinberg at the Board of Directors meeting to be held following the 2002 annual meeting. However, Mr. Cumming and Mr. Steinberg have advised the Board of Directors that they have waived the right to receive any bonus for 2001 that would otherwise be payable to them under the Company's Senior Executive Annual Incentive Bonus Plan or otherwise. See "Report of the Compensation Committee of the Board of Directors--Compensation of Messrs. Cumming and Steinberg."

   (2) Represents annual performance bonus paid to Messrs. Cumming and Steinberg under the Senior Executive Annual Incentive Bonus Plan. See "Report of the Compensation Committee of the Board of Directors--Compensation of Messrs. Cumming and Steinberg." Also includes annual year-end bonus, based on a percentage of salary, paid to all employees.

   (3) Consists of non-cash compensation valued in accordance with the disclosure rules of the Securities and Exchange Commission, as follows: personal use of corporate aircraft (Mr. Cumming: $393,806 in 2001,

         $457,872 in 2000 and $206,559 in 1999, and Mr. Steinberg: $572,810 in
         2001, $843,037 in 2000 and $415,203 in 1999). The value of the non-cash compensation may differ for federal tax purposes. Pursuant to the terms of deferred compensation agreements between the company and Mr. Steinberg, Mr. Steinberg reimbursed the company for the federal tax value of his 2000 non-cash compensation ($406,055) as well as his 1999 non-cash compensation ($239,041). For information concerning Mr. Steinberg's deferred compensation agreements and certain additional compensation paid to him, see "Report of the Compensation Committee of the Board of Directors" below.

   (4) Represents amounts paid in respect of cancellation of options held by each person as described below and includes amounts in respect of taxes attributable to these payments as follows: Mr. Mara, $144,585, Mr. Orlando, $80,147 and Ms. Lowenthal, $16,734.

         On April 1, 1999, the company declared a cash dividend on the common shares in the amount of $12.00 per share. In connection with the dividend, and to comply with the terms of a ruling from the Internal Revenue Service related to the dividend, the company offered to pay to each holder of outstanding options in cancellation of all options held an amount equal to the spread between the exercise price of the holder's options and $32.875 (the higher of (1) $32.875 and (2) the average closing price of a share of our common stock on the New York Stock Exchange for the five trading days following the public announcement of the dividend), multiplied by the number of common shares subject to options held by the holder. Additional amounts were paid to option holders, other than non-employee directors, to reimburse them for certain tax costs attributable to the option cancellation. Holders of all outstanding options accepted the company's offer. Upon declaration of the dividend, all options were cancelled. Payments in respect of the cancellation of the options were made to directors on April 12, 1999 and to all other employees on April 14, 1999.

   (5) Includes the annual premium on a term life insurance policy paid by the company for the benefit of each person ($10,645 for Mr. Cumming and $2,815 for Mr. Steinberg), directors' fees from affiliates of the company ($119,674 for Mr. Cumming, $112,500 for Mr. Steinberg, $28,500 for Mr. Mara and $14,000 for Mr. Orlando) and a $5,100 contribution made by the company to a defined contribution 401(k) plan on behalf of each named person. Omits the annual premium or certain term life insurance paid by the company as described under "Certain Relationships and Related Transactions."

   (6) Mr. Scruggs became an executive officer of the company on March 6, 2000. He subsequently resigned as an executive officer on December 28, 2001.

                 Aggregate Option/Warrant Exercises in 2001 and
                     Option/Warrant Values at Year End 2001

         The following table provides information as to options and warrants exercised by each of the named executives in 2001 and the value of options and warrants held by the executives at year end measured in terms of the last reported sale price for the common shares on December 31, 2001, ($28.87, as reported on the New York Stock Exchange Composite Tape).

                                                                                             Value of Unexercised
                                                                     Number of Unexercised       In-the-Money
                                                                       Options/Warrants        Options/Warrants
                                                                     at December 31, 2001    at December 31, 2001
                            Number of Shares                         --------------------    --------------------
                          Underlying Options/                            Exercisable/            Exercisable/
Name                       Warrants Exercised      Value Realized        Unexercisable           Unexercisable
----                       ------------------      --------------        -------------           -------------
Ian M. Cumming                     --                    --          370,000/0              $1,820,400(1)/$0
Joseph S. Steinberg                --                    --          400,000/0              $1,968,000(1)/$0
Thomas E. Mara                     --                    --          5,000/20,000           $31,225/$124,900
Joseph A. Orlando                  --                    --          5,000/20,000           $31,225/$124,900
Barbara L. Lowenthal               --                    --          3,000/12,000           $18,735/$74,940
H.E. Scruggs                       --                    --          4,000/16,000           $24,980/$99,920

-------------------
(1) To the extent Mr. Cumming or Mr. Steinberg (a) terminates his employment or is terminated "for cause" before May 16, 2002, the second anniversary of the grant date of these warrants, and (b) the warrants are exercised, penalty fees will be imposed.


                                 Retirement Plan

         We and certain of our affiliated companies maintain a retirement plan, as amended and restated effective December 31, 1995, for certain of our employees and employees of these affiliated companies. The retirement plan is intended to qualify under the provisions of Section 401 of the Internal Revenue Code of 1986. Participants are not required to make any contributions under the retirement plan. Benefit accruals under the retirement plan were frozen effective December 31, 1998. Employees who were not participants in the retirement plan on December 31, 1998 are not eligible to participate in the retirement plan.

         The retirement plan contains provisions for optional forms of payment and provides that the normal form of benefit in the case of a married participant is a benefit actuarially equivalent to an annuity for the life of the participant payable in the form of a 50% joint and survivor annuity for the participant and his spouse.

         Generally, a participant employed by us with 10 or more years of service, who is age 55 or over, but less than age 65, and who has retired from employment with us or a participating affiliate, may elect to receive an early retirement benefit. A participant with less than 10 years of service or who is under age 55, who has terminated employment with us or a participating affiliate, may elect to receive an early deferred vested benefit. The amount of the benefits are actuarially reduced to reflect payment before age 65.

         The projected annual retirement benefits under the retirement plan of the executive officers named in the Summary Compensation Table, expressed in the form of a straight-life annuity with no reduction for early commencement are estimated as follows:

                           Ian M. Cumming........................     $25,394
                           Joseph S. Steinberg...................      25,394
                           Thomas E. Mara........................      25,394
                           Joseph A. Orlando.....................      27,451
                           Barbara L. Lowenthal..................      10,344
                           H.E. Scruggs..........................       7,933

         We and certain of our affiliated companies maintain a 401(k)/profit sharing plan for certain of our employees and employees of these affiliated companies. The profit sharing plan is entitled to qualify under the provisions of the Internal Revenue Code. Participants may make pre-tax and/or after-tax contributions to the plan and we will match a portion of an eligible participant's pre-tax contributions. The profit sharing plan also provides a quarterly contribution for eligible participants equal to a percentage of eligible compensation determined on the basis of age and service.

                              Employment Agreements

         We have employment agreements with Messrs. Cumming and Steinberg that provide for Mr. Cumming's employment as our Chairman of the Board and Chief Executive Officer and for Mr. Steinberg's employment as our President and Chief Operating Officer through June 30, 2005 at annual salaries of $500,000, subject to cost-of-living adjustments, plus any additional compensation as may be voted by the Board of Directors. Messrs. Cumming and Steinberg are entitled to participate in all of our incentive plans and those of our other subsidiary and affiliated companies. We have also agreed to carry at our expense term life insurance policies on their lives in the amount of $1,000,000 each, payable to the beneficiaries as each of Messrs. Cumming and Steinberg shall designate. Under the agreements, if (1) there is a change in control of the company; (2) if either the employment of Messrs. Cumming or Steinberg is terminated by us without cause; or (3) Messrs. Cumming or Steinberg terminates his employment within one year of certain occurrences, such as the appointment or election of another person to his office, the occurrence of the aggregate compensation and other benefits to be received by him for any twelve full calendar months falling below 115% of that received by him during the comparable preceding period, or a change in the location of his principal place of employment, Messrs. Cumming or Steinberg will receive a severance allowance equal to the remainder of the aggregate annual salary, as adjusted for increases in the cost of living, that he would have received under his employment agreement. In addition, we or our successors will continue to carry through the scheduled termination of the employment agreements the life insurance payable to the beneficiaries of Messrs. Cumming and Steinberg.

         For information concerning deferred compensation agreements between us and Mr. Steinberg, see "Report of the Compensation Committee of the Board of Directors" below.

                            Compensation of Directors

         Directors who are also our employees receive no remuneration for services as a member of the Board of Directors or any committee of the Board of Directors. In 2001, each director who was not our employee received a retainer of $24,000 plus $500 for each meeting of the Board of Directors and $300 for each meeting of a committee of the Board of Directors ($400 if a committee chairman) that he attended. In addition, under the terms of the 1999 Stock Option Plan, each non-employee director is automatically granted options to purchase 1,000 common shares on the date on which the annual meeting of our shareholders is held each year. The purchase price of the common shares covered by the options is the fair market value of the common shares on the date of grant. These options become exercisable at the rate of 25% per year commencing one year after the date of grant. As a result of this provision, options to purchase 1,000 common shares at an exercise price of $33.14 per common share were awarded to each of Messrs. Dougan, Glaubinger, Jordan and Nichols on June 6, 2001.

         For additional information, see "Certain Relationship and Related Transactions" below.

                                 Indemnification

         Pursuant to contracts of insurance dated October 1, 2000 with National Union Fire Insurance Company of Pittsburgh, Pennsylvania, 175 Water Street, New York, New York 10038, Twin City Fire Insurance Company, Hartford Plaza, Hartford, Connecticut 06115, and Greenwich Insurance Company, c/o Executive Liability Underwriters, One Constitution, 16th Floor, Hartford, Connecticut 06103, we maintain a combined $30,000,000 indemnification insurance policy covering all of our directors and officers and our named subsidiaries. The annual premium for the insurance is approximately $520,000. During 2001, no payments were received under our indemnification insurance.

                 Certain Relationships and Related Transactions

         Pursuant to an agreement dated as of August 1, 1988 and restated as of December 16, 1997, among the company, Ian M. Cumming and Joseph S. Steinberg, upon the death of either Mr. Cumming or Mr. Steinberg, we have agreed to purchase from his estate up to 55% of his direct and/or indirect interest in us, subject to reduction in certain circumstances, not to exceed $50,000,000 in value. The agreement provides that Messrs. Cumming's and Steinberg's interests in us will be valued at the higher of the average closing price of the common shares on the New York Stock Exchange for the 40 trading days preceding the date of death or the net book value of the common shares at the end of the fiscal quarter preceding the date of death. We have agreed to fund the purchase of common shares pursuant to this Agreement by purchasing and maintaining insurance on the life of each of Messrs. Cumming and Steinberg in the aggregate face amount of $50,000,000 per individual. This agreement, originally scheduled to expire in December 1997, was extended to June 2003, subject to earlier termination in certain circumstances. We have purchased the life insurance contemplated by this agreement, the premiums for which aggregated approximately $472,000 in 2001. These amounts are not included in the Summary Compensation Table appearing elsewhere in this proxy statement/prospectus.

        Report of the Compensation Committee of the Board of Directors*

Compensation Policies for Executive Officers
(other than Ian M. Cumming and Joseph S. Steinberg)

         The Employee Benefits Committee of the Board of Directors, consisting of Mr. Nichols (Chairman) and Mr. Jordan, each of whom is a non-employee director, recommends to the Board of Directors the compensation of Mr. Cumming, our Chairman of the Board, and Mr. Steinberg, our President. The Option Committee of the Board of Directors awards stock options upon the recommendation of Messrs. Cumming and Steinberg. Messrs. Cumming and Steinberg determine salary and bonus compensation of our executive officers under authority of the Board of Directors.

         Our compensation package for executive officers consists of four basic elements:

         (1)      base salary;

         (2)      annual bonus compensation;

         (3) long-term incentives in the form of stock options granted pursuant to our 1999 Stock Option Plan; and

-----------------------
* The disclosure contained in this section of this proxy statement/prospectus is not incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporate filings or portions thereof, (including this proxy statement/prospectus or the "Executive Compensation" section of this proxy statement/prospectus) without specific reference to the incorporation of this section of this proxy statement/prospectus.

         (4) retirement benefits pursuant to our Savings and Retirement Plan and, with respect to eligible employees, the Retirement Plan. Other elements of compensation include medical and life insurance benefits available to employees generally.

         Each element of compensation has a different purpose. Salary and bonus payments are designed mainly to reward current and past performance. Stock options are primarily designed to provide strong incentive for superior long-term future performance and are directly linked to shareholders' interests because the value of the awards will increase or decrease based upon the future price of the common shares. Retirement benefits generally are designed to reward prior service.

         Base compensation of executive officers is determined by Messrs. Cumming and Steinberg consistent with the executive's office and level of responsibility, with annual salary increases, which generally amount to a small percentage of the executive's prior base salary, primarily reflecting cost of living increases. However, annual salary increases may be significant to reflect an executive's increase in office and/or responsibility.

         Our executive compensation policy emphasizes performance based compensation. Accordingly, a large percentage of annual compensation consists of bonus compensation. This ensures that compensation paid to an executive reflects the individual's specific contributions to our success, as well as the level and degree of complexity involved in his contributions to the company, which historically often have involved restructuring newly acquired enterprises, the success of which may not be evident for several years. Bonus compensation is determined on the basis of Messrs. Cumming's and Steinberg's subjective assessment of an executive's performance, our performance and each individual's contribution to our company. Bonus compensation is not based on any specific formula.

         We, by means of our Stock Option Plan, seek to retain the services of persons now holding key positions and to secure the services of persons capable of filling the positions. From time to time, stock options may be awarded which, under the terms of the Stock Option Plan permit the executive officer or other employee to purchase common shares at not less than the fair market value of the common shares on the date of grant. The extent to which the employee realizes any gain is, therefore, directly related to increases in the price of the common shares and hence, shareholder value, during the period of the option. Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing one year after the date of grant. As with base salary and bonuses, the amount of stock options awarded to an executive officer is not based on any specific formula, but rather on a subjective assessment of the executive's performance and our performance.

         In connection with the special cash dividend declared by us on April 1, 1999, and to comply with the terms of a ruling from the Internal Revenue Service related to that dividend, we cancelled all outstanding options under our 1992 Stock Option Plan and made cash payments to the holders of those options. See footnote (4) of the Summary Compensation Table above.

         Under the provisions of Section 162(m) of the Internal Revenue Code, we would not be able to deduct compensation to our executive officers whose compensation is required to be disclosed in our proxy statement for any year in excess of $1 million per year unless the compensation was within the definition of "performance-based compensation" or meets certain other criteria. To qualify as "performance-based compensation," in addition to certain other requirements, compensation generally must be based on achieving certain pre-established objective performance criteria. We believe that ordinarily it is in our best interest to retain maximum flexibility in its compensation programs to enable it to appropriately reward, retain and attract the executive talent necessary to our success. To the extent these goals can be met with compensation that is designed to be deductible under Section 162(m), such as the Stock Option Plan and the Senior Executive Annual Incentive Bonus Plan (described below), the compensation plans will be used. However, the Employee Benefits Committee recognizes that, in appropriate circumstances, compensation that is not deductible under Section 162(m) may be paid in the Employee Benefits Committee's discretion.

         We believe that the executive compensation program has enabled us to attract, motivate and retain senior management by providing a competitive total compensation opportunity based on performance. Base salaries, combined with annual variable performance based bonus awards that reflect the individual's level of responsibility, performance and contribution to the company are important elements of our cash compensation philosophy. Together with our executive stock ownership, our total executive compensation program not only aligns the interest of executive officers and shareholders, but also permits us to attract talented senior management. Messrs. Cumming and Steinberg and we believe the program strikes an appropriate balance between short and long-term performance objectives.

Compensation of Messrs. Cumming and Steinberg

         The base compensation of Mr. Ian M. Cumming, Chairman of the Board, and Mr. Joseph S. Steinberg, President of the company, is set pursuant to employment agreements between the company and each of Messrs. Cumming and Steinberg entered into as of December 28, 1993, that initially covered the period from July 1, 1994 through June 30, 2003. In consideration of the Board of Director's consideration of the company's Senior Executive Warrant Plan, the agreements were extended to June 30, 2005. See "Employment Agreements." The base salaries of Messrs. Cumming and Steinberg provided for in the current employment agreements were determined by the Employee Benefits Committee, which presented its recommendation to the entire Board of Directors (with Messrs. Cumming and Steinberg abstaining) and represents an increase over their prior base salaries, primarily reflecting cost-of-living increases. The Employee Benefits Committee reviews other compensation for each of Messrs. Cumming and Steinberg and presents its recommendations thereon to the entire Board of Directors.

         Deferred Compensation Agreements. In December 1998, pursuant to board approval, we and Mr. Steinberg entered into a Deferred Compensation Agreement that deferred all compensation payable by us to Mr. Steinberg for the calendar year ending December 31, 1999. Mr. Steinberg's 1999 compensation accrued interest at a rate equal to the one year treasury bill rate in effect, resettable quarterly and was paid to Mr. Steinberg in March 2000 in accordance with the terms of the agreement.

         The agreement also provided that Mr. Steinberg would reimburse us for the dollar value of any benefit provided by us to Mr. Steinberg during 1999, which in the absence of this reimbursement obligation would have been taxable as compensation to Mr. Steinberg. During 1999, Mr. Steinberg reimbursed us $239,041 for these benefits. In December 1999, upon the recommendation of the Employee Benefits Committee, the Board of Directors awarded additional compensation to Mr. Steinberg of $239,041. This award was made to recognize Mr. Steinberg's reimbursement of the value for tax purposes of the 1999 benefits created a circumstance in which Mr. Steinberg's 1999 compensation for tax purposes would not be comparable to his compensation for tax purposes for years before 1999, where Mr. Steinberg did not pay for benefits, and would not be on par with the compensation for tax purposes paid to Mr. Cumming in 1999, or in prior years. To alleviate this inequality in compensation, the Employee Benefits Committee recommended that Mr. Steinberg be paid the additional compensation for 1999 as described above. This amount is not reflected in the Summary Compensation Table included above. Instead, the table reflects the higher valuation for these benefits valued in accordance with the disclosure rules of the Securities and Exchange Commission.

         In December 1999, we and Mr. Steinberg entered into another deferred compensation agreement containing the same terms with respect to compensation payable to Mr. Steinberg by us for the calendar year ending December 31, 2000. During 2000, Mr. Steinberg reimbursed the company $406,055 for benefits provided by us to him during 2000. In December 2000, the Board of Directors awarded additional compensation to Mr. Steinberg of $406,055 to alleviate the inequality in compensation created by Mr. Steinberg's reimbursement of the value for tax purposes of the 2000 benefits. The Summary Compensation Table reports Mr. Steinberg's compensation for 2000 in the same manner as for 1999, as described above.

         2000 Performance Bonus. In May 2001, in connection with the 2001 annual shareholders meeting, the Employee Benefits Committee met to consider 2000 performance bonuses for Messrs. Cumming and Steinberg. In doing so, the Employee Benefits Committee considered awards to which Messrs. Cumming and Steinberg were entitled under the Senior Executive Annual Incentive Bonus Plan.

         The incentive bonus plan provides for annual incentive cash bonuses to be paid to Messrs. Cumming and Steinberg, provided certain performance goals are attained. The Incentive Bonus Plan directly links the annual incentive bonus of Messrs. Cumming and Steinberg with our performance, while providing the Employee Benefits Committee the flexibility to reduce the amounts to be paid thereunder.

         The incentive bonus plan is designed so that the cash bonuses awarded thereunder will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, which limits to $1 million per employee per year the deductibility of non-performance based compensation payable to each of our five most highly compensated executive officers. To qualify as "performance-based compensation," compensation generally must be paid pursuant to a pre-established objective performance criterion or standard that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal. The incentive bonus plan is designed to comply with this standard.

         The incentive bonus plan provides for annual incentive bonuses to be paid to each of Messrs. Cumming and Steinberg in an amount equal to 1% of our audited pre-tax earnings and our consolidated subsidiaries for each of the five fiscal years commencing 1998. The amount of the annual incentive bonus awarded to each participant in any given year is subject to reduction by the Employee Benefits Committee, in its sole discretion. Payments under the incentive bonus plan will be made in cash following written certification by the Employee Benefits Committee as to the amount of the annual incentive bonus for any given year.

         The Employee Benefits Committee has discretion, where appropriate, to pay additional bonuses to Messrs. Cumming and Steinberg outside the Incentive Bonus Plan. In this event, the Employee Benefits Committee will consider amounts paid to Messrs. Cumming and Steinberg under the incentive bonus plan. To the extent that the Employee Benefits Committee determines to award performance bonuses for a given year outside the incentive bonus plan, this compensation may not be deemed to be performance-based compensation.

         Pursuant to the incentive bonus plan, each of Messrs. Cumming and Steinberg was entitled to a 2000 performance bonus of $1,863,430, constituting 1% of our pre-tax earnings and those of our consolidated subsidiaries as reported in our audited consolidated financial statements. The Employee Benefits Committee determined that it was appropriate to reduce the amount of the awards to $1,300,000. Thereafter, as required by the incentive bonus plan, the Employee Benefits Committee certified in writing 2000 performance bonuses of $1,300,000 to each of Messrs. Cumming and Steinberg.

         2001 Performance Bonus. Mr. Cumming and Mr. Steinberg each have advised us that they have waived their right to receive any bonus for 2001 that would otherwise be payable to them under the incentive bonus plan or otherwise.

         The Employee Benefits Committee consists of Jesse Clyde Nichols, III, Chairman and James E. Jordan.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Stock Exchange. Based solely upon a review of the copies of the forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial shareholders, we believe that during the year ended December 31, 2001, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                     Shareholder Return Performance Graph**

         Set forth below is a graph comparing the cumulative total shareholder return on common shares against cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Standard & Poor's (Multi-Line Insurance) Index for the five-year period commencing December 31, 1996, as required by the Securities and Exchange Commission. Standard & Poor's Compustat Services, Inc. furnished the data.

Comparison of Five-Year Cumulative Total Return of the Company, S&P 500 Index and S&P Insurance Index

                      1996      1997     1998     1999      2000       2001
THE COMPANY            100    129.91   118.61    146.5    226.08     185.78
S&P 500 INDEX          100    133.36   171.48   207.56    188.66     166.24
S&P INSURANCE INDEX    100    152.53   168.04   214.09    301.19     248.22


         The graph assumes that $100 was invested on December 31, 1996 in each of the common shares, the S&P 500 Index and the S&P Insurance Index and that all dividends were reinvested.

                             AUDIT COMMITTEE REPORT

         The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2001.

----------
** The disclosure contained in this section of the proxy statement/prospectus is not incorporated by reference into any of our prior filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings or portions thereof, including this proxy statement/prospectus or the "Executive Compensation" section of this proxy statement/prospectus.

Review with Management

         The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Accountants

         The Audit Committee discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, regarding the auditor's judgments about the quality of our accounting principles as applied in its financial reporting.

         The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence.

Conclusion

         Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that its audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors

         James E. Jordan, Chairman
         Jesse Clyde Nichols, III
         Lawrence D. Glaubinger

         The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates it by reference in a filing.

                        INDEPENDENT ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2001 by our independent accounting firm, PricewaterhouseCoopers LLP:

         Audit Fees...............................         $1,683,000
         Financial Information Systems
              Design and Implementation Fees......
         Tax Consulting Fees......................              --
         All Other Fees...........................            617,000  (b)
                                                              594,000  (a)(b)
                                                           ----------
                                                           $2,894,000
                                                           ==========

--------------------

   (a)   Includes fees for other non-audit services.

   (b) The Audit Committee has considered whether the provision of these services is compatible with the maintenance of the accountant's independence.

            IV. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, certified public accountants, as the independent accountants to audit our accounts and those of our subsidiaries for 2002. The Audit Committee recommended the selection of PricewaterhouseCoopers LLP to the Board of Directors. PricewaterhouseCoopers LLP are currently our independent accountants.

         The Board of Directors recommends a vote FOR this proposal.

                        V. APPROVAL OF CHARTER AMENDMENT

         The Board of Directors recommends an amendment to our certificate of incorporation to lower from two-thirds to a majority the number of our outstanding shares necessary to authorize any merger, consolidation, or dissolution of the company or any sale, lease, exchange or other disposition of all or substantially all of our assets. This amendment will ensure that our shareholder approval process for any of these transactions will conform to that of most major modern corporations.

         We are a New York corporation, governed both by the provisions of our certificate of incorporation and by the New York Business Corporation Law (BCL). Amendments to the BCL effective in 1998 provide that, for new corporations, the required shareholder vote to authorize these specified transactions is a majority of the outstanding voting power, unless otherwise provided in its certificate of incorporation. Those BCL amendments also permit us, as well as any other New York corporation in existence when the BCL amendments went into effect, to amend our certificate of incorporation to reduce the shareholder vote required for the specified transactions from two-thirds to a majority of the outstanding voting power.

         Currently, a vote of two-thirds of the voting power of our shareholders is required to authorize a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of our assets, or a dissolution of the company, because our certificate of incorporation is silent on the required vote level and the 1998 BCL amendments did not reduce the voting requirements for corporations already in existence. The Board of Directors unanimously recommends an amendment to the certificate of incorporation to permit authorization of any of these transactions by a vote of a majority of the voting power, consistent with requirements for new corporations organized in New York and corporations in numerous other states.

         We believe this amendment is advisable because it will give us greater flexibility in approving any of these specified transactions, including, but not limited to, approval of our proposed reorganization to Bermuda being considered at the meeting, and would: (1) limit the ability of a minority of the shareholders to block a transaction approved by the majority; (2) make it easier to solicit the required positive votes to approve any of these transactions; and
(3) will make applicable to us the same voting requirements that are applicable to New York corporations formed since 1998. Many states, including Delaware, the jurisdiction of incorporation of many major corporations, only require a majority vote unless a company's certificate of incorporation provides to the contrary.

         Mr. Ian M. Cumming, our chairman, and Mr. Joseph S. Steinberg, our President, together with certain family members and trusts beneficially own (excluding warrants to purchase common shares) approximately 33.6% of our common shares outstanding on the record date. If the charter amendment is approved, only an additional 16.4% of the common shares outstanding will be required to approve the reorganization, or any other merger, consolidation, sale, lease exchange or other disposition of all or substantially all of our assets, in addition to the common shares beneficially owned by Messrs. Cumming and Steinberg and certain family members and trusts; if the charter amendment is not approved, approval of the reorganization, or any other merger, consolidation, sale, lease exchange or other disposition of all or substantially all of our assets, will require an additional affirmative vote of 33.1% of the common shares outstanding on the record date, in addition to those beneficially owned by Messrs. Cumming and Steinberg and certain family members and trusts. As a result, approval of the charter amendment will increase the ability of Messrs. Cumming and Steinberg to implement these extraordinary corporate transactions.

         We believe that this charter amendment is important to maintaining our flexibility to restructure or otherwise take advantage of new opportunities, especially if the proposed reorganization to Bermuda is not implemented, or is not implemented for some time. This amendment will also better align our governance structure with that of many other corporations. Except as described in this proxy statement/prospectus, we have no current agreement, understanding or arrangement for any transaction that would be affected by this reduction in voting requirements.

         The Board of Directors recommends a vote FOR this proposal.

                         VI. APPROVAL OF REORGANIZATION

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the reorganization more fully and for a more complete description of the legal terms of the merger and the other transactions, you should read this entire document and its appendices carefully before you decide how to vote. See "Where You Can Find More Information" on page 70 of this proxy statement/prospectus. The actual terms of the reorganization are contained in the merger agreement and memorandum of continuance. The form of the merger agreement is included in this proxy statement/prospectus as Annex I. The form of the memorandum of continuance and the bye-laws substantially in the form of those that will govern us once we are domiciled in Bermuda are included in this proxy statement/prospectus as Annex II and Annex III.

         In this document, "we," "us," "our" and "our company" refer to Leucadia National Corporation and its subsidiaries and "you" refers to the shareholders of Leucadia National Corporation. The reorganization means both the merger and the change of domicile, taken together. The term "by-laws" refers to the by-laws of Leucadia National Corporation, the New York corporation, while the term "bye-laws" refers to the bye-laws of Leucadia National Limited, the Bermuda company.

PARTIES TO THE REORGANIZATION
(See Page 48)

Leucadia National Corporation

         We are a diversified holding company, engaged in a variety of businesses, including banking and lending, manufacturing, winery operations, real estate activities, development of a copper mine and property and casualty insurance and reinsurance. We concentrate on return on investment and cash flow to build long-term shareholder value, rather than emphasizing volume or market share. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses in order to maximize shareholder value. In identifying possible acquisitions, we tend to seek assets and companies that are troubled or out of favor and, as a result, are selling substantially below the values we believe to be present.

Leucadia National Corporation-Arizona

         Leucadia National Corporation-Arizona is an Arizona corporation. It has only transacted business to date in connection with the reorganization and related transactions. We currently hold all shares of Leucadia National Corporation-Arizona.

Leucadia National Limited

         In the reorganization, Leucadia National Corporation-Arizona will be converted into and continue its existence as Leucadia National Limited, a Bermuda company. Leucadia National Limited will be registered and existing under the laws of Bermuda upon registration of the memorandum of continuance by the Registrar of Companies in Bermuda. After the reorganization, you will be a shareholder of Leucadia National Limited.

         Although we will become a Bermuda company, we expect that our principal executive offices will remain at 315 Park Avenue South, New York, NY 10010 (telephone 212-460-1900). We also expect to maintain an office in Bermuda at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda (telephone 441-295-2244) and in Barbados.

THE REORGANIZATION
(See Pages 44-45)

General

         Our Board of Directors has unanimously approved and recommends that you approve a proposed corporate reorganization whereby we would change our domicile from New York to Bermuda. As a holder of our common shares, you would, after the reorganization, continue to own, as a holder of Leucadia National Limited common shares, the same relative economic interest in Leucadia National Limited as you held in us immediately before the reorganization. However, there will be significant differences in your rights as a shareholder of Leucadia National Limited which are described in "Risk Factors" and "Comparison of Rights of Shareholders," including certain provisions that will limit voting and ownership rights.

Advantages of the Reorganization

         We believe the reorganization will allow us to obtain the benefit of certain tax, business and financial advantages that are not currently available to us. The reorganization should provide us with:

                  o the opportunity to improve cash flow and enhance long-term profitability as a result, in significant part, of a reduction in the overall effective tax rate to be paid on our worldwide income, and a more favorable environment for potential future asset sales,

                  o a more favorable and flexible corporate structure for the formation and growth of non-U.S. based operations,

                  o an enhanced ability to pursue business combinations with non-U.S. entities, and

                  o an expansion of our investor base, as our shares may become more attractive to non-U.S. investors.

Costs and Risks

         The reorganization would impose some costs on us and would expose us and our shareholders to some risks and constraints. Our Board of Directors believes that the potential advantages of the reorganization substantially outweigh these costs, risks and constraints.

         At the time of the reorganization, Leucadia National Corporation, the parent company of our corporate group, will be treated for U.S. federal income tax purposes as if it sold all of its directly owned assets in a fully taxable transaction in which gains, if any, but not losses will be recognized. As a result, it is anticipated that we (and not you, our shareholders) will pay taxes as a consequence of the reorganization. We intend to implement the reorganization only if the estimated cost of the reorganization is acceptable given the anticipated benefits. Based on our current estimates of the fair market values of our assets, the amount of our liabilities, the current per share price of our common shares, the tax basis that we have in our assets and our other tax attributes, we expect that the tax cost of the reorganization, if implemented now, could be approximately $315 million as of April 8, 2002. We believe this cost is unacceptably high, considering the anticipated benefits of the reorganization and compared to the tax cost we would otherwise expect to incur if we, instead, actually sold our assets in one or more tax-efficient transactions.

         We would consider implementing the reorganization if our estimate of the tax cost declines to a level more commensurate with the amount of tax the company would incur were we to sell all our assets in one or more tax-efficient transactions. Based on, and assuming no significant change to our assessment of asset values and the approximate $315 million tax cost that could result from the actual sale of all our assets as of April 8, 2002, we believe that a tax cost of approximately $100 million would be acceptable, given the anticipated benefits of the reorganization; we believe this reduced estimated tax cost would occur if our market capitalization declines by $615 million, our liabilities decrease by $615 million, or the tax basis of our assets increases by $615 million, or upon some combination thereof, recognizing that changes in two or more of these factors could have an offsetting impact on the calculation of this tax cost. If, however, there are significant changes to our asset configuration, our tax profile and/or our assessment of asset values and the tax cost that would be incurred if we were to sell all our assets in tax-efficient transactions, then our determination of the tax cost at which the reorganization would be implemented could increase, above $100 million, perhaps significantly. In addition and in any event, prior to implementing the reorganization, we will continue to monitor changes in these considerations, as well as changes in our share ownership and other relevant factors, including any legislative and administrative developments as they relate to the risk of additional costs at the time of or after the reorganization for us or for our shareholders. The Internal Revenue Service may contest our calculation of the gain and the methodologies we use to calculate it. See "Risk Factors", "Unaudited Pro Forma Financial Information" and "Material Tax Considerations."

         There are differences between New York and Bermuda corporate law. We discuss the material differences under "Comparison of Rights of Shareholders." We describe the principal tax and enforcement risks related to the reorganization under "Risk Factors."

THE MERGER AGREEMENT AND THE MEMORANDUM OF CONTINUANCE
(See Pages 45-48)

         The first step of the reorganization will be accomplished through our merger with and into Leucadia National Corporation-Arizona, which will be the surviving corporation in the merger. At that time, each of our outstanding shares will be automatically converted into one Leucadia National Corporation-Arizona common share. Immediately after the merger, Leucadia National Corporation-Arizona will, through a statutory reincorporation/continuation procedure, become Leucadia National Limited. At that time, each outstanding Leucadia National Corporation-Arizona common share will be automatically converted into one Leucadia National Limited common share. Because the reincorporation/continuation from Arizona into Bermuda is expected to occur immediately following the merger, no certificates for Leucadia National Corporation-Arizona common shares will be issued to shareholders.

EFFECTIVE TIME
(See Page 47)

         As described above under "The Reorganization--Background and Advantages of the Reorganization," we intend to implement the reorganization only if the estimated cost of the reorganization is acceptable given the anticipated benefits. Based on our current estimates of the fair market values of our assets, the amount of our liabilities, the current per share price of our common shares, the tax basis that we have in our assets and our other tax attributes, we expect that the tax cost of the reorganization, if implemented now, would be unacceptably high.

         Because the tax cost is dependent (as described above) in part on values that fluctuate with market conditions, we cannot predict when and whether the tax cost will decline to an acceptable level. Thus, we currently are unable to predict when and whether the reorganization will take place.

         If the Board of Directors has not determined to implement the reorganization before the 2005 annual meeting of shareholders, management will either abandon the reorganization or resubmit it for shareholder approval at the 2005 annual meeting of shareholders. In addition, the Board of Directors may determine to abandon the reorganization for other reasons deemed to be in our best interests and/or the best interests of our shareholders.

         Our merger with and into Leucadia National Corporation-Arizona will occur only if the change of domicile to Bermuda is to occur immediately after the merger. Procedurally, the reorganization will become effective on the date that the Registrar of Companies of Bermuda registers the memorandum of continuance.

RECOMMENDATION OF THE BOARD OF DIRECTORS
(See Page 45)

         The Board of Directors recommends a vote FOR this proposal.

VOTE REQUIRED FOR APPROVAL
(See Pages 7-8)

         If the proposed charter amendment is approved, which will require favorable votes from a majority of all outstanding common shares, then favorable votes from a majority of all outstanding common shares will be required to approve the reorganization. Once the charter amendment is approved, we intend to cause the charter amendment to be filed immediately, and before the vote on the reorganization, which may require a short adjournment of the meeting while the charter amendment is being filed. If the proposed charter amendment is not approved, then favorable votes from two-thirds of all outstanding common shares will be required to approve the reorganization. Common shares for which no votes are cast will be treated as though they were voted against the reorganization.

         Ian M. Cumming, Chairman of the Board of Directors of our company, beneficially owns 9,635,102 or approximately 17.4% of the common shares outstanding at the record date, excluding 370,000 common shares which Mr. Cumming and his family currently have the right to acquire upon the exercise of warrants. Joseph S. Steinberg, a Director and President of our company, beneficially owns 8,940,389 or approximately 16.2% of the common shares outstanding at the record date, excluding 400,000 common shares which Mr. Steinberg currently has the right to acquire upon exercise of warrants. Two trusts for the benefit of Mr. Steinberg's children beneficially own 1,107,646 or approximately 2.0% of the common shares outstanding at the record date. Mr. Steinberg disclaims beneficial ownership of the common shares held by these trusts. The Cumming Foundation, a private charitable foundation established by Mr. Cumming, beneficially owns 106,209 or approximately .2% of the common shares outstanding at the record date. In addition, the Joseph S. and Diane H. Steinberg 1992 Charitable Trust, a private charitable foundation established by Mr. Steinberg, beneficially owns 168,058 or approximately .3% of the common shares outstanding at the record date. Mr. Cumming and Mr. Steinberg each disclaims beneficial ownership of the common shares held by their private charitable foundations. Messrs. Cumming and Steinberg have advised us that they intend to cause all common shares that they beneficially own and all common shares beneficially owned by their charitable foundations to be voted in favor of the proposed charter amendment and the proposed reorganization. In addition to Messrs. Cumming and Steinberg, all our other directors and officers beneficially own approximately .5% of the common shares outstanding at the record date.

NEW YORK STOCK EXCHANGE TRADING
(See Page 45)

         Our common stock is currently traded on the New York Stock Exchange under the symbol "LUK." We currently expect that Leucadia National Limited common shares will be listed under the same symbol immediately following the reorganization. As is currently the case with our company, Leucadia National Limited, as a New York Stock Exchange listed company, would be subject to the informational requirements of the securities laws of the United States.

MARKET PRICE
(See Page 48)

         The high, low and closing price per share of our common shares on the New York Stock Exchange were $37.76, $36.96 and $37.69, respectively, on April 10, 2002, the last trading day before the public announcement of the reorganization.

COMPARISON OF RIGHTS OF SHAREHOLDERS
(See Pages 50-60)

         There are differences between the rights of shareholders under New York law and Bermuda law. In addition, there are differences between our current certificate of incorporation and by-laws and Leucadia National Limited's memorandum of continuance and bye-laws.

         The most significant differences are:

         o our Board of Directors will be empowered to mandatorily redeem shares from a shareholder at fair market value if it determines that share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders,

         o a provision limiting to 9.9% the voting rights of any person who owns, directly, indirectly, beneficially or constructively as determined for purposes of the controlled foreign corporation rules of the Internal Revenue Code, 10% or more of our common shares. Initially, this 9.9% voting limitation will not be applicable to any Cumming Entity or any Steinberg Entity. However, if we acquire a foreign insurance company which would be or would cause us to be characterized as a controlled foreign corporation, the voting rights for the election of directors of all Cumming Entities considered together and all Steinberg Entities considered together would be limited in each case to 9.9%, unless the voting limitations were unnecessary because neither we nor any of our subsidiaries would be characterized as a controlled foreign corporation or the Board of Directors determines, and Mr. Cumming and Mr. Steinberg agree, to allow us or the insurance company to be considered a controlled foreign corporation. This provision, to some extent in conjunction with the 1% ownership restriction described immediately below, is intended to prevent us and any of our current or future foreign subsidiaries from being characterized as a controlled foreign corporation, which could cause U.S. persons owning or treated as owning 10% or more of our shares to suffer adverse U.S. tax consequences,

         o a provision restricting the ability of a person or entity from owning, directly, indirectly, beneficially or constructively as determined for purposes of the foreign personal holding company rules of the Internal Revenue Code, 1% or more of our common shares. However, this restriction on ownership would permit any person or entity who owned, as determined under these rules and regulations, more than 1% of our outstanding common shares immediately preceding the effective date of the reorganization, to continue to own common shares owned on that date, but would not permit that person or entity to increase its common share ownership above what is owns on that date. Moreover, the Leucadia National Limited Board of Directors may, in its discretion, waive this limitation on a case by case basis. This provision is intended to prevent us and any of our current and future foreign subsidiaries from being characterized as foreign personal holding companies, which would cause all U.S. persons owning or treated as owning our shares to suffer adverse U.S. tax consequences. Generally, the U.S. tax law characterizes a foreign corporation as a foreign personal holding company if five or fewer U.S. individuals own, including indirectly and through attribution, more than 50% of the foreign corporation's vote or value, and the corporation's passive-type income exceeds certain thresholds for a given year. You should note that expansive attribution rules apply under the tax law with regard to the 50% ownership test, including a provision that treats shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust as owned proportionately by its shareholders, partners or beneficiaries. In addition, the attribution rules treat an individual as owning the shares owned directly or indirectly by the individual's partners and specified family members,

         o our New York charter currently generally restricts the accumulation of 5% or more of our common shares, a restriction adopted to preserve the use of our tax attributes. This charter restriction will not be included in the organizational documents of Leucadia National Limited,

         o under New York law, a merger, consolidation, or dissolution of our company, or any sale, lease, exchange or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of one-half of all outstanding shares (if the charter amendment is approved) or two-thirds of all outstanding shares (if the charter amendment is not approved); under Bermuda law and the Bermuda bye-laws, and any such transaction must be approved by the affirmative vote of a majority of the shares voted,

         o unless otherwise provided by law, our Bermuda bye-laws will only be permitted to be amended with both the prior approval of the Board of Directors and approval by the holders of a majority of the shares voting on the amendment, and

         o under Bermuda law, shareholders' rights to bring derivative suits will be more limited.

TAX CONSIDERATIONS
(See Pages 62-69)

Taxation of Leucadia National Corporation Shareholders

         As it relates to the shareholders, the reorganization will be characterized for U.S. federal income tax purposes as a tax-free reorganization in which you will not recognize any gain or loss and in which your tax basis and holding period with respect to Leucadia National Limited common shares will be the same as your tax basis and holding period for our common shares.

         Ownership of shares in Leucadia National Limited by U.S. shareholders may present risks of income recognition, even in the absence of the receipt of any distributions from Leucadia National Limited or any disposition of Leucadia National Limited shares, as well as risks of increased tax (and interest charges) payable upon disposition of Leucadia National Limited shares or upon receipt of certain distributions from Leucadia National Limited, depending upon the characterization of Leucadia National Limited under various anti-deferral rules contained in the Internal Revenue Code, including rules related to controlled foreign corporations, foreign personal holding companies, and passive foreign investment companies that can be applied to foreign corporations and their U.S. shareholders. See "Risk Factors--Our shareholders could be subject to U.S. tax on our undistributed income."

Taxation of Leucadia National Corporation

         At the time of the reorganization, Leucadia National Corporation, the parent company of our corporate group, will be treated for U.S. federal income tax purposes as if it sold all of its directly owned assets in a fully taxable transaction in which gains, if any, but not losses will be recognized. Based on and assuming no significant change to our assessment of asset values and the tax cost that would result from the actual sale of all of our assets, the Board of Directors would not implement the reorganization unless this anticipated tax cost was estimated to be less than $100 million. However, the Internal Revenue Service may contest our calculation of the gain and the methodology used by our advisors to calculate it.

         After the reorganization, Leucadia National Limited and its non-U.S. subsidiaries generally will be subject to U.S. federal income tax only to the extent that they derive any U.S. source income subject to U.S. withholding tax, or other income that is effectively connected with the conduct of a trade or business within the United States and is not exempt from U.S. tax under an applicable income tax treaty with the United States. Our U.S. subsidiaries will continue to be subject to U.S. tax on their worldwide income.

         We urge you to consult your own tax advisors regarding your particular tax consequences.

RIGHTS OF DISSENTING SHAREHOLDERS
(See Page 45)

         You will not have dissenters' appraisal rights in connection with the reorganization.

ACCOUNTING TREATMENT
(See Page 45)

         The transaction involves a reorganization among companies under common control and, therefore, there will be no change in accounting.

                                  RISK FACTORS

         You should consider the following risk factors carefully as well as the other information in this document.

         We also caution you that this document contains statements that contain "forward-looking" information that are not related to historical facts, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on our current beliefs as to the outcome and timing of future events, and actual results may differ materially from those projected or implied in the forward-looking statements. Further, some forward-looking statements are based upon assumptions of future events that may not prove to be accurate. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks and uncertainties referred to under "Risk Factors," "Disclosure Regarding Forward Looking Statements" and elsewhere within the document and in other of our filings with the Securities and Exchange Commission.

THE REORGANIZATION

The Internal Revenue Service may assert that the tax cost incurred by the company as a result of the reorganization is higher than the tax cost calculated by management.

         At the time of the reorganization, Leucadia National Corporation, the parent company of our corporate group, will be treated for U.S. federal income tax purposes as if it sold all of its directly owned assets in a fully taxable transaction in which gains, if any, but not losses will be recognized. As a result, it is anticipated that we (and not you, our shareholders) will pay taxes as a consequence of the reorganization. We intend to implement the reorganization only if the estimated cost of the reorganization is acceptable given the anticipated benefits. Based on our current estimates of the fair market values of our assets, the amount of our liabilities, the current per share price of our common shares, the tax basis that we have in our assets and our other tax attributes, we expect that the tax cost of the reorganization, if implemented now, could be approximately $315 million as of April 8, 2002. We believe this cost is unacceptably high, considering the anticipated benefits of the reorganization and compared to the tax cost we would otherwise expect to incur if we, instead, actually sold our assets in one or more tax efficient transactions.

         We would consider implementing the reorganization if our estimate of the tax cost declines to a level more commensurate with the amount of tax the company would incur were we to sell all our assets in one or more tax-efficient transactions. Based on, and assuming no significant change to our assessment of asset values and the approximate $315 million tax cost that could result from the actual sale of all our assets as of April 8, 2002, we believe that a tax cost of approximately $100 million would be acceptable, given the anticipated benefits of the reorganization; we believe this reduced estimated tax cost would occur if our market capitalization declines by $615 million, our liabilities decrease by $615 million, or the tax basis of our assets increases by $615 million, or upon some combination thereof, recognizing that changes in two or more of these factors could have an offsetting impact on the calculation of this tax cost. If, however, there are significant changes to our asset configuration, our tax profile and/or our assessment of asset values and the tax cost that would be incurred if we were to sell all our assets in tax-efficient transactions, then our determination of an acceptable tax cost at which the reorganization would be implemented could increase above $100 million, perhaps significantly. In addition and in any event, prior to implementing the reorganization, we will continue to monitor changes in these values, as well as changes in our share ownership and other relevant factors, including any legislative and administrative developments as they relate to the risk of additional costs at the time of or after the reorganization for us or for our shareholders.

         The Internal Revenue Service is not bound by our determination of the tax cost incurred by us as a result of the reorganization and may assert that it is, in fact, higher than the tax cost calculated by management.

We will become subject to changes in Bermuda law or political circumstances. We may become subject to Bermuda tax, which would reduce our net income.

         Under current Bermuda law, we are not subject to tax on income or capital gains and would not be subject to these taxes in Bermuda if the reorganization were implemented now. We expect to obtain from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act, 1966, assurances that, in the event that Bermuda enacts legislation imposing any tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate, duty or inheritance tax, that tax will not be applicable to us or our operations, or shares, debentures or other obligations until March 28, 2016, currently the latest date for which such assurances can be given under Bermuda law. We could be subject to taxes in Bermuda after that date, which would reduce our net income. These assurances do not, however, prevent the imposition of taxes on any person ordinarily resident in Bermuda or any company in respect of its ownership of real property or leasehold interests in Bermuda.

         Bermuda's political structure is based upon a parliamentary system with two major parties, the United Bermuda Party and the Progressive Labour Party. In the latest election, the Progressive Labour Party gained control of the legislative branch for the first time over the incumbent United Bermuda Party. Although to date, the government's financial and regulatory policies have not been changed in a way that we believe would materially affect us, it is possible that changes in the political climate in Bermuda could materially affect us and our profitability.

The enforcement of civil liabilities against us may be more difficult.

         If the reorganization is consummated, we will be a Bermuda company and in the future some of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of the assets of Leucadia National Limited and of those persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon those persons or to enforce judgments obtained against those persons in United States courts. Leucadia National Limited will irrevocably agree that it may be served with process with respect to actions based on offers and sales of securities made in the United States by having CT Corporation System, 1633 Broadway, New York, New York 10019, be its United States agent appointed for that purpose.

         Appleby Spurling & Kempe, our special Bermuda counsel, has advised us that currently there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether the judgment of a U.S. court is or would be enforceable in Bermuda against Leucadia National Limited or its officers and directors depends on whether the U.S. court is recognized by the Bermuda court as having jurisdiction over Leucadia National Limited or its officers and directors, as determined by reference to Bermuda conflict of law rules. A judgement debt from a U.S. court which is final and for a sum certain based on U.S. federal securities law will be enforceable in Bermuda only if the judgement debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda, and not U.S., law. Additionally, and irrespective of the issue of jurisdiction, the Bermuda court will not enforce a U.S. federal securities law which is either penal or of a public law nature, nor would the remedies flowing from such laws be available or enforceable in Bermuda. Further, no claim can be brought in Bermuda against Leucadia National Limited or its officers or directors in the first instance for violation of U.S. securities law, as U.S. securities law has no extraterritorial jurisdiction under Bermuda law and lacks the force of law in Bermuda. A Bermuda court may, however, impose civil liability on Leucadia National Limited or its officers and directors, if the facts alleged constitute or give rise to a cause of action under Bermuda law.

Some of your rights as a shareholder will change as a result of the reorganization.

         Because of differences in New York law and Bermuda law and differences in the governing documents of Leucadia National Corporation and Leucadia National Limited, your rights as a shareholder will change if we complete the reorganization.

         The most significant differences are:

         o our Board of Directors will be empowered to mandatorily redeem shares from a shareholder at fair market value if it determines that share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders,

         o a provision limiting to 9.9% the voting rights of any person who owns, directly, indirectly, beneficially or constructively as determined for purposes of the controlled foreign corporation rules of the Internal Revenue Code, 10% or more of our common shares. Initially, this 9.9% voting limitation will not be applicable to any Cumming Entity or any Steinberg Entity. However, if we acquire a foreign insurance company which would be or would cause us to be characterized as a controlled foreign corporation, the voting rights for the election of directors of all Cumming Entities considered together and all Steinberg Entities considered together would be limited in each case to 9.9%, unless the voting limitations were unnecessary because neither we nor any of our subsidiaries would be characterized as a controlled foreign corporation or the Board of Directors determines, and Mr. Cumming and Mr. Steinberg agree, to allow us or the insurance company to be considered a controlled foreign corporation. This provision, to some extent in conjunction with the 1% ownership restriction described immediately below, is intended to prevent us and any of our current or future foreign subsidiaries from being characterized as a controlled foreign corporation, which could cause U.S. persons owning or treated as owning 10% or more of our shares to suffer adverse U.S. tax consequences,

         o a provision restricting the ability of a person or entity from owning, directly, indirectly, beneficially or constructively as determined for purposes of the foreign personal holding company rules of the Internal Revenue Code, 1% or more of our common shares. However, this restriction on ownership would permit any person or entity who owned, as determined under these rules and regulations, more than 1% of our outstanding common shares immediately preceding the effective date of the reorganization, to continue to own common shares owned on that date but would not permit that person or entity to increase its common share ownership above what it owns on that date. Moreover, the Leucadia National Limited Board of Directors may, in its discretion, waive this limitation on a case by case basis. This provision is intended to prevent us and any of our current and future foreign subsidiaries from being characterized as foreign personal holding companies, which would cause all U.S. persons owning or treated as owning our shares to suffer adverse U.S. tax consequences. Generally, the U.S. tax law characterizes a foreign corporation as a foreign personal holding company if five or fewer U.S. individuals own, including indirectly and through attribution, more than 50% of the foreign corporation's vote or value, and the corporation's passive-type income exceeds certain thresholds for a given year. You should note that expansive attribution rules apply under the tax law with regard to the 50% ownership test, including a provision that treats shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust as owned proportionately by its shareholders, partners or beneficiaries. In addition, the attribution rules treat an individual as owning the shares owned directly or indirectly by the individual's partners and specified family members,

         o our New York charter currently generally restricts the accumulation of 5% or more of our common shares, a restriction adopted to preserve the use of our tax attributes. This charter restriction will not be included in the organizational documents of Leucadia National Limited,

         o under New York law, a merger, consolidation, or dissolution of our company, or any sale, lease, exchange or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of one-half of all outstanding shares (if the charter amendment is approved) or two-thirds of all outstanding shares (if the charter amendment is not approved); under Bermuda law and the Bermuda bye-laws, and any such transaction must be approved by the affirmative vote of a majority of the shares voted,

         o unless otherwise provided by law, our Bermuda bye-laws will only be permitted to be amended with both the prior approval of the Board of Directors and approval by the holders of a majority of the shares voting on the amendment, and

         o under Bermuda law, shareholders' rights to bring derivative suits will be more limited.

The potential benefits from the reorganization are not guaranteed.

         We anticipate that several potential benefits will result from the reorganization. However, these potential benefits are not guaranteed. We may not realize benefits from the Bermuda and other foreign tax, business and regulatory environments. As a result, we may not experience any competitive advantages or enhanced returns for shareholders from the reorganization. In addition, we currently estimate that the process of reorganizing will result in expenses, other than the tax cost to the company, of approximately $5 million. If the Board decides to implement the reorganization, these expenses as well as the tax cost to the company will be incurred regardless of whether we are able to realize any benefits of the reorganization. See "The Reorganization--Background and Advantages of the Reorganization."

We may become subject to U.S. corporate income tax, which would reduce our net income.

         We currently are subject to U.S. income tax on our worldwide income. After the reorganization, our U.S. subsidiaries will continue to be subject to U.S. income tax on their operations. We anticipate that our non-U.S. operations generally will not be subject to U.S. income tax other than withholding tax on U.S. source income and corporate income tax (and possibly the branch profits tax) on income which is effectively connected with the conduct of a trade or business within the United States or otherwise attributable to the United States. There is, however, no assurance that this result will be achieved. In this regard, the Internal Revenue Service may challenge our tax reporting positions and assert that all or some of our non-U.S. income and operations are subject to U.S. tax.

We may become subject to Barbados tax, which would reduce our net income.

         We intend to have offices located in Barbados and expect to apply for an international business company license under the Barbados International Business Companies Act, 1991-24. If this license is granted, we will be entitled to certain tax benefits and exemptions, including a preferred rate of corporation tax. All dividends, interest, royalties, fees or management fees deemed to be paid by us as a licensed international business to a company carrying on international business or to a person resident outside Barbados will be exempt from tax under the Barbados Income Tax Act. As an international business company in Barbados, we will not need to withhold any portion of the dividends, royalties, interest, management fees, fees or other income paid or deemed to be paid by us to a person who is not resident in Barbados or who, if so resident, carries on an international business. We intend to apply to the Minister of Finance for assurances or guarantees that all or any of the benefits or exemptions contained in the International Business Companies Act will apply to us for a period of fifteen years upon our becoming a licensee. There are currently no procedures for extending these assurances or guarantees. It is possible that we would not receive this license or these assurances and/or guarantees, which would make us ineligible to receive these benefits or would limit the availability of these benefits to us. This would reduce our net income.

Our shareholders could be subject to U.S. tax on our undistributed income.

         In general, our U.S. shareholders should be subject to U.S. federal income tax only when they receive a distribution from us or dispose of our common shares. However, as described in this proxy statement/prospectus under the heading "Material Tax Considerations," U.S. tax law contains various anti-deferral rules, applicable in specified circumstances. Our Bermuda bye-laws have been designed, to the extent possible, to eliminate or reduce the possibility that those anti-deferral rules would apply to you. However, there can be no assurance that the bye-laws will eliminate all risk in this regard. If one or another of these anti-deferral rules were to apply, it is possible that some or all of our U.S. shareholders would be taxed on all or certain types of income earned by us or our subsidiaries, even if no distributions are made to these U.S. shareholders.

Our shareholders could be subject to adverse U.S. tax consequences as a result of our ownership of passive assets.

         If we are characterized, for U.S. tax purposes, as a passive foreign investment company under the Internal Revenue Code, all of our U.S. shareholders could suffer adverse U.S. tax consequences in connection with distributions from us or upon disposition of our shares. While we intend to manage our affairs in a manner designed to avoid this characterization, there can be no assurance that we, or one or more of our foreign subsidiaries, will not in the future be characterized as a passive foreign investment company.

Application of the bye-law provision restricting your ability to own 1% or more of Leucadia National Limited common shares could result in an economic loss to you which may include a forced sale of your shares.

         As previously discussed, if you acquire ownership of 1% or more of Leucadia National Limited common shares (or if you already own 1% or more and you increase your ownership of common shares) you will be in violation of the bye-laws. In this event, your Leucadia National Limited common shares will become subject to a forced sale in accordance with the bye-laws and you may suffer economic loss as a result of such sale. If you have already sold shares that you owned in violation of this restriction, you may be subject to a loss of profits of such sale.

The expansive attribution rules under U.S. tax law may result in your inadvertent violation of the bye-law provision restricting your ability to own 1% or more of Leucadia National Limited common shares as a result of events unrelated to your direct ownership of shares.

         As previously discussed, the foreign personal holding company attribution rules under the Internal Revenue Code are expansive. Under these rules, you may be deemed to own shares held by a corporation, partnership, estate, or trust in which you have an ownership interest. In addition, an individual is considered to own the stock owned, directly or indirectly, by or for his or her partners and family. For these purposes, an individual's family includes his or her brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants. These attribution rules can have application in situations and as a result of events that otherwise have nothing to do with your direct share ownership.

         For example, (i) the marriage of the son of Shareholder "A" to the daughter of Shareholder "B" would result in a combination of the holdings of Shareholder "A" and Shareholder "B", all being deemed to own the shares of Shareholder "A" and Shareholder "B", and (ii) the investment by "Mr. Smith", a Leucadia National Limited shareholder, in a partnership unrelated to Leucadia National Limited, would cause "Mr. Jones", another Leucadia National Limited shareholder and partner in that partnership, and "Mr. Smith", as well as all other individuals who are partners in that partnership, to be treated as owning "Mr. Smith's" and "Mr. Jones'" Leucadia National Limited common shares.

         The foregoing examples are for illustration only and are not intended to be all inclusive. You are urged to consult your tax advisor as to the potential application of, and to assure compliance with, these bye-law provisions.

Congress may enact new legislation that would tax us or our shareholders on our worldwide income.

         The Treasury Department recently announced that it will conduct a study to review tax laws affecting U.S. companies that reincorporate offshore. In addition, a number of pieces of legislation were recently introduced in Congress, each of which would treat a foreign corporation that results from the reincorporation of a U.S. corporation, as a domestic corporation for U.S. tax purposes. It is currently unknown whether any of this legislation, or any other proposal, whether legislative or administrative, which would modify the current U.S. tax treatment of companies which relocate offshore, will be enacted or adopted. If so, the outcome of such initiatives could reduce or eliminate the tax benefits we expect to realize after the reorganization, and could result in increased tax on our shareholders.

Certain provisions in our Bermuda bye-laws may make it more unlikely that someone will attempt to acquire us at a premium in a hostile offer.

         Provisions in our Bermuda bye-laws could have the effect of discouraging unsolicited takeover bids from third parties or the removal of incumbent management. As a result, it may be less likely that you will receive premium prices for your shares in an unsolicited takeover of our company by another party. These provisions include:

         o the voting cut-back, repurchase and ownership restriction provisions described above, and

         o a requirement that no provision of our bye-laws (including the provisions relating to the voting cut-back, repurchase rights and ownership restriction) can be amended or repealed without prior Board of Directors and shareholder approval.

         Our Board of Directors also has the right to issue preferred shares having the rights and qualifications that it determines. The issuance of preferred shares may have the effect of delaying, deferring or preventing a merger, amalgamation, tender offer or proxy contest involving us. This may cause the market price of our shares to fall, and may further dilute the voting rights of our existing shareholders.

We may seek to raise additional capital by selling our shares in the future.

         After the change in domicile, we intend to examine acquisition opportunities and/or equity or debt capital raising opportunities, which may include rights offerings to our shareholders. Any of these actions could adversely affect the market price of our common shares or be dilutive to our shareholders.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                        OF LEUCADIA NATIONAL CORPORATION

         The following selected financial data have been summarized from our consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements.

                                                                       Year Ended December 31,
                                                        ------------------------------------------------------
                                                        2001        2000         1999        1998         1997
                                                        ----        ----         ----        ----         ----
                                                             (In thousands, except per share amounts)
SELECTED INCOME STATEMENT DATA:
Revenues (a)                                          $375,298    $571,865    $522,908     $233,367    $270,392
Interest expense (b)                                    55,200      57,713      50,665       45,139      46,007
Income (loss) from continuing operations before
  income taxes, minority expense of trust
  preferred securities, extraordinary gain (loss)
  and cumulative effect of a change in accounting
  principle                                             53,673     253,466     267,458       39,580     (25,945)
Income (loss) from continuing operations before
  minority expense of trust preferred securities,
  extraordinary gain (loss) and cumulative effect
  of a change in accounting principle                   70,321     160,152     215,295       62,140     (15,401)
Minority expense of trust preferred securities,
  net of taxes                                          (5,521)     (5,521)     (5,521)      (8,248)     (7,942)
Income (loss) from continuing operations before
  extraordinary gain (loss) and cumulative effect
  of a change in accounting principle                   64,800     154,631     209,774       53,892     (23,343)
Income (loss) from discontinued operations,
  including gain (loss) on disposal, net of taxes      (72,719)    (39,606)      7,856          451     687,215
Extraordinary gain (loss) from early
  extinguishment of debt, net of taxes                       -         983      (2,588)           -      (2,057)
Cumulative effect of a change in accounting
  principle                                                411           -           -            -           -
    Net income (loss)                                   (7,508)    116,008     215,042       54,343     661,815

Per share:
  Basic earnings (loss) per common share:
   Income (loss) from continuing operations
    before extraordinary gain (loss) and
    cumulative effect of a change in accounting
    principle                                          $  1.17       $2.78       $3.53      $.85     $     (.38)
   Income (loss) from discontinued operations,
    including gain (loss) on disposal                    (1.32)       (.71)        .13          .01       11.05
   Extraordinary gain (loss)                                 -         .02        (.04)           -        (.03)
   Cumulative effect of a change in accounting
    principle                                              .01          -            -            -           -
                                                    ----------  ----------  ----------   ----------  ----------
     Net income (loss)                              $  (.14)         $2.09       $3.62      $.86         $10.64
                                                    ==========  ==========  ==========   =======     ==========

                                                                                                    (continued)

                                                                      Year Ended December 31,
                                                       -----------------------------------------------------
                                                       2001        2000        1999         1998        1997
                                                       ----        ----        ----         ----        ----
                                                             (In thousands, except per share amounts)
  Diluted earnings (loss) per common share:
   Income (loss) from continuing operations
    before extraordinary gain (loss) and
    cumulative effect of a change in accounting
    principle                                          $  1.17       $2.78       $3.53         $.85    $      (.38)
   Income (loss) from discontinued operations,
    including gain (loss) on disposal                    (1.32)       (.71)        .13          .01          11.05
   Extraordinary gain (loss)                                -          .02        (.04)          -            (.03)
   Cumulative effect of a change in accounting
     principle                                             .01          -           -            -               -
                                                   ----------- -----------  ----------   ----------    -----------
     Net income (loss)                              $     (.14)      $2.09       $3.62         $.86         $10.64
                                                   =========== ===========  ==========   ==========    ===========

                                                                       Year Ended December 31,
                                                        -----------------------------------------------------
                                                        2001        2000        1999         1998        1997
                                                        ----        ----        ----         ----        ----
                                                             (In thousands, except per share amounts)
SELECTED BALANCE SHEET DATA:
  Cash and investments                              $1,182,874   $1,182,014   $  884,687   $1,520,868   $1,596,430
  Total assets                                       2,577,239    2,626,156    2,488,130    3,222,286    2,980,418
  Debt, including current maturities                   343,276      374,523      483,309      722,601      352,872
  Company-obligated mandatorily redeemable
    preferred securities of subsidiary trust
    holding solely subordinated debt securities
    of the Company                                      98,200       98,200       98,200       98,200      150,000
  Customer banking deposits                            476,495      526,172      329,301      189,782      198,582
  Common shareholders' equity                        1,195,453    1,204,241    1,121,988    1,853,159    1,863,531
  Book value per common share                           $21.61       $21.78       $19.75       $29.90       $29.17
  Cash dividends per common share                     $    .25     $    .25       $13.58       $    -     $    .25

------------------
(a) Includes net securities gains (losses) of $29,624,000, $124,479,000, $16,268,000, $(66,159,000) and $3,943,000 for the years ended December
         31, 2001, 2000, 1999, 1998 and 1997, respectively.

(b)      Includes interest on customer banking deposits.

                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         A pro forma condensed balance sheet for Leucadia National Limited is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to our historical consolidated balance sheet as of December 31, 2001 other than provisions of an estimated $100 million in taxes and other expenses of $5 million as part of the reorganization. The Internal Revenue Service would not be obligated to accept our determination or the methodologies we used in calculating the tax provision. The effect of these provisions would be to increase total liabilities and to decrease net income and shareholders' equity by the amount of the provisions. The transaction involves a reorganization among companies under common control and, therefore, there will be no change in accounting.

         We note that the long-term impact of the events described above on our financial statements and book value per share likely will be less material than indicated here, as a significant portion of the transaction costs represent the acceleration of expenses that would have ordinarily been incurred in future periods.

         These pro forma adjustments assume that the United States federal income tax rate is 35%, the maximum statutory rate for corporations.

                               THE REORGANIZATION

General

         The Board of Directors has unanimously approved and recommends that you approve the proposed reorganization, in which we will merge into Leucadia National Corporation-Arizona, with Leucadia National Corporation-Arizona surviving. Immediately after the merger, Leucadia National Corporation-Arizona will become Leucadia National Limited, a Bermuda company, pursuant to a conversion and continuation procedure. The merger will occur only if the change in domicile to Bermuda is to occur immediately thereafter.

         After the reorganization, Leucadia National Limited will own the same assets that Leucadia National Corporation owned before the reorganization. The Board of Directors and officers will not change. Your proportionate economic ownership at the time of the reorganization also will not change as a result of the reorganization. The material differences in your rights as a shareholder of Leucadia National Limited are described under "Risk Factors--Some of Your Rights as a Shareholder Will Change as a Result of the Reorganization," "Description of Authorized Shares of Leucadia National Limited" and "Comparison of Rights of Shareholders." The actual terms of the reorganization are contained in the merger agreement and memorandum of continuance. The form of the merger agreement is included in this proxy statement/prospectus as Annex I. The form of the memorandum of continuance and the bye-laws substantially in the form of those that will govern our company once we are domiciled in Bermuda are included in this proxy statement/prospectus as Annex II and Annex III. We encourage you to read these documents carefully.

Background and Advantages of the Reorganization

         We believe the reorganization will allow us to obtain the benefit of certain tax, business and financial advantages that are not currently available to us. The reorganization should provide us with:

         o the opportunity to improve cash flow and enhance long-term profitability as a result, in significant part, of a reduction in the overall effective tax rate to be paid on our worldwide income, and a more favorable environment for potential future asset sales,

         o a more favorable and flexible corporate structure for the formation and growth of non-U.S. based operations,

         o an enhanced ability to pursue business combinations with non-U.S. entities, and

         o an expansion of our investor base, as our shares may become more attractive to non-U.S. investors.

         In addition to the potential benefits described above, the reorganization will impose some moderate costs on us and will expose you and us to certain risks. See "Risk Factors."

         There are also differences between New York and Bermuda corporate law, and our New York and Bermuda organizational documents. See "Comparison of Rights of Shareholders." There are also selected tax and enforcement risks related to the reorganization. See "Risk Factors." We believe that the potential advantages of the reorganization substantially outweigh these risks and differences.

         Although management considered alternate structures for providing you with the benefits associated with investing in a Bermuda company, management determined and advised the Board of Directors that the proposed structure of the reorganization is the best structure to provide the advantages we are seeking, without direct cost to you. No assurances can be given, however, that the reorganization will be consummated or that if consummated the anticipated benefits of the reorganization will be realized.

         While the Board of Directors has determined that it is in our best interest to request your approval for the proposed reorganization at this time, as noted previously, it is anticipated that we will implement the reorganization only if the estimated tax cost to the company decreases to an acceptable level and there are no other circumstances that would make it unadvisable to proceed with the reorganization, none of which the Board of Directors is currently aware of. In addition, the Board of Directors may determine to abandon the reorganization for reasons deemed to be in our best interests or in the best interests of our shareholders.

Recommendation of the Board of Directors

         The Board of Directors has unanimously approved the proposed reorganization and recommends that you vote for the proposal to approve the reorganization.

Rights of Dissenting Shareholders

         Pursuant to Section 910 of the New York Business Corporation Law and
Section 10-1302 of the Arizona Business Corporation Act, the holders of Leucadia National Corporation common shares and the Leucadia National Corporation-Arizona common shares will not have dissenters' appraisal rights under New York or Arizona law in connection with the reorganization because, among other reasons, our shares currently are traded on the New York Stock Exchange.

Amendments to Stock Based Plans

         In connection with the reorganization, we will amend our stock based compensation plans to provide that common shares will be issued by Leucadia National Limited. We will revise or amend our other employee benefit plans, as necessary.

         Your approval of the reorganization will also constitute approval of amendments to our stock based compensation plans and other employee benefit plans providing for use after the reorganization of Leucadia National Limited common shares in lieu of Leucadia National Corporation common shares.

New York Stock Exchange Trading

         Our common stock is currently traded on the New York Stock Exchange under the symbol "LUK." We currently expect that Leucadia National Limited common shares will be listed under the same symbol immediately following the reorganization. As is currently the case with our company, Leucadia National Limited, as a New York Stock Exchange listed company, would be subject to the informational requirements of the securities laws of the United States.

Accounting Treatment

         The transaction involves a reorganization among companies under common control and, therefore, there will be no change in accounting.

                          THE MERGER AGREEMENT AND THE
                            MEMORANDUM OF CONTINUANCE

General

         We propose that the reorganization be effected pursuant to the merger agreement and the memorandum of continuance. The steps to the reorganization are:

         o merging Leucadia National Corporation with and into Leucadia National Corporation-Arizona, with Leucadia National Corporation-Arizona surviving;

         o automatically converting the shares of Leucadia National Corporation outstanding immediately before the effective time of the merger into an equal number of Leucadia National Corporation-Arizona shares;

         o filing the memorandum of continuance with the Registrar of Companies of Bermuda for registration immediately after the merger, which will result in Leucadia National Corporation-Arizona becoming a Bermuda company pursuant to a continuation procedure under Bermuda and Arizona law; and

         o automatically converting each outstanding Leucadia National Corporation-Arizona common share into one Leucadia National Limited common share.

         The certificate of incorporation and by-laws of Leucadia National Corporation-Arizona will be amended and restated at the effective time of the merger as is set forth in Exhibit A and Exhibit B to the merger agreement, the form of which is attached as Annex I to this proxy statement/prospectus. The amended and restated certificate of incorporation and by-laws will be the certificate of incorporation and by-laws of the surviving corporation of the merger. Following the continuation of Leucadia National Corporation-Arizona into Bermuda, the memorandum of continuance and the bye-laws of Leucadia National Limited will be the governing organizational documents and the forms thereof are set forth as Annexes II and III to this proxy statement/prospectus.

Exchange of Share Certificates

         Shareholders holding share certificates representing Leucadia National Corporation common shares should not send their share certificates with their proxy cards. If the reorganization is completed, a transmittal form with instructions on how to exchange share certificates for certificates representing Leucadia National Limited common shares will be mailed to shareholders.

Conditions to Consummation of the Reorganization

         The reorganization will be completed only if, among other requirements, the following conditions are satisfied or, if allowed by law, waived:

         o Our shareholders approve the reorganization by the requisite vote.

         o The anticipated tax cost of the reorganization is at a level that is acceptable to the Board of Directors.

         o There are no orders or injunctions prohibiting the consummation of the reorganization.

         o The registration statement on Form S-4 filed with the Securities and Exchange Commission to register the Leucadia National Limited common shares becomes effective and no stop order or proceeding seeking a stop order will be in effect.

         o Except as set forth below, we receive all material third-party consents to the reorganization. At December 31, 2001, we had outstanding an aggregate of $99,419,000 principal amount of our 7-3/4% Senior notes due 2013, $19,101,000 principal amount of our 8-1/4% Senior Subordinated notes due 2005, $21,623,000 principal amount of our 7-7/8% Senior Subordinated notes due 2006 and $98,200,000 aggregate liquidating amount of company-obligated mandatorily redeemable 8.65% preferred securities of a subsidiary trust holding our solely subordinated debt securities. Under the terms of the senior notes and of each issue of senior subordinated notes, a majority in principal amount of each issue of notes is required to consent to the reorganization. We currently intend to seek the consent of each issue of notes; however, we will still consider implementing the reorganization even if we do not receive the required consents. Implementation of the reorganization without the consent of an issue of notes would be an event of default under the terms of the indentures governing that issue and any other issue of notes that did not consent. As a result, the Trustee or holders of not less than

                  25% in aggregate principal amount of each non-consenting issue of notes would be able to declare the full amount of that issue of notes to be due and payable immediately. Any acceleration would also result in a default under the trust preferred securities, giving the Trustee or holders of not less than 25% in aggregate principal amount of the trust preferred securities the ability to declare the full amount of the trust preferred securities to be due and immediately payable. We believe that we have adequate liquid resources to pay off the full amount of the notes and the trust preferred securities if acceleration were to occur.

         We reserve the right to waive any or all of the conditions listed above, except as required by law.

Effective Time

         We intend to implement the reorganization only if the estimated cost of the reorganization is acceptable given the anticipated benefits. Based on our current estimates of the fair market values of our assets, the amount of our liabilities, the current per share price of our common shares, the tax basis that we have in our assets and our other tax attributes, we expect that the tax cost of the reorganization, if implemented now, could be approximately $315 million as of April 8, 2002. We believe this cost is unacceptably high, considering the anticipated benefits of the reorganization and compared to the tax cost we would otherwise expect to incur if we, instead, actually sold our assets in one or more tax-efficient transactions.

         We would consider implementing the reorganization if our estimate of the tax cost declines to a level more commensurate with the amount of tax the company would incur were we to sell all our assets in one or more tax-efficient transactions. Based on, and assuming no significant change to our assessment of asset values and the approximate $315 million tax cost that could result from the actual sale of all our assets as of April 8, 2002, we believe that a tax cost of approximately $100 million would be acceptable, given the anticipated benefits of the reorganization; we believe this reduced estimated tax cost would occur if our market capitalization declines by $615 million, our liabilities decrease by $615 million, or the tax basis of our assets increases by $615 million, or upon some combination thereof, recognizing that changes in two or more of these factors could have an offsetting impact on the calculation of this tax cost. If, however, there are significant changes to our asset configuration, our tax profile and/or our assessment of asset values and the tax cost that would be incurred if we were to sell all our assets in tax-efficient transactions, then our determination of the tax cost at which the reorganization would be implemented could increase above $100 million, perhaps significantly. In addition and in any event, prior to implementing the reorganization, we will continue to monitor changes to these considerations, as well as changes in our share ownership and other relevant factors, including any legislative and administrative developments as they relate to the risk of additional costs at the time of or after the reorganization for us or for our shareholders.

         Because the tax cost is dependent in part on values that fluctuate with market conditions, we cannot predict when and whether the tax cost will decline to an acceptable level. Thus, we currently are unable to predict when and whether the reorganization will take place.

         If the Board of Directors has not implemented the reorganization before the 2005 annual meeting of shareholders, management will either abandon the reorganization or resubmit it for shareholder approval at the 2005 annual meeting of shareholders. In addition, the Board of Directors may determine to abandon the reorganization for other reasons deemed to be in our best interests and/or those of our shareholders.

         Our merger into Leucadia National Corporation-Arizona, if approved by our shareholders, will become effective upon the later of: (1) the time of filing a certificate of merger with the New York Secretary of State; (2) the time of filing articles of merger with the Corporation Commission of the State of Arizona; or (3) a later effective time specified in the filings with those states. The conversion of Leucadia National Corporation-Arizona and its continuance as a Bermuda company, will become effective when the Registrar of Companies of Bermuda registers the memorandum of continuance.

         Immediately following the effective time of the reorganization, Leucadia National Limited will have the same directors and executive officers as we had immediately before that date.

Amendment

         Leucadia National Corporation and Leucadia National
Corporation-Arizona, by action of their respective boards of directors, may amend, modify or supplement the merger agreement or the memorandum of continuance at any time, except no amendment, modification or supplement may be made or effected that by law requires your further approval without your approval.

                   LEUCADIA NATIONAL CORPORATION AND LEUCADIA
                                NATIONAL LIMITED

Leucadia National Corporation

         We are a diversified holding company, engaged in a variety of businesses, including banking and lending, manufacturing, winery operations, real estate activities, development of a copper mine and property and casualty insurance and reinsurance. We concentrate on return on investment and cash flow to build long-term shareholder value, rather than emphasizing volume or market share. Additionally, we continuously evaluate the retention and disposition of our existing operations and investigate possible acquisitions of new businesses in order to maximize shareholder value. In identifying possible acquisitions, we tend to seek assets and companies that are troubled or out of favor and, as a result, are selling substantially below the values we believe to be present.

         Our common shares are traded on the New York Stock Exchange under the symbol "LUK." The following table sets forth the quarterly range of high and low reported sale prices of our common shares on the New York Stock Exchange for the periods indicated.

                                                      High             Low
                                                      ----             ---
2000:
  First Quarter................................  $  24.19           $  20.63
  Second Quarter...............................     26.75              22.13
  Third Quarter................................     28.13              23.06
  Fourth Quarter...............................     37.50              23.06

2001:
  First Quarter................................  $  35.70           $  30.50
  Second Quarter...............................     34.90              30.58
  Third Quarter................................     33.65              28.25
  Fourth Quarter...............................     31.96              26.31

2002:
  First Quarter................................  $  36.04           $  28.00
  Second Quarter (through April 8, 2002)            36.85              35.00

         On April 8, 2002, the last reported sale price of our common shares as reported on the New York Stock Exchange was $36.81 per share. As of April 8, 2002, there were approximately 3,129 record holders of our common shares.

Leucadia National Limited

         Leucadia National Limited will be a Bermuda company registered and existing under the laws of Bermuda upon registration of the memorandum of continuance by the Registrar of Companies in Bermuda. Leucadia National Limited's registered office will be located in Bermuda.

                       DESCRIPTION OF AUTHORIZED SHARES OF
                            LEUCADIA NATIONAL LIMITED

         The following discussion is a summary of Leucadia National Limited's share capital. This summary is subject to the complete text of Leucadia National Limited's memorandum of continuance and bye-laws as they will be in effect on the effective date. Annexes II and III to this proxy statement/prospectus set forth the memorandum of continuance and the bye-laws.

Authorized Share Capital

         The memorandum of continuance and the bye-laws of Leucadia National Limited will provide that the authorized share capital is limited to 150,000,000 common shares having a par value of US$1.00 per share and 6,000,000 preferred shares having a par value of US$1.00 per share.

Voting

         The holders of Leucadia National Limited's common shares will be entitled to one vote per share except as restricted by the voting limitation described below, subject to the rights of the holders of any other class of shares that may be issued. All actions submitted to a vote of shareholders shall be voted on by the holders of Leucadia National Limited common shares, voting together as a single class, except as provided by law.

         With respect to the election of directors, each holder of Leucadia National Limited common shares entitled to vote at the election will have the right to vote, in person or by proxy, the number of shares held by him or her for as many persons as there are directors to be elected and for whose election that holder has a right to vote. Those nominees receiving the highest number of votes, up to the number of directors elected, shall be deemed elected.

         The bye-laws contain provisions limiting shareholders' voting rights as set forth in "Comparison of Rights of Shareholders--Voting of Shareholders; Limitations on Share Ownership--Leucadia National Limited."

Dividends

         As is the case with the Leucadia National Corporation common shares, holders of Leucadia National Limited common shares will be entitled to participate, on a share-for-share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by the Board of Directors of Leucadia National Limited. Dividends will generally be payable in U.S. dollars. In December of each of 2000 and 2001, we declared and paid an annual cash dividend of $0.25 per common share.

         The payment of any future cash dividends on the Leucadia National Limited common shares is necessarily dependent upon the earnings and financial needs of Leucadia National Limited, along with applicable legal and contractual restrictions.

Rights Upon Liquidation

         As is the case with the Leucadia National Corporation common shares, on a liquidation of Leucadia National Limited, holders of Leucadia National Limited common shares will receive any assets remaining after the payment of Leucadia National Limited's debts and the expenses of the liquidation, subject to any special rights as may be attached to any other class of shares.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

         The following discussion is a summary of material changes in your rights as a shareholder following the reorganization. We believe this summary is accurate. It is, however, subject to the complete text of the relevant provisions of the Bermuda Companies Act 1981, the New York Business Corporation Law, Leucadia National Corporation's certificate of incorporation and by-laws and Leucadia National Limited's memorandum of continuance and bye-laws.

         Your rights as a shareholder of Leucadia National Corporation are governed by New York law and Leucadia National Corporation's restated certificate of incorporation and amended and restated by-laws. After the reorganization, you will become a shareholder of Leucadia National Limited and your rights will be governed by Bermuda law and Leucadia National Limited's memorandum of continuance and bye-laws.

         There are differences between your rights under New York law and Bermuda law, which is based on English legal principles. In addition, there are differences between Leucadia National Corporation's certificate of incorporation and by-laws and Leucadia National Limited's memorandum of continuance and bye-laws. The most significant differences are:

         o once we are a Bermuda company, our Board of Directors will be empowered to mandatorily redeem shares from a shareholder at fair market value if it determines that share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders,

         o our bye-laws will contain a provision limiting to 9.9% the voting rights of any person who owns, directly, indirectly, beneficially or constructively as determined for purposes of the controlled foreign corporation rules of the Internal Revenue Code, 10% or more of our common shares. Initially, this 9.9% voting limitation will not be applicable to any Cumming Entity or any Steinberg Entity. However, if we acquire a foreign insurance company which would be or would cause us to be characterized as a controlled foreign corporation, the voting rights for the election of directors of all Cumming Entities considered together and all Steinberg Entities considered together would be limited in each case to 9.9%, unless the voting limitations were unnecessary because neither we nor any of our subsidiaries would be characterized as a controlled foreign corporation or the Board of Directors determines, and Mr. Cumming and Mr. Steinberg agree, to allow us or the insurance company to be considered a controlled foreign corporation. This provision, to some extent in conjunction with the 1% ownership restriction described immediately below, is intended to prevent us and any of our current or future foreign subsidiaries from being characterized as a controlled foreign corporation, which could cause U.S. persons owning or treated as owning 10% or more of our shares to suffer adverse U.S. tax consequences,

         o our bye-laws will contain a provision restricting the ability of a person or entity from owning, directly, indirectly, beneficially or constructively as determined for purposes of the foreign personal holding company rules of the Internal Revenue Code, 1% or more of our common shares. However, this restriction on ownership would permit any person or entity who owned, as determined under these rules and regulations, more than 1% of our outstanding common shares immediately preceding the effective date of the reorganization, to continue to own common shares owned on that date, but would not permit that person or entity to increase its common share ownership above what it owns on that date. Moreover, the Leucadia National Limited Board of Directors may, in its discretion, waive this limitation on a case by case basis. This provision is intended to prevent us and any of our current and future foreign subsidiaries from being characterized as foreign personal holding companies, which would cause all U.S. persons owning or treated as owning our shares to suffer adverse U.S. tax consequences. Generally, the U.S. tax law characterizes a foreign corporation as a foreign personal holding company if five or fewer U.S. individuals own, including indirectly and through attribution, more than 50% of the foreign corporation's vote or value, and the corporation's passive-type income exceeds certain thresholds for a given year. You should note that expansive attribution rules apply


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

                  under the tax law with regard to the 50% ownership test, including a provision that treats shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust as owned proportionately by its shareholders, partners or beneficiaries. In addition, the attribution rules treat an individual as owning the shares owned directly or indirectly by the individual's partners and specified family members,

         o our New York charter currently generally restricts the accumulation of 5% or more of our common shares, a restriction adopted to preserve the use of our tax attributes. This charter restriction will not be included in the organizational documents of Leucadia National Limited,

         o under New York law, a merger, consolidation, or dissolution of our company, or any sale, lease, exchange or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of one-half of all outstanding shares (if the charter amendment is approved) or two-thirds of all outstanding shares (if the charter amendment is not approved); under Bermuda law and the Bermuda bye-laws, and any such transaction must be approved by the affirmative vote of a majority of the shares voted,

         o unless otherwise provided by law, our Bermuda bye-laws will only be permitted to be amended with both the prior approval of the Board of Directors and approval by the holders of a majority of the shares voting on the amendment, and

         o under Bermuda law, shareholders' rights to bring derivative suits will be more limited.

MEETINGS OF SHAREHOLDERS; QUORUM

     Leucadia National Corporation

         Under New York law, shareholder meetings must be held annually and a special meeting of shareholders may be called by the Board of Directors or by persons authorized in the charter or the by-laws. Our by-laws provide that the Board of Directors may call special meetings of shareholders at any time.

         Our current by-laws provide that, except as otherwise required by law, the certificate or incorporation or the by-laws, a majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of shareholders (subject to class voting rights, if any).

     Leucadia National Limited

         Under Bermuda law, an annual general meeting must be convened at least once in every calendar year. A special meeting of shareholders may be convened by the directors at any time and must be convened upon the request of shareholders holding at least 10% of the paid-up capital of the company carrying the right to vote at shareholders' meetings.

         The bye-laws of Leucadia National Limited provide that the presence of two or more persons representing, in person or by proxy, not less than a majority of the total issued and outstanding common shares shall constitute a quorum at all meetings of the shareholders for the transaction of business, except as otherwise provided by Bermuda law.

VOTING OF SHAREHOLDERS; LIMITATIONS ON SHARE OWNERSHIP

     Leucadia National Corporation

         Under New York law, unless otherwise provided in the certificate of incorporation, each shareholder is entitled to one vote for each share of capital stock held by that shareholder. However, our current charter contains a provision that generally restricts the accumulation of 5% or more of our common shares.

     Leucadia National Limited

         The bye-laws contain a provision limiting to 9.9% the voting rights of any person who owns, directly, indirectly, beneficially or constructively as determined for purposes of the controlled foreign corporation rules of the Internal Revenue Code, 10% or more of our common shares. Initially, this 9.9% voting limitation will not be applicable to any Cumming Entity or any Steinberg Entity. However, if we acquire a foreign insurance company which would be or would cause us to be characterized as a controlled foreign corporation, the voting rights for the election of directors of all Cumming Entities considered together and all Steinberg Entities considered together would be limited in each case to 9.9%, unless the voting limitations were undesirable or unnecessary because neither we nor any of our subsidiaries would be characterized as a controlled foreign corporation or the Board of Directors determines, and Mr. Cumming and Mr. Steinberg agree, to allow us or the insurance company to be considered a controlled foreign corporation. This provision, to some extent in conjunction with the 1% ownership restriction described below, is intended to prevent us and any of our current or future foreign subsidiaries from being characterized as a controlled foreign corporation, which could cause U.S. persons owning or treated as owning 10% or more of our shares to suffer adverse U.S. tax consequences.

         Currently the Cumming Entities and the Steinberg Entities are, to our knowledge, the only shareholders beneficially owning more than 9.9% of our outstanding voting securities, and as a result, they would be the only current shareholders affected by the voting cut back. The company does not believe that we currently would be characterized as a controlled foreign corporation even if the vote of all of the Cumming Entities and the Steinberg Entities remain unrestricted. Therefore, the company has determined not to restrict the vote of the Cumming Entities or the Steinberg Entities at the present time. However, if under certain circumstances, we or any of our non-U.S. subsidiaries could be characterized as a controlled foreign corporation, the company will have the ability to have the voting cut back applied to the Cumming Entities and the Steinberg Entities.

         The company believes that the 9.9% voting cutback is prudent, as a protection against the potential characterization of the company or our non-U.S. subsidiaries as controlled foreign corporations for U.S. tax purposes, notwithstanding the bye-law restriction on ownership of more than 1% of our common shares. This is due to the fact that, because the 1% restriction is designed only to protect against characterization of the company as a foreign personal holding company, restricted "ownership" for these rules will not prevent, in all cases, ownership that would potentially result in application of the controlled foreign corporation rules.

         Further, the bye-laws contain a provision restricting the ability of a person or entity from owning, directly, indirectly, beneficially or constructively as determined for purposes of the foreign personal holding company rules of the Internal Revenue Code, 1% or more of our common shares. However, this restriction on ownership would permit any person or entity who owned, as determined under these rules and regulations, more than 1% of our outstanding common shares immediately preceding the effective date of the reorganization, to continue to own common shares owned on that date, but would not permit that person or entity to increase its common share ownership above what it owns on that date. Moreover, the Leucadia National Limited Board of Directors may, in its discretion, waive this limitation on a case by case basis. This provision is intended to prevent us and any of our current and future foreign subsidiaries from being characterized as foreign personal holding companies, which would cause all U.S. persons owning or treated as owning our shares to suffer adverse U.S. tax consequences. Generally, the U.S. tax law characterizes a foreign corporation as a foreign personal holding company if five or fewer U.S. individuals own, including indirectly and through attribution, more than 50% of the foreign corporation's vote or value, and the corporation's passive-type income exceeds certain thresholds for a given year. You should note that expansive attribution rules apply under the tax law with regard to the 50% ownership test, including a provision that treats shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust as owned proportionately by its shareholders, partners or beneficiaries. In addition, the attribution rules treat an individual as owning the shares owned directly or indirectly by the individual's partners and specified family members.

         Our charter currently generally restricts the accumulation of 5% or more of our common shares, a restriction adopted to preserve the use of our tax attributes. This charter restriction will not be included in the organizational documents of Leucadia National Limited.

MANDATORY REDEMPTION OF COMMON STOCK

     Leucadia National Corporation

         Subject to certain restrictions, under New York law, a corporation may mandatorily redeem shares of its common shares if the charter so provides and provided that there is a common class that is not redeemable.

     Leucadia National Limited

         The bye-laws contain a provision that the Board of Directors of Leucadia National Limited may redeem shares at fair market value if it determines that any shareholder's share ownership may result in adverse tax, regulatory or legal consequences to the company or any shareholder, provided that as a result of such redemption the issued share capital of Leucadia National Limited would not be reduced below the minimum share capital required by Bermuda law.

PREFERRED STOCK

     Leucadia National Corporation

         Under New York law and our current certificate of incorporation, the Board of Directors has the right to issue preferred shares with the powers, rights and designations as it may so determine, subject to certain restrictions set forth in our certificate of incorporation.

     Leucadia National Limited

         Under the bye-laws of Leucadia National Limited, the Board of Directors has the right to issue preference shares with the powers, rights and designations as it may so determine.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS

     Leucadia National Corporation

         Our current by-laws provide that shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice in writing. To be timely, a shareholder's notice must be received by our Secretary not less than:

         o 120 days before the first anniversary date of our proxy statement in connection with the last annual meeting, or

         o if no annual meeting was held in the previous year, not less than a reasonable time, as determined by the Board of Directors, before the date of the applicable annual meeting. Leucadia National Limited

         The bye-laws of Leucadia National Limited will be substantially identical to the by-laws of Leucadia National Corporation, subject to Bermuda law, in this regard. In addition, Bermuda law provides that shareholders totaling at least 100 shareholders or holding at least 5% of the total voting rights can, at their own expense, require the company to:

         o give notice of any resolution which those shareholders can properly propose and intend to propose at the next annual general meeting of the company; or

         o circulate a statement prepared by those shareholders in respect of any matter referred to in a proposed resolution or any business to be dealt with at a general meeting.

DISTRIBUTIONS AND DIVIDENDS; STOCK REPURCHASES

     Leucadia National Corporation

         Under New York law, a corporation may pay dividends out of surplus, unless the corporation is insolvent or would be rendered insolvent by paying the dividend, or the declaration, payment or distribution of the dividend would be contrary to any restrictions contained in the certificate of incorporation.

         A New York corporation generally may purchase shares only out of surplus, but not if the corporation: (1) is then insolvent or (2) would thereby be made insolvent.

         Acquired shares can be reissued generally without shareholder action.

     Leucadia National Limited

         Under Bermuda law and the bye-laws, the Board of Directors of Leucadia National Limited may declare dividends, or make distributions out of contributed surplus, as long as there are no reasonable grounds for believing that Leucadia National Limited is, or after the dividend or distribution would be, unable to pay its liabilities as they became due or that the realizable value of Leucadia National Limited's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

         Under Bermuda law and the bye-laws, Leucadia National Limited can purchase its own shares generally, to the extent it can otherwise pay a dividend.

         Acquired shares can be reissued generally without shareholder action.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Leucadia National Corporation

         New York law generally permits a corporation to provide indemnification and advancement of expenses, by by-law provision, agreement or otherwise, against judgments, fines, expenses and amounts paid in settlement actually and reasonably incurred by the person in connection with a proceeding if the person acted in good faith and for a purpose he or she reasonably believed to be in or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

         Our current by-laws provide for indemnification on our part to the fullest extent permitted by law.

     Leucadia National Limited

         Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against:

         o any liability he or she incurs in defending any proceedings, whether civil or criminal, in which (1) judgment is given in his or her favor, or (2) he or she is acquitted, or (3) he or she is granted relief from liability by the court in connection with any application under relevant Bermuda legislation; and

         o any loss or liability resulting from negligence, default, breach of duty or breach of trust, other than for his or her fraud or dishonesty.

         The bye-laws provide that Leucadia National Limited shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals, by reason of the fact that he is or was a director, officer or committee member, or is or was serving at the request of Leucadia National Limited as a director or officer of another enterprise, against expenses, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if:

         o he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Leucadia National Limited, and

         o with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful, and

         o with respect to shareholder derivative actions (other than with respect to indemnification of expenses), a judgment is given in favour of such person, such person is acquitted or a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity, and

         o except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for fraud or dishonesty in the performance of his duty to Leucadia National Limited.

         Leucadia National Limited will advance all reasonable expenses incurred by or on behalf of any person in connection with any related proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by Leucadia National Limited pursuant to the bye-laws or Bermuda law.

LIMITED LIABILITY OF DIRECTORS

     Leucadia National Corporation

         New York law permits the adoption of a charter provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director's breach of duty. New York law, however, does not permit any limitation of the liability of a director:

         o if the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or

         o if the director personally gained a financial profit or other advantage to which he was not legally entitled or his acts violated Section 719 of the New York Business Corporation Law.

         Our current certificate of incorporation eliminates the monetary liability of a director to the fullest extent permitted by New York law.

     Leucadia National Limited

         Under Bermuda law, a director must observe the statutory duty of care which requires a director to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

         Bermuda law renders void any provision in the bye-laws or any contract between a company and any director exempting him or her from, or indemnifying him or her against, any liability in respect of any fraud or dishonesty of which he or she may be guilty in relation to the company.

         The Leucadia National Limited bye-laws provide that no director of Leucadia National Limited will be personally liable to Leucadia National Limited or its shareholders for damages for any breach of duty as a director, except where the person is found by a judgment or other final adjudication to be guilty of fraud or dishonesty or to have personally gained in fact a financial profit or other advantage to which he was not legally entitled.

INTERESTED DIRECTOR TRANSACTIONS

     Leucadia National Corporation

         Under New York law, no contract or other transaction between a corporation and one or more of its directors, or between a corporation and any entity in which one or more of its directors are directors or officers, or have a substantial financial interest, shall be either void or voidable for this reason alone or by reason alone that the director or directors are present at the meeting of the Board of Directors, or of a committee thereof, which approves the contract or transaction, or that his or their votes are counted for the purpose, if:

         o the material facts as to the director's interest in the contract or transaction and as to any common directorship, officership or financial interest are disclosed in good faith or known to the Board of Directors or committee, and the Board of Directors or committee approves the contract or transaction without counting the vote of the interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the Board of Directors, by unanimous vote of the disinterested directors;

         o the material facts as to the director's interest in the contract or transaction and as to any common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and the contract or transaction is approved by vote of eligible shareholders; or

         o the contract or transaction was fair and reasonable as to the corporation at the time it was approved by the Board of Directors, a committee or the shareholders.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that approves the contract or transaction.

     Leucadia National Limited

         The bye-laws provide that any director who is directly or indirectly interested in a contract or proposed contract or arrangement with our company will not be liable to our company for any benefit that he derives therefrom if where it is necessary he declares the nature of his interest at the first opportunity at a meeting of the board or by writing to the directors as required by Bermuda law. Following such a declaration being made, an interested director may vote in respect of any contract or arrangement or proposed contract or arrangement and may be counted in the quorum at such meeting. The shareholders may, in general or with respect to any particular vote of the board, remove any or all of these restrictions or requirements, and may ratify any action taken by the board in contravention of these restrictions and requirements.

         In addition, under Bermuda law, without the consent of the holders of shares carrying at least nine-tenths of the total voting rights or in other limited instances, a company may not make a loan to or enter into any guarantee or provide security in respect of any loan made to any person who is a director of that company or of its holding company. Exceptions to this provision are:

         o loans or guarantees by the company in the ordinary course of its business, if the business includes lending money or giving guarantees; or

         o loans for the purposes of the company or to enable its directors to perform their duties, given with prior approval at a general meeting where the purposes of the loan are disclosed; or if not given at that meeting, the loan is repaid or discharged within six months from the conclusion of the next following annual general meeting.

         This provision does not preclude the reimbursement of expenses or loans to directors who are or were employees of the company, to enable them to acquire shares or stock options.

SHAREHOLDERS' SUITS

     Leucadia National Corporation

         New York law requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the transaction complained of or that the shares passed to him or her by operation of law. In addition, the shareholder must be a shareholder at the time of bringing the action.

     Leucadia National Limited

         The Bermuda courts ordinarily would be expected to follow English precedent, which would permit a shareholder to commence a derivative action in the name of the company to remedy a wrong done to the company only:

         o where the act complained of is alleged to be beyond the corporate power of the company or is illegal;

         o where the act complained of is alleged to constitute a fraud against the minority shareholders by those controlling the company, provided that the majority shareholders have used their controlling position to prevent the company from taking action against the wrongdoers;

         o where an act requires approval by a greater percentage of the company's shareholders than actually approved it; or

         o where a derivative action is necessary to avoid a violation of the company's memorandum of continuance or bye-laws.

SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

     Leucadia National Corporation

         Under New York law, for corporations in existence on February 22, 1998, whose certificate of incorporation expressly provides, or for corporations formed after that date, the holders of a majority of the shares entitled to vote must approve a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation's business, or a dissolution of the corporation. In the case of all other corporations, approval by the holders of two-thirds of the votes of all outstanding shares entitled to vote is required. Currently, our certificate of incorporation does not so expressly provide for approval by the holders of a majority of the shares entitled to vote, although an amendment to the certificate of incorporation to that effect is being submitted to a vote of the shareholders through this proxy statement. See "Approval of Charter Amendment."

         New York law generally prohibits a domestic corporation from engaging in a business combination with an "interested shareholder" for a period of five years from the date the shareholder acquired the stock in the domestic corporation, unless certain conditions are met. An interested shareholder is one who is the beneficial owner of 20% or more of the corporation's shares or an affiliate or associate of the corporation who has within the previous five years, beneficially owned 20% or more of the corporation's then outstanding shares. Under the New York statute, the term "interested shareholder" would not apply to Messrs. Cumming or Steinberg.

         The domestic corporation may engage in a business combination with the interested shareholder within the five-year period if the interested shareholder's share purchase made on his share acquisition date, as defined below, was approved by the corporation's board of directors before the date the shareholder became an interested shareholder (the "share acquisition date"). The business combination is also permitted if any of the following criteria are met:

         o the business combination was approved by the board of directors before the interested shareholder's share acquisition date or where the purchase of shares by the interested shareholder on the shareholder's share acquisition date had been approved by the board of directors before the shareholder's share acquisition date;

         o the combination was approved by a majority of the outstanding voting shares not beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder at a meeting called no earlier than five years after the interested shareholder's share acquisition date; or

         o the consideration to be received by shareholders meets certain requirements of the New York Business Corporation Law with respect to form and amount.

         The definition of "business combinations" includes mergers, assets sales and other transactions resulting in a disproportionate financial benefit to the interested shareholder.

     Leucadia National Limited

         Bermuda law permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda exempted companies and one or more foreign corporations, subject, unless the bye-laws otherwise provide, to obtaining a vote of 75% of the shares of each of the companies, and of each class of shares, present and voting in person or by proxy at a meeting called for that purpose. Unless the bye-laws otherwise provide, Bermuda law also requires that the quorum at the meetings be one-third of the issued shares of the company or the class. Each share carries the right to vote in respect of an amalgamation, whether or not it otherwise carries the right to vote. The Bermuda bye-laws reduce the vote required to approve an amalgamation to a majority of shares voted, and increase the quorum for purposes thereof to one-half of the outstanding shares.

         Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer, other than shares already held by or on behalf of the offeror, accept, the offeror may by notice, given within two months after the expiration of the said four months, require any dissenting shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit.

AMENDMENT OF GOVERNING DOCUMENTS

     Leucadia National Corporation

         Under New York law, an amendment to the certificate of incorporation requires the approval of the corporation's Board of Directors and the affirmative vote of a majority of the outstanding shares entitled to vote, provided that (1) provisions in the certificate of incorporation requiring a greater vote on a matter may be amended only with that greater vote and (2) the affirmative vote of a majority of the outstanding shares of classes of stock that would be adversely affected is required, in addition to the foregoing, in certain circumstances.

         Under New York law, the Board of Directors may amend by-laws if so authorized in the charter or a by-law adopted by the shareholders or the incorporators. Our current by-laws authorize the Board of Directors to amend by-laws by a vote of the majority of directors present at a meeting at which a quorum is present. The shareholders of a New York corporation also have the power to amend by-laws, by majority vote of shares outstanding and entitled to vote in an election of directors.

     Leucadia National Limited

         Under Bermuda law, the bye-laws may be amended only by both (1) a resolution of the Board of Directors and (2) a resolution of the shareholders approved by shareholders with a majority of voting power voting on the amendment.

APPRAISAL RIGHTS

     Leucadia National Corporation

         New York law provides that, upon compliance with the applicable statutory requirements and procedures, a dissenting shareholder has the right to receive payment of the fair value of his or her shares if the shareholder objects to:

         o certain mergers or consolidations to which the corporation is a party, but not if the corporation's shares are listed on a national securities exchange or quoted on NASDAQ-NMS;

         o a disposition of all or substantially all of the assets of the corporation which requires shareholder approval other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders within one year after the date of the transaction; or

         o        specified shares exchanges.

     Leucadia National Limited

         Under Bermuda law, a dissenting shareholder of a company participating in an amalgamation, other than an amalgamation between a company and its wholly-owned subsidiary or between two or more wholly-owned subsidiaries of the same holding company, may apply to the court to appraise the fair value of his or her shares.

INSPECTION OF BOOKS AND RECORDS

     Leucadia National Corporation

         Under New York law, any person who shall have been a shareholder of record of a corporation upon at least five days' written demand shall have the right to examine in person or by agent or attorney, during usual business hours,


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its minutes of the proceedings of its shareholders and record of shareholders and to make extracts therefrom for any purpose reasonably related to the person's interest as a shareholder.

     Leucadia National Limited

         Bermuda law provides the general public with a right of inspection of a Bermuda company's public documents at the office of the Registrar of Companies in Bermuda, and provides a Bermuda company's shareholders with a right of inspection of the company's bye-laws, minutes of general shareholders' meetings and audited financial statements. The register of shareholders is also open to inspection by shareholders free of charge and, upon payment of a small fee, by any other person.

         A Bermuda company is required to maintain its share register in Bermuda but may establish a branch register outside of Bermuda. A Bermuda company is required to keep at its registered office a register of its directors and officers that is open for inspection by members of the public without charge.

REMOVAL OF DIRECTORS; VACANCIES ON THE BOARD OF DIRECTORS

     Leucadia National Corporation

         Under New York law, any director or the entire Board of Directors may be removed for cause by holders of a majority of the shares voting on the removal. Under New York law and the by-laws of Leucadia National Corporation, any director may be removed for cause by the affirmative vote of a majority of the directors present, provided a quorum (one-third of the directors) is present.

         Under New York law and the by-laws of Leucadia National Corporation, a vacancy, other than due to the removal of a director without cause, may be filled by a vote of the Board of Directors or if the number of directors then in office is less than a quorum, by vote of a majority of directors then in office. A vacancy created by the removal of a director without cause may be filled only by a vote of the shareholders.

     Leucadia National Limited

         Under the bye-laws of Leucadia National Limited, the Board of Directors may remove a director for cause. Further, shareholders will have the right to remove directors only with cause and only with the approval of holders of a majority of the company's common shares voting on the removal.

         Under the bye-laws, any vacancy on the board will be filled by the board or, if a quorum of directors cannot be achieved, by the shareholders.

CLASSIFIED BOARD OF DIRECTORS

     Leucadia National Corporation

         Under New York law, a corporation may establish up to four classes of directors, as specified either in the corporation's by-laws or certificate of incorporation. The current certificate of incorporation and by-laws of Leucadia National Corporation do not provide for classes of directors.

     Leucadia National Limited

         The bye-laws of Leucadia National Limited will not establish a classified Board of Directors, although a classified board would be permitted under Bermuda law.

                     MANAGEMENT OF LEUCADIA NATIONAL LIMITED

         After the reorganization, the Board of Directors of Leucadia National Limited will consist of those persons who, at the effective time, are serving as directors of Leucadia National Corporation. Each director will serve the term of


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

office for which he or she was elected or appointed. After the reorganization, Leucadia National Limited's executive officers will be the same as those persons who, at the effective time, are employed as executive officers of Leucadia National Corporation.

         The committees of the Board of Directors of Leucadia National Corporation immediately before the effective time will continue to exist as committees of the Board of Directors of Leucadia National Limited after the reorganization with identical members and functions.


















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                           MATERIAL TAX CONSIDERATIONS

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS
REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

United States Federal Income Tax Consequences

         The following discussion sets forth the material U.S. federal income tax consequences to U.S. holders (as defined below) of Leucadia National Corporation common shares with respect to the reorganization and the ownership and disposition of Leucadia National Limited common shares.

         This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to approve the reorganization or to own or dispose of Leucadia National Limited common shares. In particular, this discussion deals only with holders who hold Leucadia National Corporation common shares, and will hold Leucadia National Limited common shares, as capital assets. This discussion does not address the tax treatment of the reorganization or of the ownership and disposition of the Leucadia National Limited common shares under applicable state or local tax laws or the laws of any jurisdiction other than the United States.

         In addition, this summary does not address federal alternative minimum tax consequences or gift or estate tax considerations and does not address all aspects of U.S. federal income taxation that may be applicable to holders because of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax law including, but not limited to the following:

         o securities dealers, financial institutions, insurance companies, or tax exempt organizations;

         o holders who hold shares as part of a hedging or larger integrated financial or conversion transaction;

         o holders who hold shares through a partnership or other pass-through entity;

         o holders whose functional currency is a currency other than the U.S. dollar;

         o holders who hold shares pursuant to selected retirement plans, pursuant to the exercise of employee stock options or otherwise as compensation; and

         o certain expatriates or former long-term residents of the United States.

         This discussion is based on current provisions of the Internal Revenue Code, current and proposed Treasury regulations, and administrative and judicial interpretations as of the date of this proxy statement/prospectus and all of which are subject to change or reinterpretation at any time by legislative, judicial or administrative action, possibly on a retroactive basis. Leucadia National Corporation shareholders should note that no rulings have been sought, or are expected to be sought, from the Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the reorganization. This discussion is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions described below, or that those positions would be upheld by the courts if challenged by the Internal Revenue Service.

         "U.S. holder" means a beneficial owner of Leucadia National Corporation common shares or Leucadia National Limited common shares who is:

         o        a citizen or resident of the United States,

         o a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof,



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

         o an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

         o a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

TAXATION OF LEUCADIA NATIONAL CORPORATION

The Reorganization

         At the time of the reorganization, Leucadia National Corporation, the parent company of our corporate group, will be treated for U.S. federal income tax purposes as if it sold all of its directly owned assets in a fully taxable transaction in which gains, if any, but not losses will be recognized. The Board of Directors would only begin to consider implementing the reorganization if the anticipated tax cost falls below $100 million, assuming no significant changes in its asset configuration, tax profile or asset values as of April 8, 2002. The Internal Revenue Service is not obliged to accept our determination of the amount of our tax liability or the methodologies we used to calculate it.

After the Reorganization

         After the reorganization, Leucadia National Limited and any of its non-US subsidiaries will be subject to U.S. federal income tax on income that is effectively connected with the conduct of a trade or business within the United States, to the extent not exempt under an applicable U.S. income tax treaty, as well as on gain recognized upon the sale of interests in U.S. real property. Such tax would be computed in a manner generally analogous to that applied to the income of a domestic corporation, except that a foreign corporation is allowed deductions and credits only if it files a U.S. income tax return. Leucadia National Limited, and possibly certain of its non-U.S. subsidiaries, expect that a portion of their income would be effectively connected with the conduct of a U.S. trade or business and consequently, will be subject to U.S. income tax. If, and for so long as, Leucadia National Limited and the subsidiaries file U.S. income tax returns, they should not lose the benefit of U.S. tax deductions and credits as a result of their non-U.S. jurisdiction. In addition, it is anticipated that Leucadia National Limited and any of its non-U.S. subsidiaries would be subject to the branch profits tax imposed on effectively connected earnings and profits, with some adjustments, deemed repatriated out of the United States. In addition, there may be implications for Leucadia National Limited and its non-U.S. subsidiaries under the personal holding company rules, as described in "--Taxation of Leucadia National Corporation Shareholders--Foreign Personal Holding Company and Personal Holding Company Rules."

         Our U.S. subsidiaries will continue to be subject to U.S. tax on their worldwide income. While we currently file a consolidated federal income tax return, as a result of the reorganization, there may be U.S. tax inefficiencies for certain of the subsidiaries of Leucadia National Limited.

         In addition, Leucadia National Limited, and its non-U.S. subsidiaries will be subject to withholding taxes on certain dividends, interest and other payments received from U.S. subsidiaries, U.S. investments, or other U.S. sources which generally range from 0% to 30%, depending upon the tax jurisdiction of the entity that receives the income and the terms of the treaty, if any, between the jurisdiction and the United States.

         We intend to manage and control Leucadia National Limited in Barbados, and register Leucadia National Limited as an external company under Barbados law which, among other things, is anticipated to reduce the rate of tax withholding on distributions from Leucadia National Limited's U.S. subsidiaries (and other U.S. sources) from 30% to 5%. However, there can be no assurance that we will be able to reduce the rate of tax withholding on these distributions.



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

TAXATION OF LEUCADIA NATIONAL CORPORATION SHAREHOLDERS

The Reorganization

         Our merger with and into Leucadia National Corporation-Arizona, followed by the continuation of Leucadia National Corporation-Arizona as Leucadia National Limited will be characterized for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

         Accordingly, in general, a U.S. holder will not recognize any gain or loss on the exchange of our common shares for Leucadia National Limited common shares. An exchanging holder's tax basis and holding period with respect to its Leucadia National Limited common shares will be the same as the holder's tax basis and holding period for the Leucadia National Corporation common shares exchanged therefor.

         A U.S. holder who directly, indirectly or by attribution owns 10% or more by vote or value of the outstanding shares of Leucadia National Corporation at the effective time of the reorganization could be treated as annually receiving a deemed royalty to the extent certain intangibles described in
Section 367(d) of the Internal Revenue Code are deemed sold by Leucadia National Corporation to Leucadia National Limited. We believe we have no intangibles to which this rule would apply.

After the Reorganization

     Taxation of Distributions

         Generally, U.S. holders will be subject to U.S. federal income tax on the receipt of distributions from Leucadia National Limited. Subject to the possible application of certain exceptions to the general rules described below, cash distributions made to holders of Leucadia National Limited common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder's tax basis in the shares to the extent of that basis, and then as gain from the sale of a capital asset. As a result of the reorganization, Leucadia National Limited generally will inherit our tax attributes, including our significant current and accumulated earnings and profits at the time of the reorganization. Dividends paid by Leucadia National Limited generally will not qualify for the dividends received deduction otherwise generally available to corporate shareholders, except to the extent treated as paid from earnings and profits accumulated by us.

     Disposition of Common Shares

         Subject to the possible application of certain exceptions to the general rules discussed below, gain or loss recognized by a U.S. holder on the sale, exchange or other disposition of common shares of Leucadia National Limited generally will be treated as capital gain or loss in an amount equal to the difference between that holder's basis in the common shares and the amount realized on the sale, exchange or other disposition. Such capital gain or loss will be long-term capital gain or loss if the holding period for the common shares exceeds one year at the time of disposition. Some non-corporate taxpayers, including individuals, are eligible for preferential rates of taxation of long-term capital gain. The deductibility of capital losses is subject to limitations.

     Repurchases

         Subject to the possible application of certain exceptions to the general rules discussed below, a repurchase of Leucadia National Limited shares will be treated as a dividend subject to tax at ordinary income tax rates (to the extent of Leucadia National Limited's current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Code enabling the repurchase to be treated as a sale or exchange. Generally, a repurchase will satisfy such tests if it is (i) "substantially


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

disproportionate" with respect to the shareholder, (ii) results in a "complete termination" of the shareholder's stock interest in Leucadia National Limited, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of
Section 302(b) of the Code is satisfied with respect to any particular holder of common shares will depend upon the facts and circumstances as of the time the determination is made, U.S. holders are advised to consult their own tax advisors to determine such tax treatment.

     Passive Foreign Investment Company Rules

         A foreign corporation generally will constitute a passive foreign investment company with respect to a taxable year if 75% or more of its gross income for that taxable year consists of passive income, or 50% or more of its average assets, measured by value, held during that taxable year consist of passive assets. A U.S. holder treated as owning passive foreign investment company stock is subject to special rules that are generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that the holder could otherwise derive from investing in a foreign company that does not distribute all of its earnings on a current basis. If Leucadia National Limited is or becomes a passive foreign investment company, then, unless the U.S. holder makes either a qualified electing fund election or a "mark-to-market" election, the U.S. holder generally will be subject to tax upon the disposition of appreciated Leucadia National Limited shares or upon certain distributions from Leucadia National Limited as if the gain or distribution were ordinary income ratably allocated over the period during which the Leucadia National Limited common shares were held (including periods prior to the reorganization), including any periods in which Leucadia National Limited was not a passive foreign investment company. Any income allocated to the U.S. holder's current year or taxable year period prior to Leucadia National Limited becoming a passive foreign investment company will be included in the U.S. holder's gross income as ordinary income. All other income allocated by the U.S. holder through its holding period will be subject to an additional tax intended to eliminate any U.S. tax deferral benefits. The rules discussed herein will also apply to any U.S. holder's interest in a lower tier foreign corporation in which Leucadia National Limited owns a direct or indirect interest if Leucadia National Limited is itself a passive foreign investment company.

         The passive foreign investment company tax rules described above will not apply to a U.S. holder if the holder elects to have Leucadia National Limited treated as a qualified electing fund with respect to the holder and Leucadia National Limited provides certain information to U.S. holders. If and at the time as Leucadia National Limited were to become a passive foreign investment company, a U.S. holder that makes a qualified electing fund election generally will be currently taxed on its pro rata share of Leucadia National Limited's ordinary earnings at ordinary income rates and net capital gain at capital gains rates for each taxable year, regardless of whether the U.S. holder receives a distribution. A U.S. holder's basis in the common shares generally will be increased to reflect taxed but undistributed income. Distributions of income that were previously taxed will result in a corresponding reduction of basis in the common shares and will not be taxed again upon actual distribution to the U.S. holder.

         Alternatively, a U.S. holder of common shares in a passive foreign investment company that qualify as "marketable stock" may make a mark-to-market election. A U.S. holder who makes a mark-to-market election is not subject to the passive foreign investment company rules described above, but instead generally (i) must include in each year as ordinary income any excess of the fair market value of the common shares at the end of the taxable year over their adjusted basis and (ii) will be permitted an ordinary loss in respect of any excess of the adjusted basis of the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder's basis in the common shares will be adjusted to reflect those income or loss amounts, if any. The mark-to-market election is only available with respect to stock traded on certain U.S. exchanges and other exchanges designated by the U.S. treasury department. Leucadia National Limited expects that this election will be available to the U.S. holders of its common shares.



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

         We believe Leucadia National Limited will not be a passive foreign investment company. However, should Leucadia National Limited determine that it is a passive foreign investment company in any taxable year, it intends to provide U.S. holders with information to enable the holders to make a timely qualified electing fund election for that taxable year. If Leucadia National Limited's passive foreign investment company status is unclear, it may be advisable for U.S. holders to make a protective qualified electing fund election to preserve their ability to obtain the benefit of an election in the event the company is later determined to be a passive foreign investment company. U.S. holders are urged to consult their tax advisors regarding the advisability of making a protective qualified electing fund election.

     Controlled Foreign Corporation Rules

         Special U.S. federal income tax rules apply to certain large holders of stock of a foreign corporation classified as a controlled foreign corporation. A foreign corporation generally will constitute a controlled foreign corporation only if U.S. shareholders owning 10% or more of its voting power ("10% Voting U.S. Shareholders") collectively own more than 50% (more than 25% in the case of certain income of certain foreign insurance companies) of the total combined voting power or total value of the corporation's stock. Any U.S. person owning, directly or indirectly through foreign persons, or considered to own (under applicable constructive ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be a 10% Voting U.S. Shareholder. In general, if Leucadia National Limited or any of its non-U.S. subsidiaries were a controlled foreign corporation, a 10% Voting U.S. Shareholder would be required to include in its gross income for U.S. federal income tax purposes its pro rata share of certain income of Leucadia National Limited, even if the income is not distributed to the shareholder. In addition, all or a portion of any gain from the sale or exchange of the shares held by a 10% Voting U.S. Shareholder may be treated as ordinary income. Based on our current ownership and the bye-law provisions limiting voting rights as set forth in "Comparison of Rights of Shareholders--Voting of Shareholders--Leucadia National Limited," we believe that neither Leucadia National Limited nor any of its non-U.S. subsidiaries will be a controlled foreign corporation.

     Foreign Personal Holding Company and Personal Holding Company Rules

         Special U.S. federal income tax rules apply to a holder in a foreign personal holding company and to a foreign corporation on its U.S. source income if the foreign corporation is a personal holding company. Generally, a foreign corporation will constitute a foreign personal holding company only if (i) five or fewer individuals who are U.S. citizens or residents, directly or indirectly (including through attribution), own more than 50% of the voting power or the value of its shares and (ii) more than 60% (50% if and after the corporation first becomes a foreign personal holding company) of the corporation's income is passive income. For purposes of the personal holding company ownership test, certain tax exempt entities are treated as individuals. Expansive attribution rules apply with regard to the 50% ownership test, including a provision that treats shares owned, directly or indirectly, by or for a corporation, partnership, estate or trust as owned proportionately by its shareholders, partners or beneficiaries. In addition, the attribution rules treat an individual as owning the stock owned directly or indirectly by the individual's partners and specified family members. If Leucadia National Limited were treated as a foreign personal holding company, all U.S. holders (including certain indirect holders) would be treated as receiving a dividend, generally taxable at ordinary income tax rates, at the end of each of Leucadia National Limited's taxable years in an amount equal to the holder's pro rata share, as calculated for these purposes, of Leucadia National Limited's income. Similarly, a corporation will constitute a personal holding company, which would result in additional tax liability to the corporation, only if five or fewer individuals own directly, indirectly or by attribution, more than 50% of the value of its shares. Based upon our current ownership and the bye-law provisions limiting ownership of Leucadia National Limited common shares, we believe that neither Leucadia National Limited nor any of its subsidiaries or affiliates will be a foreign personal holding company or a personal holding company.

     Foreign Investment Company Rules

         Special rules also apply to treat as ordinary income any gain realized on the sale of shares of a foreign investment company. We expect that Leucadia National Limited will conduct its business and obtain controlling interests in subsidiaries so as not to be a "foreign investment company."

         The rules governing the treatment of U.S. holders of stock of corporations that are passive foreign investment companies, controlled foreign corporations, foreign personal holding companies, and foreign investment companies are complex. U.S. holders of common shares of Leucadia National Limited are urged to consult their tax advisors about the application of these rules, as well as the interplay between these rules if Leucadia National Limited is treated as a combination of one or more of a passive foreign investment company, controlled foreign corporation, foreign personal holding company, personal holding company and foreign investment company. In addition, the Bye-law provisions restricting vote and ownership of the shares are keyed off of and governed, in certain respects, by the complicated and expansive attribution rules under the Internal Revenue Code; consequently, holders are urged to consult their tax advisor as to the potential application of, and to assure compliance with, those Bye-law provisions.

     Related Person Insurance Income Rules

         Special provisions of the Internal Revenue Code apply to foreign insurance companies that have "related person insurance income" (essentially premium and investment income attributable to insuring or reinsuring of risks of certain U.S. persons or their related parties). After the reorganization, we will continue to own an interest in a foreign insurance company and may form a foreign insurance company subsidiary. We believe that the premium income of any foreign insurance company in which we own an interest is likely to be managed so as to avoid the creation of "related person insurance income" currently taxable to our U.S. shareholders.

     U.S. Backup Withholding Tax and Information Reporting

         As is the case currently with respect to distributions paid on our common shares, "backup" withholding tax and information reporting requirements generally will apply to distributions paid on Leucadia National Limited common shares to a non-corporate U.S. holder, if that holder fails to provide a correct taxpayer identification number and other information or fails to comply with certain other requirements. The proceeds from the sale of Leucadia National Limited common shares by a U.S. holder will be subject to U.S. backup withholding tax and information reporting, unless the holder has provided the required certification or has otherwise established an exemption.

         A U.S. holder can establish an exemption from the imposition of backup withholding tax by providing a duly completed Internal Revenue Service Form W-9 to the holder's broker or paying agent, reporting the holder's taxpayer's identification number, which for an individual will be his or her social security number, or by otherwise establishing its corporate or exempt status.

         Any amounts withheld under the backup withholding tax rules from a payment to a holder will be allowed as a refund or a credit against that holder's U.S. federal income tax, provided that the required information is furnished to the Internal Revenue Service.

Congress may enact new legislation that would tax us or our shareholders on our worldwide income.

         In late February, the Treasury Department announced that it will conduct a study to review tax laws affecting U.S. companies that reincorporate offshore. In addition, a number of pieces of legislation were recently introduced in Congress, each of which would treat a foreign corporation as a domestic corporation for U.S. tax purposes, if the foreign corporation is effectively a continuation of a U.S. corporation. It is currently unknown whether any of this legislation, or any other proposal, whether legislative or administrative, which would modify the current U.S. tax treatment of companies which relocate offshore, will be enacted or adopted. The outcome of such initiatives may reduce or eliminate the tax and other benefits we expect to realize after the reorganization, and may result in increased tax on our shareholders. Management will monitor the introduction and development of legislative and other proposals with the intent of effecting the reorganization only if, among other things, the risk in this area is determined to be at an acceptable level; however, there can be no certainty that management's assessment of the risk will prove accurate or that, in the future, new legislative or administrative initiatives will not materialize.

         The preceding discussion is only a summary of certain of certain federal income tax implications of the reorganization and the ownership and disposition of the common shares of Leucadia National Limited. Holders are urged to consult with their tax advisors.

BERMUDA TAX CONSEQUENCES

         The following paragraph is a summary of certain Bermuda tax considerations relating to U.S. holders of Leucadia National Limited common shares, based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel. This summary does not purport to be a comprehensive discussion of all the tax considerations that may be relevant, and as recommended above, you should consult your own professional advisors regarding your particular tax situation.

         At the present time, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Bermuda exempted company or its shareholders, other than shareholders ordinarily resident in Bermuda. Leucadia National Limited will apply for and expects to obtain a written assurance from the Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended. The assurance would provide that if any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax shall not be applicable until March 28, 2016 to Leucadia National Limited or to any of its operations or to its shares, debentures or other obligations; provided that the assurance will not be construed to prevent the application of any of those taxes to persons ordinarily resident in Bermuda or to any land owned or leased by Leucadia National Limited. Therefore, there will be no Bermuda tax consequences to U.S. shareholders, including any taxes imposed by way of withholding, with respect to the sale or exchange of the Leucadia National Limited common shares or with respect to distributions in respect of the Leucadia National Limited common shares. As an exempted company, Leucadia National Limited will be liable to pay in Bermuda an annual government fee based upon its authorized share capital and any premium on its issued shares.

         As a matter of Bermuda tax law, no income tax, capital gains tax or withholding tax will be payable by Leucadia National Corporation, Leucadia National Limited or any of their U.S. shareholders as a consequence of the reorganization. In addition, there will be no Bermuda withholding tax on dividends paid by Leucadia National Limited to its U.S. shareholders. U.S. shareholders will not be subject to Bermuda tax upon the disposition of their Leucadia National Limited common shares.

BARBADOS TAX CONSEQUENCES

         The following discussion sets forth the material Barbados tax consequences to U.S. holders of the reorganization and the ownership and disposition of Leucadia National Limited common shares which may be applicable if Leucadia National Limited is managed and controlled in Barbados for Barbados tax purposes.

         Leucadia National Limited expects to register in Barbados as an external company under the Companies Act, Cap. 308 of Barbados. Leucadia National Limited also expects to become licensed as an international business company under the Barbados International Business Companies Act, 1991-24. As a result, Leucadia National Limited will be entitled to tax benefits, including a preferred rate of corporation tax (currently ranging from 1% to 2.5%) on profits and gains and an exemption from withholding tax in respect of any dividends,


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interest, royalties, management fees, fees or other income paid or deemed to be paid to a person who is not resident in Barbados or who, if so resident, carries on an international business.

         Leucadia National Limited will be subject to a Barbados corporation tax, assessed at a rate of 2.5% on profits and gains of up to 10 million Barbados dollars (approximately U.S. $5 million), and at declining rates on profits and gains exceeding that amount. Leucadia National Limited may elect to take a credit in respect of taxes paid to a country other than Barbados, provided that the election does not reduce that tax payable in Barbados to a rate less than 1% of the profits and gains of Leucadia National Limited in any taxable year. As a company incorporated outside of Barbados but managed and controlled in Barbados, Leucadia National Limited's taxable income will not include distributions from non-Barbados sources.

         Under Barbados law, capital gains are not taxable. Thus, Leucadia National Limited will not be subject to any capital gains tax. The transfer of securities or assets, other than taxable assets, of Leucadia National Limited, to a non-resident or to another international business company is exempted from the payment of Barbados property transfer tax but is subject to the payment of stamp duty of 10 Barbados dollars per transaction.

         As an international business company, Leucadia National Limited also will be exempt from duties and other imposts on assets that it imports into Barbados for use in its business. These assets would include equipment, plant, machinery, fixtures, appliances, apparatus, tools and spare parts, and any raw materials, goods, components and articles that are necessary for Leucadia National Limited to carry on its international business.

         No income tax, capital gains tax or withholding tax will be payable in Barbados by Leucadia National Corporation, Leucadia National Limited or any of their shareholders by reason of the reorganization. In addition, because of Leucadia National Limited's status as an international business company, there will be no Barbados withholding tax on dividends paid by Leucadia National Limited to shareholders who are not resident in Barbados or who, if so resident, carry on an international business. Furthermore, U.S. holders will not be subject to Barbados tax on gain recognized as a result of the disposition of their Leucadia National Limited common shares.

                                  LEGAL MATTERS

         Appleby Spurling & Kempe, Hamilton, Bermuda, as Bermuda counsel, has passed upon certain legal matters in connection with Leucadia National Limited common shares. Appleby Spurling & Kempe has also provided a summary of Bermuda tax considerations regarding the reorganization referred to in "Material Tax Considerations." Clarke & Co., as Barbados counsel, has rendered an opinion regarding Barbados tax consequences of the reorganization referred to in "Material Tax Considerations." Weil, Gotshal & Manges LLP, New York, New York, has rendered an opinion regarding the United States federal income tax consequences of the reorganization referred to in "Material Tax Considerations." Certain legal matters relating to the Leucadia National Corporation-Arizona shares have been passed upon by Bryan Cave LLP, Phoenix, Arizona.

                                     EXPERTS

         Our financial statements incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, as defined herein, to the extent and for the periods indicated in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report and are incorporated by reference herein in reliance on their report given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission. This proxy statement/prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

         Statements made in this proxy statement/prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission, reference is made to the copy so filed, and each statement shall be deemed qualified in its entirety by this reference.

         We have filed, and after the reorganization, Leucadia National Limited will file, annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You can inspect and copy these materials at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of reports, proxy and information statements and other information regarding registrants that file electronically, which includes us are available on the Securities and Exchange Commission's Web Site at http://www.sec.gov.

         Upon completion of the reorganization, we expect that the Leucadia National Limited common shares will be traded on the New York Stock Exchange. At the time of commencement of this trading, the Leucadia National Corporation common shares will be delisted and will no longer be registered pursuant to
Section 12 of the Exchange Act.

         The following documents filed by us with the Securities and Exchange Commission pursuant to the Exchange Act are hereby incorporated by reference in this proxy statement/prospectus:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 001-05721),

         (2)      Current Report on Form 8-K filed on February 8, 2002; and

         (3) The description of the Leucadia National Corporation common stock in the Registration Statement No. 33-57054, including any amendment or report for the purpose of updating this description.

         Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statements so modified or superseded shall be deemed, only to the extent as so modified or superseded, to constitute a part of this proxy statement/prospectus.

         The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. Copies of the incorporated documents, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference, will be furnished upon request without charge to each person to whom we deliver this proxy statement/prospectus. Written or telephone requests should be directed to Leucadia National Corporation, 315 Park Avenue South, New York, N.Y. 10010,
Attention: Laura E. Ulbrandt, Secretary (telephone 212-460-1977). If you would like to request documents from us please do so by April 30, 2002, to receive them before the annual meeting.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus and, if given or made, the information or representation must not be relied upon as having been authorized. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make an offer or solicitation. Leucadia National Limited is prohibited from making any invitation to the public in Bermuda to subscribe for any of its shares.

         Neither delivery of this proxy statement/prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this proxy statement/prospectus.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document, and the documents incorporated by reference, or any other written or oral statements made by or on behalf of our company may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to our company and the businesses in which we operate and/or invest, including the insurance and reinsurance sectors in general, both as to underwriting and investment matters. Statements that include the words "expect", "intend", "plan", "believe", "project", "anticipate", "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA.

         All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in those statements. We believe that these factors include, but are not limited to, the following:

         o ineffectiveness or obsolescence of our business strategy, including the planned reorganization, due to changes in current or future market conditions or law, rule or regulation; these changes in law, rule or regulation could result from changes in U.S. tax law, rule or regulation or policy; changes in the U.S.-Bermuda tax treaty; changes in the political climate of Bermuda; changes in the U.S.-Barbados tax treaty;

         o developments in the world's financial and capital markets which, among other things, adversely affect the performance of our operating subsidiaries or investments or the availability, on terms deemed attractive to our company, of new investments or acquisitions;

         o changes in tax or other laws, rules or regulations or in the interpretation or enforcement thereof, including differences between our understanding thereof, and the resulting structuring of our business and business relationships, and regulatory or judicial interpretation or enforcement thereof;

         o        loss of key personnel or advisors;

         o        the effects of mergers, acquisitions and divestitures;

         o increased competition on the basis of pricing, excess capacity, coverage terms or other factors;

         o greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate;

         o        changes in the availability, cost or quality of reinsurance;

         o        increased consolidation of insurers and/or brokers;

         o        changes in rating agency policies or practices;

         o        changes in accounting policies or practices; and

         o changes in general economic conditions, including inflation, foreign currency exchange rates, and other factors.

         The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2001 Annual Report to Shareholders or elsewhere. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                               VII. ANNUAL REPORT

         A copy of our 2001 Annual Report to shareholders is being furnished to shareholders concurrently herewith.

                        VIII. PROPOSALS BY SHAREHOLDERS

         Proposals that shareholders wish to include in our proxy statement and form of proxy for presentation at our 2003 annual meeting of shareholders must be received by us at 315 Park Avenue South, New York, New York 10010, Attention of Laura E. Ulbrandt, Secretary, no later than December 17, 2002.

         Any shareholder proposal must be in accordance with the rules and regulations of the Securities and Exchange Commission. With respect to proposals submitted by a shareholder other than for inclusion in the company's 2003 proxy statement and related form of proxy, timely notice of any shareholder proposal must be received by us in accordance with our by-laws and our rules and regulations no later than December 17, 2002. Any proxies solicited by the Board of Directors for the 2003 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

         It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

                                              By Order of the Board of Directors


                                              Laura E. Ulbrandt
                                              Secretary

                                                                        ANNEX I
                                                  TO PROXY STATEMENT/PROSPECTUS


                         AGREEMENT AND PLAN OF MERGER OF

                          LEUCADIA NATIONAL CORPORATION
                            (A NEW YORK CORPORATION)

                                       AND

                      LEUCADIA NATIONAL CORPORATION-ARIZONA
                            (AN ARIZONA CORPORATION)

           AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into as of ______, 200_ by and between Leucadia National Corporation, a New York corporation, originally incorporated as Talcott National Corporation on May 24, 1968, ("Leucadia NY") and Leucadia National Corporation-Arizona, an Arizona corporation ("Leucadia Arizona").

           WHEREAS, Leucadia NY is a business corporation of the State of New York with its registered office therein located at 315 Park Avenue South, New York, NY, 10010; and

           WHEREAS, the total number of shares of stock which Leucadia NY has authority to issue is 150,000,000 shares of common stock, each with a par value of $1.00 per share (each, a "Leucadia NY Common Share") and 6,000,000 shares of preferred stock, each with a par value of $1.00 per share; and

           WHEREAS, Leucadia Arizona is a business corporation of the State of Arizona with its registered office therein located at 3225 North Central Avenue, Suite 1601, Phoenix, Arizona, 85012; and

           WHEREAS, the total number of shares of stock which Leucadia Arizona has authority to issue is 150,000,000 shares of common stock, each with a par value of $1.00 per share (each, a "Leucadia Arizona Common Share") and 6,000,000 shares of preferred stock, each with a par value of $1.00 per share; and

           WHEREAS, neither Leucadia NY nor Leucadia Arizona has any shares of preferred stock outstanding; and

           WHEREAS, the Business Corporation Law of the State of New York permits a merger of a business corporation of the State of New York with and into a business corporation of another jurisdiction; and

           WHEREAS, the Arizona Business Corporation Act permits the merger of a business corporation of another jurisdiction with and into a business corporation of the State of Arizona; and

           WHEREAS, Leucadia NY and Leucadia Arizona and the respective Boards of Directors thereof deem it in the best interests of said corporations and their respective shareholders to merge Leucadia NY with and into Leucadia Arizona, with Leucadia Arizona as the surviving corporation in the merger, pursuant to the provisions of the Business Corporation Law of the State of New York and pursuant to the provisions of the Arizona Business Corporation Act upon the terms and conditions hereinafter set forth;

           NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by Leucadia NY and approved by a resolution adopted by its board of directors (but subject to approval by its stockholders) and being thereunto duly entered into by Leucadia Arizona and approved by a resolution adopted by its board of directors and further approved by Leucadia NY as its sole shareholder, this Agreement and the terms and conditions hereof and the mode of carrying the same into effect, together with any provisions required or permitted to be set forth herein, are hereby determined and agreed upon as hereinafter set forth.

           1. Merger. Leucadia NY shall, pursuant to the provisions of the Business Corporation Law of the State of New York and the provisions of the Arizona Business Corporation Act, be merged with and into Leucadia Arizona, which shall be the surviving corporation from and after the effective time of the merger, and which is sometimes herein referred to as the "surviving corporation," and which shall continue to exist as said surviving corporation under the name "Leucadia National Corporation" pursuant to the provisions of the Arizona Business Corporation Act. The separate existence of Leucadia NY, which is sometimes herein referred to as the "terminating corporation," shall cease at said effective time in accordance with the provisions of the Business Corporation Law of the State of New York.

           2. Effective Time. In the event that this Agreement shall have been fully approved and adopted on behalf of the terminating corporation in accordance with the provisions of the Business Corporation Law of the State of New York and on behalf of the surviving corporation in accordance with the provisions of the Arizona Business Corporation Act and as soon thereafter as the Board of Directors of Leucadia NY shall determine, following the satisfaction or waiver of the other conditions set forth in Section 10 and subject to the termination right in Section 11 of this Agreement, the said corporations agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of New York (including without limitation a Certificate of Merger) and by the laws of the State of Arizona (including without limitation a Certificate and Articles of Merger), and that they will cause to be performed all necessary acts within the State of New York and the State of Arizona and elsewhere to effectuate the merger herein provided for. The merger shall become effective at the close of business on the date that that appropriate certificates of merger are duly filed with the Secretary of State of the State of New York and the Commissioner of Corporations of the State of Arizona, or at such later time as the parties shall agree should be specified in such certificates of merger (the time the merger becomes effective being herein referred to as the "effective time of the merger").

           3. Articles of Incorporation. Annexed hereto as Exhibit A and made a part hereof is a copy of the Articles of Incorporation of the surviving corporation as the same shall be in force and effect at the effective time in the State of Arizona of the merger herein provided for; and said Articles of

Incorporation shall continue to be the Articles of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the Arizona Business Corporation Act.

           4. By-laws. The by-laws attached as Exhibit B hereto will be the by-laws of the surviving corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the Arizona Business Corporation Act.

           5. Directors and Officers. The directors and officers in office of the terminating corporation at the effective time of the merger shall be the members of the board of directors and the officers of the surviving corporation at the effective time of the merger, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

           6. Conversion of Shares. (a) Except as set forth in Section 7, each issued Leucadia NY Common Share shall, at the effective time of the merger, be converted into one Leucadia Arizona Common Share.

           (b) The issued shares of Leucadia Arizona prior to the merger shall not be converted or exchanged in any manner, but each said share which is issued as of the effective date of the merger shall cease to be outstanding.

           7. Exchange of Shares. (a) Following the effective time of the merger, each holder of an outstanding certificate or certificates theretofore representing Leucadia NY Common Shares may, but shall not be required to surrender the same to the surviving corporation for cancellation and exchange or transfer, and each such holder or transferee will be entitled to receive certificates representing the same number of common shares of the surviving corporation as the number of Leucadia NY Common Shares previously represented by the stock certificates surrendered. If any certificate representing common stock of the surviving corporation is to be issued in a name other than that in which the certificate theretofore representing Leucadia NY Common Shares surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (i) pay the surviving corporation or its agents any taxes or other governmental charges required by reason of the issuance of such new certificates in a name other than that of the registered holder of the certificate so surrendered; or (ii) establish to the satisfaction of the surviving corporation or its agents that such taxes or governmental charges have been paid. From the effective time of the merger until the surrender by shareholders of the certificates representing Leucadia NY Common Shares in exchange for certificates representing Leucadia Arizona Common
Shares: all outstanding certificates representing Leucadia NY Common Shares shall represent the ownership of the same number of shares of Common Stock of the surviving corporation as though such surrender for cancellation and exchange or transfer had taken place.

           (b) All shares of common stock of the surviving corporation issued upon the surrender for exchange of certificates in accordance with the terms of this Section 7 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Leucadia NY Common Shares theretofore represented by such certificates, subject, however, to the surviving corporation's obligation to pay any dividends or make any other distributions with a record date prior to the effective time of the merger which may have been declared or made by Leucadia NY on such Leucadia NY Common Shares prior to the date of this Agreement and which remain unpaid at the effective time of the merger, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of the Leucadia NY Common Shares which were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation, they shall be canceled and exchanged as provided in this
Section 7, except as otherwise provided by law.

           8. Stock Options. (a) At the effective time of the merger, each outstanding option to purchase Leucadia NY Common Shares (a "Stock Option"), or common share purchase warrant for Leucadia NY Common shares (a "Warrant") whether vested or unvested, shall be deemed to constitute an option or right to acquire, on the same terms and conditions as were applicable under such Stock Option or Warrant, the same number of common shares of the surviving corporation as the holder of such Stock Option or Warrant would have been entitled to receive pursuant to the merger had such holder exercised such option in full immediately prior to the effective time of the merger (not taking into account whether or not such option was in fact exercisable). In the case of any Stock Option to which Section 421 of the Internal Revenue Code of 1986 applies by reason of its qualification under any of Sections 422-423 of the IRC ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the IRC.

           (b) Following the effective time of the merger, each such Stock Option and Warrant shall continue in effect on the same terms and conditions. The surviving corporation shall comply with the terms of all such Stock Options and Warrants and will ensure, to the extent required by, and subject to the provisions of, any plan governing such Stock Options that Stock Options which qualified as qualified stock options prior to the effective time of the merger continue to qualify as qualified stock options after the effective time of the merger. The surviving corporation shall take all corporate action necessary to reserve for issuance a sufficient number of common shares of the surviving corporation for delivery pursuant to the terms set forth in this Section 8.

           9. Existing Plans. (a) At the effective time of the merger, each incentive, compensation or benefit plan of Leucadia NY, unless terminated prior to the effective time of the merger, shall be deemed to have been assumed by and assigned to the surviving corporation and, to the extent that any such plan provides for the issuance of Leucadia NY Common Shares and/or options to acquire same, shall be deemed to have been amended to provide for the issuance of common stock of the surviving corporation and/or options to acquire same on the same terms and conditions, and in the same number, as provided for in the corresponding plan of Leucadia NY.

           (b) Following the effective time of the merger, each such plan shall continue in effect as a plan of the surviving corporation, on the same terms and conditions, as amended as provided in Section 9(a).

           10. Conditions. The respective obligation of each party to effect the merger is subject to the satisfaction or waiver of the following conditions:

           (a) No Proceedings. The absence of any order or injunction prohibiting the consummation of the merger.

           (b) Third Party Consents. All requisite third party consents shall have been obtained, if any.

           11. Termination. This Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the shareholders of Leucadia NY of matters presented in connection with the merger, for any reason, by action of the board of directors of Leucadia NY. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Leucadia NY or Leucadia Arizona.

           12. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the merger by the shareholders of Leucadia NY, provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

           13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

           IN WITNESS WHEREOF, this Agreement is hereby executed upon behalf of each of the constituent corporations parties thereto.

           Executed as of                 , 200_.
                          ----------------


                                LEUCADIA NATIONAL CORPORATION
                                (a New York corporation)

                                By:
                                    -------------------------------------------

                                Its:
                                     ------------------------------------------


                                LEUCADIA NATIONAL CORPORATION-ARIZONA
                                (an Arizona corporation)

                                By:
                                    -------------------------------------------

                                Its:
                                     ------------------------------------------

                                                           EXHIBIT A TO ANNEX I
                                                  TO PROXY STATEMENT/PROSPECTUS


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                      LEUCADIA NATIONAL CORPORATION-ARIZONA


           FIRST: The name of the corporation is LEUCADIA NATIONAL CORPORATION-ARIZONA.

           SECOND: Attached hereto as Exhibit A is the text of the Amended and Restated Articles of Incorporation.

           THIRD: The Amended and Restated Articles do not provide for an exchange, reclassification or cancellation of issued shares.

           FOURTH: The Amended and Restated Articles were adopted the _____ day of ________, 200_.


           FIFTH: The Amended and Restated Articles were adopted by the Board of Directors.

           Dated as of this _____ day of ___________________, 200       .
                                                                 -------

                                       LEUCADIA NATIONAL CORPORATION-ARIZONA

                                       By:
                                            ----------------------------------
                                       Its:
                                            ----------------------------------

                                                               EXHIBIT A TO THE
                                                           AMENDED AND RESTATED
                                                  ARTICLES OF INCORPORATION FOR
                                          LEUCADIA NATIONAL CORPORATION-ARIZONA


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       FOR

                          LEUCADIA NATIONAL CORPORATION

           FIRST: The name of the corporation is LEUCADIA NATIONAL CORPORATION (the "Corporation").

           SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be engaged under the laws of the State of Arizona.

           THIRD: The Corporation initially intends to be a holding company.

           FOURTH: The name and address of the registered office of the Corporation in the State of Arizona is CT Corporation System, 3225 North Central Avenue, Suite 1601, Phoenix, Arizona 85012.

           FIFTH: The Board of Directors shall consist of six director(s).

           SIXTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 156,000,000, divided into 6,000,000 shares, having a par value of $1 each, which are designated Preferred Stock and are issuable in series, and 150,000,000 shares having a par value of $1 each, which are designated Common Stock.

           No holder of shares of any class or series of stock of the Corporation, whether now or hereafter authorized or outstanding, shall have any pre-emptive, preferential or other right to subscribe for or purchase any shares of any class or series of capital stock of the Corporation, whether now or hereafter authorized or outstanding, or any bonds, notes, obligations, options, warrants, rights or other securities which the Corporation may at any time issue or sell, whether or not the same be convertible into or exercisable for the purchase of any class or series of capital stock of the Corporation, it being intended by this paragraph that all pre-emptive rights of any kind applicable to the securities of the Corporation are eliminated.

           The designations, relative rights, preferences and limitations of each class of the Corporation's capital stock and each series thereof, to the extent fixed in the Corporation's Articles of Incorporation, and the authority vested in the Board of Directors of the Corporation to establish and designate series of the Preferred Stock and to fix variations in the relative rights, preferences and limitations between such series, are as follows:

                               I. PREFERRED STOCK

                    GENERAL PROVISIONS RELATING TO ALL SERIES

           1. The Preferred Stock shall consist of one class, may be issued from time to time in one or more series, and the shares of any one series thereof may be issued from time to time. All shares of the Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be identical in all respects set forth in sections 1 through 5 hereof (except as otherwise permitted in such sections) and shall be of equal rank as set forth in sections 2 and 3 below. Subject to the foregoing, (i) the designations, relative rights, preferences and limitations of the shares of each such series may differ from those of any and all other such series authorized and/or outstanding and (ii) the Board of Directors of the Corporation is hereby expressly granted authority to establish and designate series and to fix with respect to any such series, or alter in any one or more respects from time to time, by resolution or resolutions adopted prior to the issuance of any shares of such series, and by filing a certificate under Section 10-602 of the Arizona Business Corporation Act, (a) the number of shares constituting such series and the designation thereof, (b) the rate of dividends, (c) redemption terms (including purchase and sinking funds provisions), (d) conversion rights into any class or series of capital stock of the Corporation, (e) liquidation preferences, (f) voting rights and (g) any other lawful rights, preferences and limitations.

           2. Unless otherwise provided in the resolutions creating or altering a series, the holders of Preferred Stock of each series shall be entitled to receive, as and when declared by the Board of Directors, out of funds or other assets of the Corporation legally available therefor, cumulative dividends at the annual rate fixed by the Board of Directors with respect to such series, and no more, payable in cash, on such dates in each year as the Board of Directors may determine, such dividends with respect to each series to be cumulative from the date or dates fixed by the Board of Directors with respect to such series. The first dividend or distribution with respect to shares of any particular series not issued on a dividend date may be fixed by the Board of Directors at more or less than the regular periodic dividend or distribution thereon. In the event Preferred Stock of more than one series is outstanding, the Corporation in making any dividend payment upon Preferred Stock shall make dividend payments ratably upon all outstanding shares of Preferred Stock of all series in proportion to the respective amounts of dividends accrued and payable thereon to the date of such dividend payment. If the dividends or distributions on any shares of Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest, or sum of money in lieu of interest, thereon. In no event, so long as any Preferred Stock shall be outstanding, shall any dividend whatsoever, whether in cash, stock or otherwise, other than a dividend payable in stock of the Corporation of a class junior to the Preferred Stock, be declared or paid, or any distribution made, on any stock of the Corporation of a class ranking junior to the Preferred Stock, nor shall any shares of any such junior class of stock be purchased or acquired for a consideration by the Corporation or be redeemed by the Corporation, nor shall any moneys be paid to the holders of, or set aside or made available for a sinking fund for the purchase or redemption of, any shares of any such junior class of stock unless
(i) all dividends and distributions on all outstanding shares of Preferred Stock of all series for all past dividend periods shall have been paid and all dividends payable on or before the date of such dividend, distribution, purchase, acquisition, redemption, setting aside or making available shall have been paid or declared and a sum sufficient for the payment thereof set apart, and (ii) the Corporation shall have paid or set aside all amounts, if any, theretofore required to be paid or set aside as and for all matured purchase fund and sinking fund obligations, if any, for the shares of Preferred Stock of all series or to satisfy any distributions declared with respect to any shares of Preferred Stock of any series. The holders of Preferred Stock shall not be entitled to participate in any dividends payable on junior stock or to share in the earnings or profits of the Corporation other than or in excess of that hereinabove provided.

           3. In the event of any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, before any distribution or payment is made upon any stock ranking junior to the Preferred Stock, such amount of cash, shares, bonds or other property (which amount may vary depending on whether such dissolution, liquidation or winding-up is voluntary or involuntary) to which each such outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof together with an amount in cash equal to all dividends accrued and unpaid thereon to the date of such distribution or payment, and shall be entitled to no further payment. If, upon any such liquidation, dissolution or winding-up, the assets of the Corporation distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to such holders of the amounts to which they are respectively entitled, the assets so distributable shall be distributed among the holders of the Preferred Stock then outstanding ratably in proportion to the amounts to which they are respectively entitled. For the purposes of this
Section 3, neither the voluntary sale, lease, exchange or transfer of all or substantially all of the Corporation's property or assets to, nor the consolidation or merger of the Corporation with, one or more corporations, nor a reduction of the capital stock or stated capital of the Corporation, shall be deemed to be a dissolution, liquidation or winding-up, voluntary or involuntary.

           4. The Corporation, at the option of the Board of Directors, may, subject to the provisions applicable to such series, redeem at any time or times, and from time to time, all or any part of the shares of any series of Preferred Stock subject to redemption by paying for each share such price or prices as shall have been fixed by the Board of Directors prior to the issuance of such series, plus an amount equal to dividends accrued and unpaid thereon to the date fixed for redemption, plus premiums in the amounts, if any, so fixed with respect to such series (the total amount per share so payable upon any redemption of shares of any series of Preferred Stock being herein referred to as the "redemption price"). Except as otherwise provided in the provisions relating to a particular series of Preferred Stock, not less than 15 days nor more than 60 days prior written notice shall be given to the holders of record of the shares so to be redeemed, which notice shall be given by mail, postage prepaid, addressed to such holders at their respective addresses as shown on the books of the Corporation. Such notice shall specify the shares called for redemption, the redemption price and the place at which, and the date on which, the shares called for redemption will, upon presentation and surrender of the stock certificates evidencing such shares, be redeemed. In case of redemption of less than all of the outstanding Preferred Stock of any one series, such redemption (unless otherwise stated in the provisions relating to such series) may be made pro rata or the shares to be redeemed may be chosen by lot, in such manner as the Board of Directors may determine. No failure to deliver or mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares so to be redeemed.

           If such notice of redemption shall have been duly given, and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside so as to be available therefor, then, notwithstanding that any certificate for the shares of such Preferred Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall, from and after the date fixed for redemption, no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so fixed, and all rights with respect to such shares of Preferred Stock so called for redemption shall forthwith at the close of business on such redemption date cease and terminate, except the right of the holders thereof to receive the amount payable upon redemption thereof, but without interest; provided, however, that the Corporation may, after giving such notice of any such redemption and prior to the redemption date specified in such notice, deposit in trust, for the account of the holders of such Preferred Stock to be redeemed, with a bank or trust company having an office in the Borough of Manhattan, City, County and State of New York and having a capital, undivided profits and surplus aggregating at least $50,000,000, all funds necessary for such redemption, and, upon such deposit in trust, all shares of such Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding, and all rights with respect to such shares of such Preferred Stock shall forthwith cease and terminate, except (a) the right of the holders thereof to receive the amount payable upon the redemption thereof, but without interest, and (b) the right of the holders thereof to exercise on or before the date fixed for redemption the rights, if any, not having theretofore expired, which the holders thereof shall have to convert the shares so called for redemption into, or exchange such shares for, shares of stock of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation.

           Any funds so deposited which shall not be required for such redemption because of the exercise of any right of conversion or exchange or otherwise subsequent to the date of such deposit shall be returned to the Corporation forth-with. Any interest accrued on any funds so deposited shall belong to the Corporation and be paid to it from time to time. Any funds so deposited by the Corporation and unclaimed at the end of six years from the date fixed for such redemption shall be repaid to the Corporation, upon its request, after which repayment the holders of such shares so called for redemption shall look only to the Corporation for the payment of the redemption price thereof.

           If at any time the Corporation shall have failed to pay dividends in full on all series of Preferred Stock then outstanding, thereafter and until such dividends, including all accrued and unpaid dividends, shall have been paid in full, or declared and funds sufficient for the payment thereof set aside for payment, the Corporation shall not redeem or purchase less than all of the Preferred Stock at such time outstanding; provided, however, that nothing shall prevent the Corporation from completing the purchase of shares of Preferred Stock for which a purchase contract has been entered into, or the redemption of any shares of Preferred Stock for which notice of redemption has been given, prior to such default.

           5. Except as otherwise specifically provided with respect to a particular series of Preferred Stock, as hereinafter in this section 5 provided, and as required by law, the Preferred Stock shall have no voting rights.

           Whenever dividends payable on the Preferred Stock shall be in default in an aggregate amount equivalent to at least six quarterly dividends on any of the shares of Preferred Stock then outstanding, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Preferred Stock, voting as a class (whether or not otherwise entitled to vote for the election of directors), shall be entitled to elect two directors of the Corporation to fill such newly-created directorships. Such directors shall serve (subject to the last sentence of the next paragraph of this section 5) until the next annual meeting of shareholders and until their successors are elected and qualify. Whenever such right of the holders of the Preferred Stock shall have vested, such right may be exercised initially either at a special meeting of such holders called as provided herein, or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders. The right of the holders of the Preferred Stock, voting as a class, to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as the dividends accumulated on the Preferred Stock shall have been paid in full, at which time the special right of the holders of the Preferred Stock so to vote separately as a class for the election of directors shall terminate, subject to renewal and divestment from time to time upon the same terms and conditions.

           At any time after the voting power to elect two additional members of the Board of Directors of the Corporation has become vested in the holders of the Preferred Stock, the Secretary of the Corporation may, and upon the request of the holders of record of at least 5% of the Preferred Stock then outstanding addressed to him, shall, call a special meeting of the holders of Preferred Stock for the purpose of electing such directors, to be held within 50 days after the receipt of such request; provided, however, that the Secretary need not call any such special meeting if the annual meeting of shareholders is to convene within 90 days after the receipt by the Secretary of such request. Such meeting shall be held at such place as shall be specified in the notice and upon notice as provided in the By-Laws of the Corporation for the holding of special meetings of shareholders. If such meeting shall not be so called within 20 days after the receipt of such request (not including, however, a request falling within the proviso of the second preceding sentence), then the holders of record of at least 5% of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated shall call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. At any such special or annual meeting at which the holders of the Preferred Stock shall have the right to vote for the election of such two directors as aforesaid, the holders of 33 1/3% of the then outstanding Preferred Stock present in person or represented by proxy shall be sufficient to constitute a quorum of said class for the election of such two directors and for no other purpose, and the vote of the holders of a plurality of the Preferred Stock so present at any such meeting at which there shall be such a quorum shall be sufficient to elect two directors. Whenever the holders of the Preferred Stock shall be divested of such voting right hereinabove provided, the directors so elected by the Preferred Stock shall thereupon cease to be directors of the Corporation and thereupon the number of directors shall be reduced by two.

           Every shareholder entitled to vote at any particular time in accordance with the foregoing two paragraphs shall have one vote for each share of Preferred Stock held of record by him and entitled to vote.

           6. As used in connection with any series of Preferred Stock, the terms "junior stock", "junior class of stock" and "stock ranking junior to the Preferred Stock" shall mean and refer to the Common Stock and any other class or series of stock of the Corporation hereafter authorized which shall rank junior to the Preferred Stock with respect to the declaration and payment of dividends thereon and the distribution of amounts with respect thereto payable in the event of any liquidation, dissolution or winding-up of the Corporation.

                                II. COMMON STOCK

           Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. The Board of Directors may declare a dividend or distribution upon the Common Stock in shares of any class or series of capital stock of the Company.

           In the event of any liquidation, dissolution or other winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

           Except as otherwise expressly provided with respect to the Preferred Stock and except as otherwise may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Common Stock shall be entitled to one vote for each share held.

           A majority vote of the outstanding Common Stock shall be required to authorize any merger, consolidation, or dissolution of the Corporation or any sale, lease, exchange, or other disposition of all or substantially all of the Corporation's assets.

                           III. TRANSFER RESTRICTIONS

           (a) Certain Definitions. As used in this Part III of Article SIXTH, the following terms have the following respective meanings:

           "Corporation Securities" means (i) shares of common stock of the Corporation, (ii) shares of preferred stock of the Corporation, (iii) warrants, rights, or options (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation ss.1.382-2T(f)(18).

           "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with Treasury Regulation ss.1.382-2T(g), (h), (j), and
(k).

           "Five-Percent Shareholder" means a Person or group of Persons that is identified as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulationss.1.382-2T(g)(1).

           "Person" means an individual, corporation, estate, trust, association, company, partnership, joint venture or similar organization.

           "Prohibited Transfer" means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and void under this
Part III of Article SIXTH.

           "Restriction Release Date" means the earlier of December 31, 2005, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code") (and any comparable successor provision) ("Section 382"), or the beginning of a taxable year of the Corporation (or any successor thereof) to which no Tax Benefits may be carried forward.

           "Tax Benefits" means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

           "Transfer" means any direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (within the meaning of Treasury Regulation ss.1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation.

           "Treasury Regulationss.1.382-2T" means the temporary income tax regulations promulgated under Section 382, and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

           (b) Restrictions. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons shall become a Five-Percent Shareholder, or (2) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased; provided, however, that nothing herein contained shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. in the Corporation Securities.

           (c) Certain Exceptions. The restrictions set forth in paragraph (b) of this Part III of Article SIXTH shall not apply to an attempted Transfer if the transferor or the transferee obtains the approval of the Board of Directors of the Corporation. As a condition to granting its approval, the Board of Directors may, in its discretion, require an opinion of counsel selected by the

Board of Directors that the Transfer shall not result in the application of any
Section 382 limitation on the use of the Tax Benefits.

           (d) Treatment of Excess Securities.

           (i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the "Excess Securities"). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of shareholders of the Corporation, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

           (ii) If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board of Directors (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the New York Stock Exchange, if possible); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation's demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph
(d)(iii) of this Article SIXTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

           (iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee had previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows:
(1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;
(2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value, calculated on the basis of the closing market price for Corporation Securities on the day before the Transfer, of the Excess Securities at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined in the discretion of the Board of Directors; and (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to the Leucadia Foundation; provided, however, that (i) if the Leucadia Foundation shall have terminated prior to its receipt of such amounts, such remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) ("Section 501(c)(3)") selected by the Board of Directors, and (ii) if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99 Percentage Stock Ownership interest in such class shall be paid to one or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (2) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Part III of Article SIXTH inure to the benefit of the Corporation.

           (iv) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Corporation makes a demand pursuant to paragraph
(d)(ii) of this Article, then the Corporation shall institute legal proceedings to compel the surrender.

           (v) The Corporation shall make the demand described in paragraph
(d)(ii) of this Part III of Article SIXTH within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities; provided, however, that if the Corporation makes such demand at a later date, the provisions of this Part III of Article SIXTH shall apply nonetheless.

           (e) Bylaws, Legends, etc.

           (i) The Bylaws of the Corporation shall make appropriate provisions to effectuate the requirements of this Part III of Article SIXTH.

           (ii) All certificates representing Corporation Securities issued after the effectiveness of this Part III of Article SIXTH shall bear a conspicuous legend as follows:

           THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE SIXTH OF THE ARTICLES OF INCORPORATION OF LEUCADIA NATIONAL CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.

           (iii) The Board of Directors of the Corporation shall have the power to determine all matters necessary to determine compliance with this Part III of Article SIXTH including without limitation (1) whether a new Five-Percent

Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer, (3) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to clause (2) of paragraph (d)(iii) of this Part III of Article SIXTH, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Part III of Article SIXTH.

           SEVENTH: The Corporation shall indemnify any person against expenses, including without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, and to the full extent that, such indemnification is permitted and provided for by the laws of the State of Arizona as then in effect.

           EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except liability for any of the following: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional infliction of harm on the Corporation or the shareholders; (c) a violation of section 10-833 of the Arizona Business Corporation Act or any successor statute; or (d) an intentional violation of criminal law. The limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director's term or terms of office, and no amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

           NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, or repeal the By-Laws of the Corporation.

           Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

           Meetings of shareholders may be held within or without the State of Arizona, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Arizona at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           TENTH: Subject to the provision of Section 10-101 of the Business Corporation Act of the State of Arizona, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

           ELEVENTH: The Corporation hereby elects (i) pursuant to Section 10-2721 (A)(1) of the Arizona Business Corporation Act, not to be subject to
Article 2 (Control Share Acquisitions) of Chapter 23 of Title 10 of the Arizona Revised Statutes, and (ii) pursuant to Section 10-2743(A)(1) of the Arizona Business Corporation Act, not subject to Article 3 (Business Combinations) of Chapter 23 of Title 10 of the Arizona Revised Statutes. This election shall apply to any successor provisions of any of the foregoing.



           IN WITNESS WHEREOF, we have signed these Amended and Restated Articles of Incorporation on the _____ day of _____________, 200__.



                                           Name:
                                                 ----------------------------
                                           Its:
                                                -----------------------------




                                           Name:
                                                 ----------------------------
                                           Its:
                                                -----------------------------

                                                           EXHIBIT B TO ANNEX I
                                                  TO PROXY STATEMENT/PROSPECTUS

                              AMENDED AND RESTATED
                                     BYLAWS
                                       of
                          LEUCADIA NATIONAL CORPORATION
                          -----------------------------

           ARTICLE I.  SHAREHOLDERS MEETING

           Section 1.The annual meeting of shareholders of the Corporation shall be held at the principal office of the Corporation, or at such other place within or without the State of Arizona, on such date and at such time as shall be determined by the Board of Directors in each year for the purpose of electing Directors, and for the transaction of such other business as may be brought before the meeting.

           Section 2.Special meetings of shareholders may be called at any time by the Board of Directors.

           Section 3.Written notice of meetings of shareholders shall be given whenever shareholders are to take any action at a meeting. Such notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a special meeting shall, in addition, state the purpose or purposes for which the meeting was called.

           A copy of the notice of any meeting shall be given, personally or by mail, not less than ten nor more than fifty days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of shareholders, or, if he shall have filed with the Secretary of the Corporation a written request that such notices to him be mailed to some other address, then directed to him at such other address.

           Section 4.For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

           Section 5.Except as may be otherwise required by applicable law, the Articles of Incorporation or these Bylaws, the holders of a majority of the shares entitled to vote thereat present in person or by proxy shall constitute a quorum at a meeting of shareholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or a series, voting as a class, the holders of a majority of shares of such class or series present in person or by proxy shall constitute a quorum for the transaction of such specified item of business.

           Section 6.In order to properly submit any business to an annual meeting of shareholders, a shareholder must give timely notice in writing to the Secretary of the Corporation of such shareholder's intention to present such business. To be considered timely, a shareholder's notice must be delivered, either in person or by United States certified mail, postage prepaid, and received at the principal executive office of the Corporation, not less than one hundred twenty (120) days prior to the first anniversary date of the Corporation's proxy statement in connection with the last Annual Meeting or if no Annual Meeting was held in the previous year, not less than a reasonable time, as determined by the Board of Directors, prior to the date of the applicable Annual Meeting.

           Each notice to the Secretary shall set forth (i) the name and address of the shareholder and his or her nominees, (ii) a representation that the shareholder is entitled to vote at such meeting, indicating the number of shares owned of record and beneficially by such shareholder, together with a statement that such shareholder intends to appear in person or by proxy at the meeting to present such proposal or proposals, (iii) a description of the proposal or proposals to be presented, including the complete text of any resolutions to be presented at the meeting and the reasons for conducting such business at the meeting and (iv) any material interest of the shareholder in the business to be submitted at the meeting. In addition, the shareholder shall promptly provide any other information reasonably requested by the Corporation.

           The presiding officer of the meeting may, if the facts warrant, determine that a proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective proposal shall be disregarded. Notwithstanding the foregoing provisions of this Section 6, a shareholder who seeks to have any proposal included in the Corporation's proxy statement shall comply with applicable state law and the requirements of the rules and regulations promulgated by the Securities and Exchange Commission.

           ARTICLE II.  DIRECTORS

           Section 1.The number of the Directors of the Corporation shall be such number not less than three, as is designated from time to time by resolution adopted by a majority of the members of the Board of Directors, plus the number of Directors, if any, elected by the holders of the Preferred Stock, voting as a class, pursuant to Section 5 of the General Provisions Relating to All Series of the Preferred Stock in Article SIXTH of the Articles of Incorporation of the Corporation. The terms of the Directors, if any, elected by the holders of the Preferred Stock, voting as a class, pursuant to Section 5 of the General Provisions Relating to All Series of the Preferred Stock in Article SIXTH of the Articles of Incorporation of the Corporation shall be as set forth in such Section 5. The Directors other than those, if any, elected by the holders of the Preferred Stock, voting as a class, shall, except as otherwise set forth herein, be elected for one year terms which shall expire at each annual meeting of shareholders and when their successors shall have been elected and qualified. Such election shall be by ballot by the shareholders entitled to vote and present in person or by proxy at such meeting. In case of any vacancy in the Board of Directors (including any vacancy due to an increase in the size of the Board of Directors), the remaining Directors, although less than a quorum, by affirmative vote of a majority thereof, may elect a successor to fill such vacancy to serve until the next annual meeting of shareholders and when such Director's successor shall have been elected and qualified. Any Director or Directors (other than a Director or Directors elected by the holders of the Preferred Stock pursuant to Section 5 of the General Provisions Relating to All Series of the Preferred Stock in Article SIXTH of the Articles of Incorporation of the Corporation) may be removed for cause by the affirmative vote of a majority of the Directors present (including by means of a conference telephone or similar communications equipment) at a meeting at which such action is considered, provided a quorum is present.

           Section 2.Nominations for the election of Directors may be made by a committee appointed by the Board of Directors (or, in the absence of such committee, by the Board of Directors) or by any shareholder entitled to vote generally in the election of Directors. However, any shareholder entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intention to make such nomination or nominations has been given, to the Secretary of the Corporation, either by personal delivery or by-United States certified mail, postage prepaid, and received at the principal executive office of the Corporation (1) with respect to an election to be held at an Annual Meeting of Shareholders, (a) not less than one hundred twenty (120) days prior to the first anniversary date of the Corporation's proxy statement in connection with the last Annual Meeting or (b) if no Annual Meeting was held in the previous year, not less than a reasonable time, as determined by the Board of Directors, prior to the date of the applicable Annual Meeting and (2) with respect to an election to be held at a Special Meeting of Shareholders, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders.

           Each such notice to the Secretary shall set forth (i) the name and address of the shareholder and his or her nominees; (ii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each such nominee; (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and (v) the consent of each nominee to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

           Section 3.The Board of Directors may adopt such rules and regulations for the conduct of their meetings and management of the affairs of the Corporation, as they may deem proper, not inconsistent with applicable law, the Articles of Incorporation or these Bylaws.

           Section 4.The regular meetings of the Board of Directors shall be held as determined by the Board of Directors. Special meetings shall be held whenever called by direction of the Chairman of the Board or any Vice Chairman, or the President or of any two of the Directors, on at least three days previous notice by mail or two days previous notice by telegraph to each Director. Notice of such meeting shall be effective as of the sending of the notice by mail or telegram. Unless otherwise indicated in the notice thereof or otherwise provided by the applicable law, the Articles of Incorporation or these Bylaws, any and all business may be transacted at a special meeting. One-third of the Directors shall constitute a quorum at any meeting of the Board of Directors. At the first meeting of the Board of Directors held after the annual meeting of shareholders, the Board shall proceed to the election of the officers of the Corporation.

           Section 5.Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors consent in writing to the adoption of a resolution authorizing such action.

           Section 6.Any one or more members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment allowing all persons participating in such meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

           ARTICLE III.  COMMITTEES OF THE BOARD

           Section 1.The Board of Directors may, by resolution or resolutions adopted by a majority of the members of the Board of Directors designate a committee of the board to be known as the Finance Committee of the Board ("Finance Committee") and to consist of the Chairman of the Board and such number of other Directors as shall be designated from time to time by resolution adopted by a majority of the members of the Board of Directors. The Board of Directors may designate one or more Directors as alternate members of the Finance Committee, who may replace any absent member or members of the Committee at any meeting of the Finance Committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve the Finance Committee. The Finance Committee shall have and may exercise, when the Board is not in session, all authority of the Board of Directors with respect to designating as a depository any bank, banker or trust company, opening lines of credit with any bank, banker or trust company and all matters appertaining thereto, including, but not limited to, the authorization of all resolutions and agreements and the execution of all instruments required by any bank, banker or trust company in connection therewith, including the certification thereof by the Secretary of the Corporation, the designation of officers and employees of the Corporation authorized to withdraw or charge any of the funds of the Corporation so deposited upon checks, notes, drafts, bills of exchange, acceptances, undertakings or other instruments or orders for the payment of money drawn against the account of the Corporation, the designation of officers authorized to borrow or obtain credit for the Corporation from any bank, banker or trust company or to endorse for discount or otherwise, negotiable or non-negotiable instruments held by the Corporation, the authorization of leases of safe deposit boxes, the designation of officers and employees authorized to have access to said boxes, and the authorization of guarantees required by symbol endorsement.

           Section 2.The Board of Directors may, by resolution or resolutions, passed by a majority of the members of the Board of Directors designate a committee of the Board to be known as the Executive Committee of the Board ("Executive Committee") and to consist of the Chairman of the Board of Directors, who shall be Chairman of the Executive Committee, and such number of other Directors as shall be designated from time to time by resolution adopted by a majority of the members of the Board of Directors. The Executive Committee shall have and may exercise when the Board of Directors is not in session, all authority of the Board of Directors, except as may be limited by Section 10-825 of the Arizona Business Corporation Act. The Board of Directors may designate one or more Directors as alternate members of such committee who may replace any absent member or members at any meeting of the Executive Committee.

           Section 3.The Board of Directors shall, by resolution or resolutions, designate three of its members, none of whom are members of management, as the Audit Committee of the Board ("Audit Committee"), and will further designate one member as Chairman of the Audit Committee. The Audit Committee shall have responsibility for recommending to the Board the retention or replacement of the independent auditors of the company; for administration of the internal audit function of the corporation; and for such other matters pertaining to the internal control, audit, or reporting of the financial affairs of the company as the Audit Committee, in its sole discretion, deems advisable and necessary. A full report of the activities of the Audit Committee will be made by the Chairman or his designee to each meeting of the Board of Directors.

           Section 4.The Board of Directors may, by resolution or resolutions, passed by a majority of the members of the Board of Directors designate three of its members as the Nominating Committee of the Board ("Nominating Committee"), and will further designate one member as Chairman of the Nominating Committee. The Nominating Committee shall meet annually for the purpose of considering and presenting to the Board its nominations for officers and directors.

           Section 5.The Board of Directors may, by resolution or resolutions adopted by a majority of the members of the Board of Directors designate such other committees of the Board as shall be designated from time to time. Such committees shall have such number of Directors as are designated by the Board and shall have such powers designated by the Board as are consistent with the provisions of the Arizona Business Corporation Act. The Board of Directors may designate one or more Directors as alternate members of such committee who may replace any absent member or members at any meeting of any such committee. Any such committee shall have and exercise the authority of the Board of Directors.

           Section 6.Such committees may meet either regularly at stated times or specially on notice given twenty-four hours in advance by any member thereof by mail, telegraph or telephone to all the other members thereof provided such notice is received before the meeting takes place; but no notice of any regular meeting need be given; and no notice need be given of any special meeting at which all the members shall be present or notice of which shall be waived by all the absent members before or after such meeting. Such committees may make rules for the holding and conduct of their meetings and may appoint such subcommittees and assistants, as they shall from time to time deem necessary. A number of regular members or alternate members or both equal to a majority of the number of regular members of a committee shall constitute a quorum and the act of a majority of those present at a meeting at which a quorum is present and action shall be the act of a committee. All action taken by a committee shall be reported to the Board of Directors at its meeting next succeeding such action. The Secretary or an Assistant Secretary shall attend and act as secretary of all meetings of a committee and keep the minutes thereof.

           Section 7.Any action required or permitted to be taken by any committee of the Board may be taken without a meeting if all members of the committee consent in writing to the adoption of a resolution authorizing such action.

           Section 8.Any one or more members of any committee of the Board may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in such meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.

           ARTICLE IV.  OFFICERS

           Section 1.The officers of the Corporation shall be a Chairman of the Board of Directors, a President, one or more Vice Presidents, one or more of whom may be designated Executive Vice President and one or more of whom may be designated Senior Vice President, a Treasurer, a Secretary and a Comptroller, all of whom may be appointed by the Board of Directors, and such other officers as the Board of Directors, from time to time may appoint and each officer shall serve at the discretion of the Board of Directors until the next annual election of officers. One person may serve as more than one of such officers, except that the same person shall not serve both as President and Secretary.

           Section 2.The Board of Directors shall appoint from their number a Chairman of the Board of Directors who shall be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, shall have general charge of the management of the affairs of the Corporation. He shall preside at meetings of the Board of Directors and of the shareholders of the Corporation.

           Section 3.The Board of Directors may appoint from their number one or more Vice Chairmen of the Board of Directors who shall perform such duties as may be assigned to them by the Board of Directors or the Chairman of the Board of Directors. In the absence or incapacity of the Chairman of the Board of Directors, the Vice Chairmen, in order of seniority determined by time of appointment to office, shall preside over meetings of the Board of Directors. The Board of Directors may appoint from their number a Chairman of the Executive Committee who shall preside at meetings of the Executive Committee and perform such other duties as may be assigned to him by the Board of Directors.

           Section 4.The Board of Directors shall appoint from their number a President who shall be the chief operating officer of the Corporation and, subject to the direction of the Board of Directors and of the Chairman of the Board of Directors, shall direct and supervise the administration of the business and affairs of the Corporation. In the absence or incapacity of the Chairman of the Board of Directors, the President shall exercise all of the powers and duties of the Chairman of the Board of Directors, provided that he shall preside at meetings of the Board of Directors only in the absence or incapacity of all the Vice Chairmen, if any, of the Board of Directors.

           Section 5.The Board of Directors shall appoint one or more Vice Presidents, one or more of whom may be designated Executive Vice President or Senior Vice President, and one of whom may be designated Vice President-Finance, who shall have such powers and shall perform such duties as may be assigned by the Board of Directors. In the absence or incapacity of the President, the

Executive Vice Presidents, in order of seniority determined by time of appointment to office, shall exercise all of the powers and duties of the President.

           Section 6.The Board of Directors shall elect a Treasurer who shall have such powers and shall perform such duties as may be assigned to him by the Board of Directors.

           Section 7.The Board of Directors shall appoint a Secretary who shall keep the minutes of all meetings of the Board of Directors and of the shareholders of the Corporation. He shall give or cause to be given notice of all meetings of the shareholders and of such meetings of the Board of Directors as may require notice. He shall keep in safe custody the seal of the Corporation and shall affix the same to all instruments requiring it when authorized by the Board of Directors, the Chairman of the Board of Directors or the President. He shall have such further powers and shall perform such further duties as may be assigned to him by the Board of Directors. The Secretary shall enforce the restrictions on the transfer of the capital stock of the Corporation set forth in Part III of Article SIXTH of the Articles of Incorporation. In connection therewith, the Secretary shall supervise the Corporation's transfer agent and/or registrar for the capital stock.

           Section 8.The Board of Directors shall elect a Comptroller who shall be the chief accounting officer of the Corporation and shall be in charge of its books of account and accounting records and of its accounting procedures. He shall have such further powers and shall perform such further duties as may be assigned to him by the Board of Directors.

           Section 9.The Board of Directors shall from time to time appoint such other officers to have such powers and to perform such duties as may be assigned to them by the Board of Directors.

           ARTICLE V.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Corporation, to the full extent permitted and in the manner required by the laws of the State of Arizona as in effect at the time of the adoption of this Article V or as the law may be amended from time to time, shall
(i) indemnify any person (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity and (ii) provide to any such person (and their heirs and legal representatives of such person) advances for expenses incurred in pursuing such action or proceeding, upon receipt of a written affirmation and a written undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by Section 10-852 or 10-853 of the Arizona Business Corporation Act, as the case may be.

           The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled (i) under the Articles of Incorporation or Bylaws of this or any other corporation, or (ii) by any resolution of shareholders, resolution of directors or agreement providing for such indemnification or advancement, all of which are authorized by these Bylaws (except with respect to matters which at the time of indemnification is sought are prohibited by applicable law), or (iii) otherwise.

           ARTICLE VI.  CAPITAL STOCK

           Section 1.Subject to Part III of Article SIXTH of the Articles of Incorporation, certificates for each class and series of stock shall be in such form as shall be adopted by the Board of Directors, shall be duly numbered and registered in the order issued and shall be signed by the Chairman or Vice Chairman of the Board or the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and may be sealed with the seal of the Corporation or facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.

           Section 2.Subject to Part III of Article SIXTH of the Articles of Incorporation, transfers of shares shall only be made upon the books of the Corporation by the registered holder in person or by attorney, duly authorized, and upon surrender of the certificate or certificates for such shares, properly signed for transfer.

           Section 3.A new certificate of stock may in the discretion of the Board of Directors, and under such regulations with respect to indemnification and otherwise as they may prescribe, be issued in place of the certificate claimed to have been lost, stolen or destroyed.

           Section 4.So long as the restrictions set forth in Part III of Article SIXTH of the Articles of Incorporation shall not have lapsed, all share certificates representing shares of capital stock shall bear a conspicuous legend as follows:

           "THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE SIXTH OF THE ARTICLES OF INCORPORATION OF THE CORPORATION REPRINTED IN ITS ENTIRETY ON THE BACK OF THE CERTIFICATE."

           Section 5.Subject to Part III of Article SIXTH of the Articles of Incorporation, the Corporation shall be entitled to treat the registered holder of any share or shares as the holder thereof in fact and law and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as otherwise expressly provided by statute.

           ARTICLE VII.  DIVIDENDS

           Dividends shall be declared and paid out of the surplus of the Corporation as often and at such times as the Board of Directors may determine, and in accordance with the New York Business Corporation Law.

           ARTICLE VIII.  INSPECTORS OF ELECTION

           The Board of Directors, in advance of any shareholders' meeting, shall appoint two inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a shareholders' meeting shall appoint two inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the person presiding thereat.

           ARTICLE IX.  SEAL

           The seal of the Corporation, if any, shall be in the form of a circle and shall bear the name of the Corporation and the year of its incorporation.

           ARTICLE X.  AMENDMENTS

           Bylaws of the Corporation may be adopted, amended or repealed by vote of the holders of the shares at the time entitled to vote in the election of any Directors. Bylaws may also be adopted, amended or repealed by the Board of Directors by vote of a majority of the Directors present at the time of the vote if a quorum is then present. If any Bylaw regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of Directors the Bylaw so adopted, amended or repealed, together with a concise statement of the changes made.

           ARTICLE XI.  WAIVERS OF NOTICE

           Whenever the Corporation or the Board of Directors or any committee of the Board is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a shareholder, his attorney-in-fact or proxy, submits a signed waiver of notice of such requirement.

                                                                       ANNEX II
                                                  TO PROXY STATEMENT/PROSPECTUS

                         THE BERMUDA COMPANIES ACT 1981

                            COMPANY LIMITED BY SHARES
                                (SECTION 132C(2))

                            MEMORANDUM OF CONTINUANCE
                                       OF
                            LEUCADIA NATIONAL LIMITED
                   (HEREINAFTER REFERRED TO AS THE "COMPANY")



1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.         The Company is an exempted company as defined by the Companies Act
           1981.

3. The authorized share capital of the Company is US$156,000,000 divided into 150,000,000 common shares of par value US$1.00 each and 6,000,000 preference shares of par value US$1.00 each.

4.         The Company shall not have power to hold land situated in Bermuda.

5.         Details of Incorporation:

           The Company was incorporated under the name "Leucadia National Corporation-Arizona" in the State of Arizona, U.S.A. on April 3, 2002 as a wholly-owned subsidiary of Leucadia National Corporation, a corporation which was incorporated in the State of New York, U.S.A. on May 24, 1968 under the name Talcott National Corporation. On ________, 200_, Leucadia National Corporation merged with and into Leucadia National Corporation-Arizona, which, as the surviving corporation, changed its name to "Leucadia National Corporation."

6.         The objects of the Company from the date of continuance are:

           (1) to carry on any and all functions of a holding company and/or to provide and/or to coordinate management, advisory and administrative services to any or all of the following: (i) any affiliated company (as such term is understood in the Companies Act 1981, irrespective of the jurisdiction of incorporation) of the Company and (ii) any entity (wherever formed or existing) controlled, directly or indirectly, by the Company;

           (2) to provide and/or procure financing and financial investment, management and advisory services to any or all of the following: (i) any affiliated company (as such term is understood in the Companies Act 1981, irrespective of the jurisdiction of incorporation) of the Company and (ii) any entity (wherever formed or existing) controlled, directly or indirectly, by the Company, and in this connection, to provide and/or procure credit, financial accommodation, loans and/or advances with or without interest to any such company or entity and to lend to and/or deposit with any financial institutions, fund, trust or other entity, any property of the company and/or any interest therein to provide collateral for loans or other forms of financing provided to such Company or entity; and

           (3) as set out in paragraphs (b) to (n) and to (p) to (u) inclusive of the Second Schedule to the Companies Act 1981.

7. From the date of continuance the Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

8. From the date of continuance, the Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares.

                     Signed by duly authorized persons in the presence of at least one witness attesting the signature thereof:



--------------------------------                  -----------------------------
Director                                          Witness


--------------------------------                  -----------------------------
Director                                          Witness

                                                                      ANNEX III
                                                  TO PROXY STATEMENT/PROSPECTUS


                                 B Y E - L A W S

                                       OF

                            LEUCADIA NATIONAL LIMITED



I HEREBY CERTIFY that the within written Bye-laws are a true copy of the Bye-laws of

                            LEUCADIA NATIONAL LIMITED

approved by the Shareholders with effect as of ________________.








                                                          Secretary

                                TABLE OF CONTENTS

                                                                           Page

1.       Interpretation.......................................................1

BOARD OF DIRECTORS............................................................4

2.       Board of Directors...................................................4

3.       Management of the Company............................................4

4.       Power to appoint chief executive officer.............................4

5.       Power to authorize specific actions..................................4

6.       Power to appoint attorney............................................5

7.       Power to appoint and dismiss employees...............................5

8.       Power to delegate to a committee.....................................5

9.       Power to borrow and charge property..................................6

10.      Election of Directors................................................7

11.      Nominations proposed by Shareholders.................................7

12.      Defects in appointment of Directors..................................8

13.      Removal of Directors.................................................8

14.      Vacancies on the Board...............................................8

15.      Summoning of meetings of the Board...................................9

16.      Meetings of the Board................................................9

17.      Unanimous written resolutions........................................9

18.      Contracts and disclosure of Directors' interests.....................9

19.      Remuneration of Directors...........................................11

20.      Other interests of Directors........................................11

OFFICERS.....................................................................11

21.      Officers of the Company.............................................11

22.      Duties of Officers..................................................12

23.      Chairman of meetings................................................12

24.      Register of Directors and Officers..................................13

25.      Absence or incapacity of certain Officers...........................13

MINUTES......................................................................13

26.      Obligations of Board to keep minutes................................13

                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

INDEMNITY; EXCULPATION; INSURANCE; GRATUITIES AND PENSIONS...................13

27.      Indemnity; Exculpation; Insurance; Gratuities and Pensions..........13

MEETINGS.....................................................................17

28.      Annual general meeting; notice......................................17

29.      Special general meeting; notice.....................................18

30.      Meeting called on requisition of Shareholders.......................18

31.      Postponement of meetings............................................18

32.      Quorum for general meeting..........................................18

33.      Adjournment of meetings.............................................19

34.      Attendance at meetings..............................................19

35.      Attendance of Directors.............................................19

36.      Voting at meetings..................................................19

37.      Decision of chairman................................................19

38.      Demand for a poll...................................................19

39.      Seniority of joint holders voting...................................21

40.      Instrument of proxy.................................................21

41.      Representation of corporations at meetings..........................21

42.      Submission by Shareholder of business to an annual general meeting..21

SHARE CAPITAL AND SHARES.....................................................22

43.      Rights of shares....................................................22

44.      Power to issue shares...............................................24

45.      Voting Cut-Back; Purchase of shares by Company or its assignee(s)...25

46.      Variation of rights and alteration of share capital.................29

47.      Registered holder of shares.........................................29

48.      Death of a joint holder.............................................30

49.      Share certificates..................................................30

50.      No pre-emptive rights...............................................31

REGISTER OF SHAREHOLDERS; SETTING OF RECORD DATE.............................31

51.      Contents of Register of Shareholders................................31

                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

52.      Inspection of Register of Shareholders..............................31

53.      Setting of record date..............................................32

TRANSFER OF SHARES; RESTRICTIONS ON TRANSFER AND OWNERSHIP...................32

54.      Instrument of transfer..............................................32

55.      Restrictions on transfer; restrictions on ownership.................33

TRANSMISSION OF SHARES.......................................................38

56.      Representative of deceased Shareholder..............................38

57.      Registration on death or bankruptcy.................................38

58.      Successors of Shareholders..........................................38

DIVIDENDS AND OTHER DISTRIBUTIONS............................................39

59.      Declaration of dividends by the Board...............................39

60.      Other distributions.................................................39

61.      Reserve fund........................................................39

62.      Deduction of amounts due to the Company.............................39

63.      Unclaimed dividends.................................................39

64.      No interest on dividends or distributions...........................39

CAPITALIZATION...............................................................40

65.      Capitalization......................................................40

ACCOUNTS AND FINANCIAL STATEMENTS............................................40

66.      Record of account...................................................40

67.      Financial year end..................................................40

68.      Financial statements................................................40

AUDIT........................................................................41

69.      Appointment of Auditor..............................................41

70.      Remuneration of Auditor.............................................41

71.      Vacation of office of Auditor.......................................41

72.      Access to books of the Company......................................41

73.      Report of the Auditor...............................................41

NOTICES......................................................................42

74.      Form and effectiveness of notices...................................42

75.      Notices to Directors and Shareholders...............................42

76.      Notices to joint Shareholders.......................................42

77.      Short notice to Directors...........................................42

78.      Short notice to Shareholders........................................42

79.      Waivers of notice...................................................43

80.      Accidental omission of notice of general meeting....................43

WINDING-UP...................................................................43

81.      Determination to liquidate..........................................43

82.      Winding-up/distribution by liquidator...............................43

MISCELLANEOUS................................................................43

83.      Alteration of Memorandum of Continuance and Bye-laws................43

84.      Registered office...................................................44

85.      The seal............................................................44

86.      Certain Foreign Subsidiaries........................................44

87.      Title without a written instrument..................................45

88.      Overseas or branch registers........................................45

89.      Proposals regarding two or more Directors...........................45

90.      Approval of Amalgamation Agreement..................................45

91.      Severability........................................................45

SCHEDULE - FORM A............................................................46

SCHEDULE - FORM B............................................................47

SCHEDULE - FORM C............................................................48

                                 B Y E - L A W S
                                 ---------------

                                       OF
                                       --

                            LEUCADIA NATIONAL LIMITED
                            -------------------------



1.       Interpretation

(1) In these Bye-laws the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

         (a) "1981 Act" means the Companies Act 1981 of Bermuda as amended from time to time;

         (b)      "Auditor" includes any individual or partnership;

         (c)      "Bermuda" means the Islands of Bermuda;

         (d) "Board" means the Board of Directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Companies Acts and these Bye-laws or the Directors present at a meeting of Directors at which there is a quorum;

         (e) "Code" means the United States Internal Revenue Code of 1986, as amended, or any United States federal statute then in effect that has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such replacement United States federal statute;

         (f) "Company" means the company for which these Bye-laws are approved and confirmed;

         (g) "Common Shares" shall have the meaning ascribed to it in Bye-law 43;

         (h) "Companies Acts" means every Bermuda statute from time to time in force concerning companies, insofar as the same applies to the Company;

         (i) "Controlled Shares" in reference to any person means all Common Shares and Preferred Shares directly, indirectly, beneficially or constructively owned by such person within the meaning of Section 958 of the Code;

         (j) "Cumming Entity" means Ian M. Cumming, and any person whose Common Shares would be treated as owned by Ian M. Cumming, and any person who would be treated as owning the Common Shares owned by Ian M. Cumming, in each of the latter two cases as a result of the application of the constructive ownership rules of Section 958 of the Code;

         (k)      "Director" means a director of the Company;

         (l) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any United States federal statute then in effect that has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such replacement United States federal statute;

         (m) "Officer" means any person appointed by the Board to hold an office in the Company;

         (n) "Over-the-Threshold Common Shareholder" shall have the meaning ascribed to it in Bye-law 45;

         (o) "person" means an individual, a trust, estate, partnership, limited liability company, limited liability partnership, association, company, corporation, joint venture or other legal or similar entity;

         (p) "Preferred Shares" shall have the meaning ascribed to it in Bye-law 43;

         (q) "Register of Directors and Officers" means the Register of Directors and Officers referred to in Bye-law 24;

         (r) "Register of Shareholders" means the Register of Shareholders referred to in Bye-law 51;

         (s) "Secretary" means the person appointed to perform any or all the duties of secretary of the Company and includes any deputy or assistant secretary;

         (t) "Securities Act" means the United States Securities Act of 1933, as amended, or any United States federal statute then in effect that has replaced such statute, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such replacement United States federal statute;

         (u) "Securities and Exchange Commission" means the Securities and Exchange Commission of the United States;

         (v) "Shareholder" means the person registered in the Register of Shareholders as the holder of shares and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Shareholders as one of such joint holders or all of such persons as the context so requires;

         (w) "Steinberg Entity" means Joseph S. Steinberg, and any person whose Common Shares would be treated as owned by Joseph S. Steinberg, and any person who would be treated as owning the Common Shares owned by Joseph S. Steinberg, in each of the latter two cases as a result of the application of the constructive ownership rules of Section 958 of the Code;

         (x) "these Bye-laws" means these Bye-laws in their present form or as amended from time to time;

         (y) "United States" shall mean the United States of America and dependent territories or any part thereof;

         (z) "U.S. Person", except as otherwise indicated, means an individual who is a citizen or resident of the United States, a corporation, partnership, limited liability company or limited liability partnership created or organized under the laws of the United States or any state thereof, or an estate or trust, all of the income of which is includable in gross income for United States federal income tax purposes, regardless of its source.

(2)      In these Bye-laws, where not inconsistent with the context:

         (a) words denoting the plural number include the singular number and vice versa;

         (b) words denoting the masculine gender include the feminine gender; and

         (c)      the word:

                  (i)      "may" shall be construed as permissive;

                  (ii)     "shall" shall be construed as imperative; and

                  (iii) unless otherwise provided herein words or expressions defined in the Companies Acts shall bear the same meaning in these Bye-laws.

(3) Expressions referring to writing or written shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in a visible form.

(4) Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

(5) In these Bye-laws, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given thereto; (b) the word "Board" in the context of the exercise of any power contained in these Bye-laws includes any committee consisting of one or more

         Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; (c) except where expressly provided by the terms of delegation, no power of delegation shall be limited by the existence or the exercise of any other power of delegation; and (d) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorized to exercise it under these Bye-laws or under another delegation of the powers.

                               BOARD OF DIRECTORS

2.       Board of Directors

         The business of the Company shall be managed and conducted by the Board.

3.       Management of the Company

         In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Bye-laws, required to be exercised by the Company in general meeting subject, nevertheless, to these Bye-laws, the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting.

         No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

         The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

         The Board may exercise all the powers of the Company to discontinue the Company in Bermuda and continue it to a named country or jurisdiction outside Bermuda pursuant to Section 132G of the 1981 Act.

4.       Power to appoint chief executive officer

         The Board may from time to time appoint one or more Directors to the office of chief executive officer of the Company (one of whom shall also be the Chairman of the Board) who shall, subject to the control of the Board, have general charge of the management of the affairs of the Company.

5.       Power to authorize specific actions

         The Board may from time to time and at any time authorize any Director, Officer or other person to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

6.       Power to appoint attorney

         The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorize any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorized under the seal of the Company, execute any deed or instrument under such attorney's personal seal with the same effect as the affixation of the seal of the Company.

7.       Power to appoint and dismiss employees

         The Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

8.       Power to delegate to a committee

         The Board may appoint one or more Board committees and may delegate any of its powers to any such committee. Without limiting the foregoing, such committees may include:

         (a) an Executive Committee, to consist of the Chairman of the Board, who shall be Chairman of the Executive Committee, and such number of other Directors as shall be designated from time to time by resolution of the Board. The Executive Committee shall have and may exercise when the Board is not in session, all authority of the Board, except as may be limited by Bermuda law. The Board may designate one or more Directors as alternate members of such committee who may replace any absent member or members at any meeting of the Executive Committee;

         (b) an Audit Committee, to consist of such number of Directors as shall be designated from time to time by resolution of the Board, which number initially shall be three, none of whom are members of management, and one of whom shall be designated by the Board as Chairman of the Audit Committee. The Audit Committee shall have responsibility for recommending to the Board the retention or replacement of the independent Auditor of the Company; for administration of the internal audit function of the Company; and for such other matters pertaining to the internal control, audit, or reporting of the financial affairs of the company as the Audit Committee, in its sole discretion, deems advisable and necessary;

         (c) a Nominating Committee, which shall, among other things, propose to the Shareholders or to continuing Directors, before any election of Directors by the Shareholders or the filling of any vacancy by the Board, a slate of director candidates equal in number to the vacancies to be filled. The Nominating Committee shall have such number of Directors as shall be designated from time to time by resolution of the Board, which number initially shall be three, one of whom shall be designated by the Board as the Chairman of the Nominating Committee;

         (d) an Option Committee, which shall, among other things, administer the terms of the Company's stock option plans; and

         (e) an Employee Benefits Committee, which shall, among other things, review compensation of the Chairman of the Board and the President, and employee benefit and incentive plans.

         All Board committees shall conform to such directions as the Board shall impose on them, provided that each member shall have one (1) vote, and each committee shall have the right as it deems appropriate to retain outside experts. All committees are authorized to act by unanimous written consent, and each committee may adopt rules for the conduct of its affairs, including the place, time, and notice of meetings, as shall be advisable and as shall not be inconsistent with these Bye-laws or with any applicable resolution adopted by the Board. Each committee shall cause minutes to be made of all meetings of such committee and of the attendance thereat and shall cause such minutes and copies of resolutions adopted by unanimous consent to be promptly inscribed or incorporated by the Secretary in the minute book. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any committee. Any committee of the Board may from time to time and at any time, with respect to any matter within the authority of such committee, authorize any Director, Officer or other person to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

9.       Power to borrow and charge property

         The Board may exercise all the powers of the Company to borrow money, to assume, guarantee or otherwise become directly or indirectly liable for indebtedness for borrowed money, and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

10.        Election of Directors

           The number of Directors constituting the Board shall be not less than three (3), the exact number to be determined from time to time by resolution of the Board (provided that if no such resolution shall be in effect the number of Directors shall be six (6)). The Board shall not be divided into classes.

           Notwithstanding any other provision of this Bye-law, no person shall be elected as a Director, other than persons nominated by the Board or a committee thereof, unless advance notice of the nomination of such person shall have been given to the Company in the manner provided in Bye-law 11.

11.        Nominations proposed by Shareholders

           If a Shareholder desires to nominate one or more persons for election as Directors at any general meeting duly called for the election of Directors, written notice of such Shareholder's intent to make such a nomination must be received by the Secretary at the registered office of the Company (1) with respect to an election to be held at an annual general meeting of Shareholders, (a) not less than one hundred twenty (120) days prior to the first anniversary date of the Company's proxy statement in connection with the last annual general meeting or (b) if no annual general meeting was held in the previous year, not less than a reasonable time, as determined by the Board, prior to the date of the applicable annual general meeting and (2) with respect to an election to be held at a special general meeting of Shareholders, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to Shareholders. Such notice shall set forth (i) the name and address, as it appears in the Register of Shareholders, of the Shareholder who intends to make such nomination; (ii) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination; (iii) the class and number of shares of the Company which are held by the Shareholder; (iv) the name and address of each person to be nominated; (v) a description of all arrangements or understandings between the Shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the Shareholder; (vi) such other information regarding any such nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not the Company is then subject to such Regulation; and (vii) the consent of any such nominee to serve as a Director, if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. The Chairman of such general meeting shall, if the facts warrant, refuse to acknowledge a nomination that is not made in compliance with the procedure specified in this Bye-law, and any such nomination not properly brought before the meeting shall not be considered.

12.        Defects in appointment of Directors

           All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

13.        Removal of Directors

           Any Director may be removed for cause by the affirmative vote of a majority of Directors present at a meeting at which a quorum is present. Any Director may be removed by the Shareholders only for cause and only by the affirmative vote of holders of a majority of the Common Shares of the Company voting on the removal.

14.        Vacancies on the Board

           The Board shall have the power from time to time and at any time, by the affirmative vote of a majority of Directors present at a meeting at which a quorum is present, to appoint any person as a Director to fill a vacancy on the Board. If the number of Directors then in office is less than a quorum, such appointment shall be made by the Shareholders. A Director so appointed shall hold office until the next annual general meeting or until such Director's successor is elected or appointed or such Director's office is otherwise vacated.

           The Board may act notwithstanding any vacancy in its number but, if and for so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act only for the purpose of (i) summoning a general meeting of the Company or (ii) preserving the assets of the Company.

           The office of Director shall be vacated if the Director:

           (a)        is removed from office pursuant to these Bye-laws;

           (b)        is prohibited from being a Director by Bermuda law;

           (c)        is or becomes of unsound mind or dies; or

           (d) resigns his or her office by notice in writing to the Company.

15.        Summoning of meetings of the Board

           The Chairman or Deputy Chairman, or the President, or any two (2) Directors may as they deem necessary or appropriate, and the Secretary on the requisition of the Chairman or Deputy Chairman, or the President, or any two (2) Directors shall, at any time summon a meeting of the Board on reasonable notice to each Director; provided, that the Board shall hold at least two meetings each year.

16.        Meetings of the Board

           (a) The quorum necessary for the transaction of business shall be one-third of the Directors then in office.

           (b) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

           (c) The Directors shall elect one of their number to be Chairman of the Board (who shall also be the chief executive officer) and may elect one or more others to be Deputy Chairman of the Board.

           (d) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative vote of more than fifty percent (50%) of the votes of the Directors present at a duly constituted meeting at which a quorum is present and acting throughout unless otherwise provided by these Bye-laws or by Bermuda law.

           (e) Meetings of the Directors may be held within or outside of Bermuda.

17.        Unanimous written resolutions

           A resolution in writing signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted. Such resolution shall be deemed to be adopted at the place where, and at the time when, the last signature of a Director is affixed thereto.

18.        Contracts and disclosure of Directors' interests

           (a) A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

           (b) A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

           (c) Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

           (d) So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

           (e) A Director who has disclosed his interest in a transaction or arrangement with the Company, or in which the Company is otherwise interested, may be counted in the quorum and vote at any meeting at which such transaction or arrangement is considered by the Board.

           (f) Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

           (g) The Shareholders may, in general or with respect to any particular vote of the Board, remove any or all of the restrictions or requirements contained in this Bye-law, and may ratify any action taken by the Board in contravention of this Bye-law, whereupon such action shall be deemed to be duly authorized.

19.        Remuneration of Directors

           The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors shall be reimbursed for all travel, hotel and other expenses which are reasonable and properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

           A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period on such terms as to remuneration and otherwise as the Directors may determine.

20.        Other interests of Directors

           A Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company. Subject to the provisions of these Bye-laws, the Directors may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as the Board thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

                                    OFFICERS

21.        Officers of the Company

           The Officers, who shall be appointed by the Board, shall consist of a Chairman (who shall also be the chief executive officer), one or more Deputy Chairmen, a President (who shall also be the chief operating officer), one or more Vice Presidents (one or more of whom may be designated Executive Vice President, one or more of whom may be designated Senior Vice President and one of whom may be designated Vice President and Chief Financial Officer), a Treasurer, a Secretary, a Comptroller (who shall also be the chief accounting officer) and such other Officers as the Board may from time to time determine to be necessary or advisable in the conduct of the affairs of the Company, including without limitation one or more Assistant Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries. The same person may hold two (2) or more offices in the Company, except no person may hold the offices of President and Secretary, Chairman and Deputy Chairman or President and Vice President at the same time. No Deputy Chairman shall by virtue of such office have any executive authority on behalf of the Company. The Officers shall receive such remuneration as the Board may from time to time determine. The Officers shall be appointed annually and any or all Officers may be removed and replaced by the Board at any time in the Board's sole discretion. The Board shall also have the authority to grant one or more honorary titles, such as "Emeritas", to Officers of the Company.

22.        Duties of Officers

           The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time. Without limiting the foregoing, unless otherwise determined by the Board, the following Officers shall have the following duties, in addition to any other duties as may be delegated to them by the Board from time to time:

           (a) the Chairman shall be the chief executive officer of the Company and, subject to the control of the Board, shall have general charge of the management of the affairs of the Company;

           (b) the President shall be the chief operating officer of the Company and, subject to the direction of the Board and of the Chairman of the Board, shall direct and supervise the administration of the business and affairs of the Company;

           (c) the Secretary or an Assistant Secretary shall (i) keep the minutes of all meetings of the Board and of the Shareholders of the Company, (ii) give or cause to be given notice of all meetings of the Shareholders and of such meetings of the Board as may require notice and (iii) keep in safe custody the seal of the Company and shall affix the same to all instruments requiring it when authorized by the Board, the Chairman of the Board or the President; and

           (d) the Comptroller shall be the chief accounting officer of the Company and shall be in charge of its books of account and accounting records and of its accounting procedures.

23.        Chairman of meetings

           Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman shall act as chairman at all meetings of the Shareholders and of the Board at which such person is present. In his absence, a Deputy Chairman, if present, shall act as chairman and in the absence of all of them a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

24.        Register of Directors and Officers

           The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Companies Acts.

           The Register of Directors and Officers shall be open to inspection by Shareholders and other entitled persons at the office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two (2) hours in each business day is allowed for inspection.

25.        Absence or incapacity of certain Officers

           In the absence or incapacity of the Chairman of the Board, the Deputy Chairmen, if any, in order of seniority determined by time of appointment to office, shall preside over meetings of the Board. In the absence or incapacity of the Chairman of the Board, the President shall exercise all of the powers and duties of the Chairman of the Board, provided that he shall preside at meetings of the Board only in the absence or incapacity of all the Deputy Chairmen, if any, of the Board. In the absence or incapacity of the President, the Executive Vice Presidents, in order of seniority determined by time of appointment to office, shall exercise all of the powers and duties of the President.

                                     MINUTES

26.        Obligations of Board to keep minutes

           The Board shall cause minutes to be duly entered in books provided for the purpose:

           (a)        of all elections and appointments of Officers;

           (b) of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

           (c) of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

           INDEMNITY; EXCULPATION; INSURANCE; GRATUITIES AND PENSIONS

27.        Indemnity; Exculpation; Insurance; Gratuities and Pensions

           (a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including all appeals (other than an action, suit or proceeding by or in the right of the

                      Company) by reason of the fact that he is or was a Director, Officer or committee member, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, reasonable professional fees, expert witness fees and attorneys' fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for fraud or dishonesty in the performance of his duty to the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, had reasonable cause to believe that his conduct was unlawful.

           (b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by or in the right of the Company to procure a judgment in its favour by reason of the fact that he is or was a Director, Officer or committee member, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, reasonable professional fees, expert witness fees and attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable for fraud or dishonesty in the performance of his duty to the Company, unless and only to the extent that the court in which such action, suit or proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

           (c) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including all appeals, by or in the right of the Company to procure a judgment in its favour by reason of the fact that he is or was a Director, Officer or committee member, or is or was serving at the request of the Company as a director or officer of another company, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or other enterprise, against judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, but only to the extent that a judgment is given in favour of such person, he is acquitted or a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

           (d) The purpose of this Bye-law as a whole is to provide the broadest indemnity allowable at law, and to the extent any indemnification hereunder is prohibited, unenforceable or not authorized under applicable law, it is the intent of this Bye-law that such indemnification be interpreted as broadly as possible without invalidating the remaining provisions hereof. Specifically, to the extent prohibited by Bermuda law, these Bye-laws shall not result in indemnification of any person to the extent he engaged in fraud or dishonesty.

           (e) If any person has been successful on the merits or otherwise in defense of any action, suit or proceeding for which he is entitled to indemnification pursuant to Bye-law 27(a), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

           (f) Any indemnification under Bye-law 27(a), unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because such person has met the applicable standard of conduct set forth in Bye-law 27(a). Such determination shall be made (1) by the Board by a majority vote of Directors who were not parties to such action, suit or proceeding (even if less than a quorum), or (2) at the request of the Board, by independent legal counsel in a written opinion, or (3) by the Shareholders. If any person is entitled to indemnification under Bye-law 27(a) for a portion of the expenses (including attorneys' fees), judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with an action, suit or proceeding, the Company shall indemnify such person only as to the portion to which he is entitled.

           (g) Expenses (including attorneys' fees) actually and reasonably incurred by any person in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Company as authorized in these Bye-laws or otherwise pursuant to applicable law; provided, however, that if it is determined by -------- either (1) a majority vote of Directors who were not parties to such action, suit or proceeding, or (2) at the request of the Board, by independent legal counsel in a written opinion, that there is no reasonable basis to believe that such person is entitled to be indemnified by the Company as authorized in these Bye-laws or otherwise pursuant to applicable law, then no expense shall be advanced in accordance with this Bye-law 27(g).

           (h) The indemnification and advancement of expenses provided in these Bye-laws shall not be deemed exclusive of any other rights to which those seeking indemnification and advancement of expenses may now or hereafter be entitled under any statute, agreement, vote of Shareholders or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

           (i) The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Director, Officer or committee member, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of these Bye-laws or under law.

           (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which he is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such a person.

           (k) The indemnification provided for in this Bye-law shall extend to any person acting as a Director, Officer, committee member, or designee of the Company to another entity as described in 27(a) and (b) above, if such person is so acting in the reasonable belief that he/she has been so appointed or elected notwithstanding any defect in such appointment or election.

           (l) In order to induce persons to serve as Directors, no Director shall be personally liable to the Company or its Shareholders for damages for any breach of duty as a director, except for any matter in respect of which such director shall be liable by reason that, in addition to any and all other requirements for such liability, there shall have been a judgment or other final adjudication adverse to him that establishes that his acts or omissions were fraudulent or dishonest or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Neither the amendment nor repeal of this Bye-law shall eliminate or reduce the effect of this Bye-law in respect to any matter occurring, or any cause of action, suit or claim that, but for this Bye-law, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. This Bye-law shall neither eliminate nor limit the liability of a Director for any act or omission occurring prior to the adoption of this Bye-law. If Bermuda law is amended hereafter to expand or limit, without specific shareholder approval therefor, the liability of a director, then the liability of a Director of the Corporation shall be expanded to the extent required or limited to the extent permitted by Bermuda law, as so amended.

           (m) The Board may (by establishment of or maintenance of schemes or otherwise) provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any past or present Director or employee of the Company or any of its subsidiaries or any body corporate associated with, or any business acquired by, any of them, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit. No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

                                    MEETINGS

28.        Annual general meeting; notice

           The annual general meeting of the Company shall be held at such time and place as the Board shall appoint. Annual general meetings may be held within or outside of Bermuda. Written notice of such meeting stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting shall be given to each Shareholder not less than ten (10) days nor more than fifty (50) days before the date of such meeting.

29.        Special general meeting; notice

           The Board may convene a special general meeting of the Company whenever in its judgment such a meeting is necessary or appropriate. Special general meetings may be held within or outside of Bermuda. Written notice of such meeting stating the date, place and the time at which the meeting is to be held and the general nature of the business to be considered at the meeting shall be given to each Shareholder not less than ten (10) days nor more than fifty (50) days before the date of such meeting.

30.        Meeting called on requisition of Shareholders

           Notwithstanding anything herein, the Board shall, on the requisition of Shareholders holding of record at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a special general meeting of the Company and the provisions of Section 74 of the 1981 Act shall apply.

31.        Postponement of meetings

           The Board may postpone any general meeting called in accordance with the provisions of these Bye-laws (other than a meeting requisitioned under Bye-law 30) provided that notice of postponement is given to each Shareholder before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Shareholder in accordance with the provisions of these Bye-laws.

32.        Quorum for general meeting

           At any general meeting of the Company, two (2) or more persons present in person and representing in person or by proxy in excess of fifty percent (50%) of the total issued and outstanding Common Shares throughout the meeting shall form a quorum for the transaction of business (except as otherwise provided by the Companies Acts), provided that if the Company shall at any time have only one (1) Shareholder, one (1) Shareholder present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one (1) week later, at the same time and place or to such other day, time or place as the Board may determine. When a specified item of business is required to be voted on by a class or a series, voting as a class, the holders of a majority of shares of such class or series present in person or by proxy shall constitute a quorum for the transaction of such specified item of business.

33.        Adjournment of meetings

           The chairman of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned to a specific date and time, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Shareholder in accordance with the provisions of these Bye-laws.

34.        Attendance at meetings

           Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

35.        Attendance of Directors

           The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

36.        Voting at meetings

           (a) Subject to the provisions of the Companies Acts and these Bye-laws, any question proposed for the consideration of the Shareholders at any general meeting shall be decided by the affirmative vote of more than fifty percent (50%) of the votes cast in accordance with the provisions of these Bye-laws.

           (b) No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

37.        Decision of chairman

           At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Bye-laws, be conclusive evidence of that fact.

38.        Demand for a poll

           (a) Notwithstanding the provisions of the immediately preceding Bye-law, at any general meeting of the Company, in respect of any question proposed for the consideration of the Shareholders, a poll may be demanded by any of the following persons:

                      (1)        the chairman of such meeting;

                      (2) at least three (3) Shareholders present in person or represented by proxy;

                      (3) any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one-tenth of the total voting power of all the Shareholders having the right to vote at such meeting; or

                      (4) any Shareholder or Shareholders present in person or represented by proxy holding Common Shares for which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all Common Shares.

           (b)        Where, in accordance with the provisions of subparagraph
                      (a) of this Bye-law, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Bye-laws, every Shareholder present in person or by proxy at such meeting shall have one (1) vote for each Common Share of which such person is the holder or for which such person holds a proxy and such votes shall be counted in the manner set out in subparagraph (d) of this Bye-law or in the case of a general meeting at which one (1) or more Shareholders are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter.

           (c) A poll demanded in accordance with the provisions of subparagraph (a) of this Bye-law, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith, and a poll demanded on any other question shall be taken in such manner and at such time at such meeting as the chairman may direct, and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

           (d) Where a vote is taken by poll, each Shareholder present in person or by proxy and entitled to vote shall be furnished with a ballot on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two

                      (2) Shareholders, proxy holders or inspectors appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

39.        Seniority of joint holders voting

           In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Shareholders.

40.        Instrument of proxy

           The instrument appointing a proxy shall be in writing in the form of Form "A" in the Schedule hereto (or as near thereto as circumstances admit, and modified as necessary to comply with any requirements of the Securities and Exchange Commission), under the hand of the appointor or of the appointor's attorney duly authorized in writing, or if the appointor is a corporation, either under its seal or under the hand of a duly authorized officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

41.        Representation of corporations at meetings

           A corporation which is a Shareholder may, by written instrument, authorize such person as it determines to act as its representative at any meeting of the Shareholders and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Shareholder. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she determines as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

42.        Submission by Shareholder of business to an annual general meeting

           In order to properly submit any business to an annual general meeting of Shareholders, a Shareholder must give timely notice in writing to the Secretary of the Company of such Shareholder's intention to present such business. To be considered timely, a Shareholder's notice must be delivered, either in person or by United States or other certified mail, postage prepaid, and received at the principal executive office of the Company, not less than one hundred twenty
           (120) days prior to the first anniversary date of the Company's proxy statement in connection with the last annual general meeting or if no annual general meeting was held in the previous year, not less than a reasonable time, as determined by the Board, prior to the date of the applicable annual general meeting.

           Each notice to the Secretary shall set forth (i) the name and address, as it appears in the Register of Shareholders, of the Shareholder; (ii) a representation that the Shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination or submission; (iii) the class and number of shares of the Company which are held by the Shareholder; (iv) a description of the proposal or proposals to be presented, including the complete text of any resolutions to be presented at the meeting and the reasons for conducting such business at the meeting and (v) any material interest of the Shareholder in the business to be submitted at the meeting. In addition, the Shareholder shall promptly provide any other information reasonably requested by the Company.

           The presiding officer of the meeting may, if the facts warrant, determine that a proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective proposal shall be disregarded.

           Notwithstanding the foregoing provisions of this Bye-law, a Shareholder who seeks to have any proposal included in the Company's proxy statement shall comply with all applicable laws of Bermuda and the requirements of the rules and regulations promulgated by the Securities and Exchange Commission.

                            SHARE CAPITAL AND SHARES

43.        Rights of shares

           (a) The share capital of the Company shall be US$156,000,000 divided into two (2) classes of shares consisting of 156,000,000 shares of par value U.S. $1.00 divided into
                      (i) 150,000,000 common shares (the "Common Shares") and
                      (ii) 6,000,000 preferred shares (the "Preferred Shares").

           (b) Subject to the provisions of these Bye-laws, the holders of Common Shares shall:

                      (1)        be entitled to one (1) vote per Common Share;

                      (2) be entitled to such dividends as the Board may from time to time declare;

                      (3) in the event of any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, and after the holders, if any, of the Preferred Shares shall have been paid in full the amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and

                                 State of New York, having a capital, undivided profits and surplus aggregating at least $50,000,000, for the benefit of the holders of the Preferred Shares, be entitled to the remaining net assets of the Company on a pro rata basis; and

                      (4) generally be entitled to enjoy all of the rights attaching to shares.

           (c) The Board is authorized, subject to limitations prescribed by law and subject to Bye-laws 45 and 55, to issue Preferred Shares in series, to establish from time to time the number of Preferred Shares to be included in each such series, and to fix the designation, powers, preferences and rights of the Preferred Shares of each such series and the qualifications, limitations or restrictions thereof. The terms of any series of Preferred Shares shall be set forth in a Certificate of Designation in the minutes of the Company.

                      The authority of the Board with respect to each series shall include, but not be limited to, determination of the following, subject to Bye-laws 45 and 55:

                      (1) The number of Preferred Shares constituting that series and the distinctive designation of that series;

                      (2) The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and, if so, whether unpaid dividends shall compound or accrue interest) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of shares or any other series of the Preferred Shares;

                      (3) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

                      (4) Whether the Preferred Shares may be redeemed and, if so, the terms and conditions on which they may be redeemed (including, without limitation, the dates upon or after which they may be redeemed and the price or prices at which they may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

                      (5) Whether the Preferred Shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

                      (6) The amounts, if any, payable upon the Preferred Shares in the event of voluntary liquidation, dissolution or winding up of the Company in preference of shares of any other class or series and whether the Preferred Shares shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

                      (7) The amounts, if any, payable upon the Preferred Shares in the event of involuntary liquidation, dissolution or winding up of the Company in preference of shares of any other class or series and whether the Preferred Shares shall be entitled to participate generally in distributions on the Common Shares under such circumstances;

                      (8) Sinking fund provisions, if any, for the redemption or purchase of the Preferred Shares (the term "sinking fund" being understood to include any similar fund, however designated); and

                      (9) Any other relative rights, preferences, limitations and powers of that series.

                      Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by resolution from time to time convert any Preferred Shares into redeemable Preferred Shares.

44.        Power to issue shares

           (a) Subject to the provisions of these Bye-laws, the unissued shares of the Company (whether forming part of the original share capital or any increased share capital) shall be at the disposal of the Board, which may issue, offer, allot, exchange or otherwise dispose of shares, or options, warrants or other rights to purchase shares or securities convertible into or exchangeable for shares (including any employee benefit plan providing for the issuance of shares or options or rights in respect thereof), at such times, for such consideration and on such terms and conditions as it may determine (including, without limitation, such preferred or other special rights or restrictions with respect to dividend, voting, liquidation or other rights of the shares as may be determined by the Board).

           (b) The Board shall, in connection with the issue of any share, have the power to pay such commissions and brokerage and/or other fees and charges as may be permitted by law.

           (c) The Company shall not give, whether directly or indirectly, whether by means of loan, guarantee, provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares, but nothing in this Bye-law shall prohibit transactions mentioned in Sections 39A, 39B and 39C of the 1981 Act.

           (d) Any Preferred Shares of any series which have been redeemed or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board or as part of any other series of Preferred Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Shares.

45.        Voting Cut-Back; Purchase of shares by Company or its assignee(s)

           (a)        Exercise of power to purchase shares of the Company

                      The Board may, at its discretion and without the sanction of a resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and so that any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided that such purchase is effected in accordance with the provisions of the Companies Acts.

           (b)        Over-the-Threshold Common Shareholders

                      (i) Subject to the provisions of subsection (ii) below, if and so long as the Controlled Shares of any person would, upon giving effect to the principle that holders of Common Shares shall have one vote for each Common Share so registered, confer upon any such person ten percent (10%) or more of the votes that may be cast by all holders of Common Shares of the Company (any such person being referred to as an "Over-the-Threshold Common Shareholder"), each Controlled Share shall confer only a fraction of a vote such that the aggregate votes to which such Controlled Shares are entitled after application of the Cut-back Formula (defined below) taking account of the voting rights of all other Shareholders, including any other Shareholder subject to the Cut-back Formula, is just below 10%, such voting cut-back to be calculated according to the following formula (the "Cut-back Formula"):

                           [(D divided by 10) - 1] divided by B

                     Where:
                     1.  "A" is equal to the number of outstanding Common
                         Shares.

                     2. "B" is equal to the number of Controlled Shares of such person.

                     3.  "C" is equal to [(A divided by 10) - 1] divided by A.

                     4.  "D" is equal to (A minus B) divided by (1.00 minus C).

                     If there is more than one person who is an Over-the-Threshold Common Shareholder, the Cut-back Formula shall be applied to each such person, taking into consideration any reduction in the voting rights of any other person or persons under the Cut-back Formula. If the application of the Cut-back Formula results in any person becoming an Over-the-Threshold Common Shareholder, then the Cut-back Formula shall be applied again, and repeated, until no Over-the-Threshold Common Shareholder remains with Controlled Shares with ten percent (10%) or more of the votes that may be cast by all holders of Common Shares of the Company after application of the Cut-back Formula. The Board shall have the power and authority to make all determinations that may be required to effectuate the provisions of this Bye-law 46(b), including any required determination of the number of Common Shares that may be deemed to be held by any person and any necessary adjustments or applications of the Cut-back Formula designed to achieve its stated purpose, and such determinations shall be conclusive. All record and beneficial owners of Common Shares shall be deemed to have agreed, by virtue of their ownership thereof, to provide to the Board, at such times and in such detail as the Board may reasonably request, any information that the Board may require to make such determinations.

                     (ii) Notwithstanding the foregoing, a Cumming Entity or a Steinberg Entity shall be considered an "Over-the-Threshold Common Shareholder" to which the provisions of subsection
                     (i) above shall apply only if (x) the Company, directly or indirectly, has acquired an interest in a foreign insurance company that would be, or would cause the Company to become, a controlled foreign corporation within the meaning of Section 957 of the Code but for the application of the voting restrictions of this Bye-law to each Cumming Entity and each Steinberg Entity, unless in connection with and prior to such acquisition, (A) the Board, excluding Messrs. Cumming and Steinberg, affirmatively determines that application of the provisions of this Bye-law is unnecessary or otherwise inappropriate with respect to the Company and (B) each of Mr. Cumming (on behalf of all Cumming Entities) and Mr. Steinberg (on behalf of all Steinberg Entities) affirmatively agrees that the application of the Cut-back Formula to the Cumming Entities and the Steinberg Entities is unnecessary with respect to the Cumming Entities and the Steinberg Entities, respectively; or (y) the Company, directly or indirectly, has acquired an interest in a foreign company and, in connection with and prior to such acquisition (A) the Board, excluding Messrs. Cumming and Steinberg, affirmatively agrees to the application of the Cut-Back Formula to the Cumming Entities and the Steinberg Entities and (B) each of Mr. Cumming (on behalf of all Cumming Entities) and Mr. Steinberg (on behalf of all Steinberg Entities) affirmatively agrees to the application of the Cut-Back Formula to the Cumming Entities and the Steinberg Entities, respectively. In the event of an acquisition under clause (x) or (y) above, if such an acquisition is made by the Company and such determination is made by both the Board and Messrs. Cumming and Steinberg, then the provisions of this Bye-law shall apply to all Cumming Entities considered together and all Steinberg Entities considered together, but solely with respect to the election of directors; in all other matters on which a Shareholder vote is permitted or required, each Cumming Entity and each Steinberg Entity shall have full voting rights, and the Cut-back Formula shall not apply to such Shareholders.

           (c)        Unilateral purchase right

                      Subject to Section 42A of the 1981 Act, if the Board in its absolute and unfettered discretion, on behalf of the Company, determines that share ownership by any Shareholder (with or without the application of Bye-law 45(b) or 55) may result in adverse tax, regulatory or legal consequences to the Company, any of its subsidiaries or any of the Shareholders, the Company will have the option, but not the obligation, to purchase all or part of the shares held by such Shareholder to the extent the Board, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences at a purchase price (the "Purchase Price") equal to the fair market value of such shares (as determined by the Board) on the date the Company sends the Purchase Notice (defined below); provided that the Board will use its best efforts to exercise this option equally among similarly situated Shareholders (to the extent possible under the circumstances); provided, further, that as a result of such redemption the issued share capital of the Company would not be reduced below the minimum share capital required by Bermuda law. The Company will be entitled to assign any of its purchase rights under this Bye-law to a third party or parties including the other Shareholders, with the consent of such assignee. Each Shareholder shall be bound by the determination by the Company to purchase or assign its right to purchase such Shareholder's shares and, if so required by the Company, shall sell the number of shares that the Company requires it to sell.

                      In the event that the Company or its assignee(s) determines to purchase any such shares, the Company shall provide each Shareholder concerned with written notice of such determination ("Purchase Notice") at least seven (7) calendar days prior to such purchase or such shorter period as each such Shareholder may authorize, specifying the date on which any such shares are to be purchased and the Purchase Price. The Company may revoke the Purchase Notice at any time before it (or its assignee) pays for the shares. Neither the Company nor its assignee(s) shall be obliged to give general notice to the Shareholders of any intention to purchase or the conclusion of any purchase of shares. Payment of the Purchase Price by the Company or its assignee(s) shall be by wire transfer or certified check and made at a closing to be held no less than seven (7) calendar days after receipt of the Purchase Notice by the Shareholder, unless otherwise agreed to by the Company and such Shareholder.

           (d) Unilateral purchase right in the event of involuntary transfer

                      If a Shareholder shall be involuntarily dissolved or liquidated or shall have entered in respect of it an order for relief under the United States Bankruptcy Code (or any similar law of any applicable jurisdiction) or shall otherwise be required to transfer involuntarily any or all of its shares pursuant to a court order, foreclosure, tax lien, government seizure, death or otherwise, and, in any such case as a result thereof, any or all of such Shareholder's shares (the "Involuntary Transfer Shares") shall be actually or purportedly transferred or otherwise disposed of (the "Involuntary Transfer"), such Shareholder, or its legal representative or successor, shall promptly give notice to the Company of such intended transfer and the Company will have the option, but not the obligation, to purchase all or part of the Involuntary Transfer Shares held by such Shareholder for immediately available funds in an amount equal to the fair market value of such shares (as determined by the Board). In that event, the Company will also be entitled to assign its purchase right to a third party or parties including the other Shareholders, with the consent of such assignee. Each Shareholder shall be bound by the determination by the Company to purchase or assign its right to purchase the Involuntary Transfer Shares and, if so required by the Company, shall sell the number of Involuntary Transfer Shares that the Board requires it to sell.

                      In the event that the Company determines to purchase (or assigns its right to purchase) any Involuntary Transfer Shares, the Company or its assignee(s) shall provide each Shareholder concerned with written notice at least thirty
                      (30) calendar days prior to such purchase or such shorter period as each such Shareholder may authorize, specifying the date on which any such Involuntary Transfer Shares are to be purchased and the Purchase Price. Neither the Company nor its assignee(s) shall be obliged to give general notice to the Shareholders of any intention to purchase or the conclusion of any purchase of the Involuntary Transfer Shares. Payment of the fair market value of the Involuntary Transfer Shares by the Company or its assignee(s) shall be by wire transfer or certified check and shall be made at a closing to be held no later than the later to occur of (i) thirty (30) calendar days after the date the Purchase Notice is sent to the Shareholder or (ii) fifteen (15) calendar days after the date that the final governmental approval or consent to the consummation of the purchase, if required, is obtained.

46.        Variation of rights and alteration of share capital

           (a) If the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of not less than a majority of the issued and outstanding shares of that class, or with the sanction of a resolution passed by the holders of not less than a majority of the issued and outstanding shares of that class at a separate general meeting of the holders of the shares of the class held in accordance with Section 47(7) of the 1981 Act. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

           (b) The Company may from time to time by resolution of the Shareholders change the currency denomination of, increase, alter or reduce its share capital in accordance with the provisions of Sections 45 and 46 of the 1981 Act, provided, however, that any resolution of the Shareholders to alter or reduce its share capital shall be by the affirmative vote of Shareholders representing not less than a majority of the votes conferred by the issued and outstanding Common Shares entitled to vote. Where, on any alteration of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit including, without limitation, the issue to Shareholders, as appropriate, of fractions of shares and/or arranging for the sale or transfer of the fractions of shares of Shareholders.

47.        Registered holder of shares

           (a) Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognized by the Company as holding any share unless such person is the registered holder, and the Company shall not be bound by or required in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or any other right in respect of any share except an absolute right to the entirety thereof in the registered holder, subject in all events to the provisions of these Bye-laws.

           (b) Any dividend or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder's address in the Register of Shareholders or, in the case of joint holders, to such address of the holder first named in the Register of Shareholders, or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or draft shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register of Shareholders in respect of such shares, and shall be sent at his or their risk and payment of the cheque or draft by the bank on which it is drawn shall constitute a good discharge to the Company. If two
                      (2) or more persons are registered as joint holders of any shares, any one (1) can give an effectual receipt for any dividend paid in respect of such shares.

48.        Death of a joint holder

           Where two (2) or more persons are registered as joint holders of a share or shares, unless the Company is notified to the contrary in writing by such joint holders, in the event of the death of any joint holder or holders, the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognize no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

49.        Share certificates

           (a) Every Shareholder shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Shareholder and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

           (b) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

           (c) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

           (d) So long as the restrictions set forth in either or both of Bye-laws 45 and 55 are still in effect, all share certificates representing shares of capital stock shall bear a conspicuous legend as follows:

                               "THE SHARES OF STOCK REPRESENTED HEREBY ARE
                               SUBJECT TO RESTRICTIONS PURSUANT TO THE BYE-LAWS OF THE COMPANY, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF FREE OF CHARGE UPON WRITTEN REQUEST."

           (e) The preparation, issue and delivery of certificates shall be governed by the Companies Acts. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

50.        No pre-emptive rights

           No holder of shares of any class or series of stock of the Company, whether now or hereafter authorized or outstanding, shall have any pre-emptive, preferential or other right to subscribe for or purchase any shares of any class or series of capital stock of the Company, whether now or hereafter authorized or outstanding, or any bonds, notes, obligations, options, warrants, rights or other securities which the Company may at any time issue or sell, whether or not the same be convertible into or exercisable for the purchase of any class or series of capital stock of the Company, it being intended by this paragraph that all pre-emptive rights of any kind applicable to the securities of the Company are eliminated.

                REGISTER OF SHAREHOLDERS; SETTING OF RECORD DATE

51.        Contents of Register of Shareholders

           The Board shall cause to be kept in one (1) or more books a Register of Shareholders and shall enter therein the following particulars:

           (a) the name and address of each Shareholder, the number and the class of shares held by such Shareholder and the amount paid or agreed to be considered as paid on such shares;

           (b) the date on which each person was entered in the Register of Shareholders;

           (c) the date on which any person ceased to be a Shareholder for one (1) year after such person so ceased; and

           (d)        the country where such Shareholder is resident.

52.        Inspection of Register of Shareholders

           The Register of Shareholders shall be open to inspection by Shareholders or other entitled persons at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two (2) hours in each business day is allowed for inspection. The Register of Shareholders may, after notice has been given by advertisement in an appointed newspaper to that effect, be closed for any time or times not exceeding in the whole thirty (30) days in each year.

53.        Setting of record date

           In lieu of or apart from closing the Register of Shareholders in accordance with the Companies Act, the Directors may, for the purpose of determining the Shareholders entitled to notice of or to vote at any general meeting (whether annual or special) of the Company or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may fix, in advance, a date as the record date for any such determination of Shareholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. When a determination of Shareholders of record entitled to notice of or to vote at any general meeting of the Company has been made as provided in this Bye-law, such determination shall apply to any adjournment thereof, unless the Board fixes a new record date under this Bye-law for the adjourned meeting.

           TRANSFER OF SHARES; RESTRICTIONS ON TRANSFER AND OWNERSHIP

54. Instrument of transfer. Subject to the Companies Acts and to such of the restrictions contained in these Bye-laws or elsewhere as may be applicable,

           (a) Any Shareholder may transfer all or any of his shares by an instrument of transfer as specified herein.

           (b) An instrument of transfer shall be in the form or as near thereto as circumstances permit of Form "B" in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Shareholders.

           (c) The Board may refuse to recognize any instrument of transfer unless it is accompanied by the certificate in respect to the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

55.        Restrictions on transfer; restrictions on ownership

           (a) Certain Definitions. As used in this Bye-law, the following terms have the following respective meanings:

                      "Company Securities" means (i) Common Shares, (ii) Preferred Shares, (iii) warrants, rights or options to purchase Common Shares or Preferred Shares, and (iv) any other interests that would be treated as "stock" or ownership of the Company for purposes of the FPHC Provisions.

                      "Event" means any act, event or happening of any nature, other than a Transfer, including without limitation the death or dissolution of a person, a marriage of any two persons or the conduct of a joint venture or partnership, including the formation of any such joint venture or partnership or the subsequent admission of any person as a partner, member or equity holder therein.

                      "Excess Securities" means (a) in the case of a person who would, as a result of a Transfer or an Event, become a One-Percent Shareholder (including any former One-Percent Shareholder that would again become a One-Percent Shareholder), the Company Securities that would be owned (as determined in accordance with the provisions of Section 554 of the Code) by the Purported Transferee or the Subject Shareholder, as applicable, in excess of the maximum amount of Company Securities that such person could own without being a One-Percent Shareholder, and (b) in the case of a person who is already a One-Percent Shareholder on the date upon which these Bye-laws originally become effective, the additional Company Securities that would be owned (as determined in accordance with the provisions of Section 554 of the Code) by such Shareholder as a result of a Transfer or Event, in each case, in the absence of this Bye-law.

                      "FPHC Provisions" means the foreign personal holding company provisions contained in Section 551 et seq. of the Code (or any comparable successor provisions).

                      "One-Percent Shareholder" means a person that owns, directly, indirectly, beneficially or constructively, more than one percent of the Company Securities, with ownership determined pursuant to and for purposes of the FPHC Provisions, including the provisions of Section 554 of the Code.

                      "Percentage Stock Ownership" means percentage stock ownership as determined in accordance with the FPHC Provisions.

                      "PHC Provisions" means the personal holding company provisions contained in Section 541 et seq. of the Code (or any comparable successor provisions).

                      "Prohibited Transfer" means any purported Transfer of Company Securities to the extent that such Transfer would, but for the application of this Bye-law, result in the ownership by any person of Excess Securities.

                      "Purported Transferee" mean the purported transferee of a Prohibited Transfer, including the person who holds, as a registered holder, any Company shares that are the subject of a Prohibited Transfer.

                      "Restriction Release Date" means the effective date of the repeal of the FPHC Provisions and the PHC Provisions.

                      "Subject Shareholder" means, with respect to a Trigger Event, a person whose ownership of Company Securities, as determined under the FPHC Provisions, would be affected, but for the operation of this Bye-law, as a result of such Trigger Event, including the person who holds, as a registered holder, any Company Securities that are the subject of such Trigger Event.

                      "Transfer" means any (x) direct or indirect sale, transfer, assignment, conveyance, pledge, distribution or other disposition of Company Securities, (y) issuance or creation of an option or (z) other transaction, if and to the extent any such transaction would affect ownership of Company Securities for purposes of applying the FPHC Provisions. A Transfer shall not include an issuance or grant of Company Securities, including any warrant or option, by the Company.

                      "Trigger Event" means any Event if and to the extent that such Event would, but for the operation of this Bye-law, result in the ownership by any person of Excess Securities.

           (b)        Restrictions on Transfer; restrictions on ownership.
                      Subject to paragraph (i) below, any attempted Prohibited Transfer of Company Securities prior to the Restriction Release Date, or any attempted Prohibited Transfer of Company Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio. In addition, in the event of any Trigger Event prior to the Restriction Release Date, any Excess Securities resulting from such Trigger Event shall be treated, for all purposes, as not owned by the Subject Shareholder, effective as of the day immediately prior to such Trigger Event, and instead shall be treated as set forth in paragraph (d) of this Bye-law.

           (c) Certain Exceptions. The restrictions set forth in paragraph (b) of this Bye-law and the provisions of paragraph (d) of this Bye-law shall not apply to an attempted Prohibited Transfer or to a Trigger Event if the Purported Transferee or Subject Shareholder, as applicable, obtains the written approval of the Board. As a condition to granting its approval, the Board may, in its discretion, require an opinion of counsel selected by the Board that the Transfer or Event shall not result in the characterization of the Company as a foreign personal holding company.

           (d)        Treatment of Excess Securities.

                     (i) No employee or agent of the Company shall knowingly record (x) any Prohibited Transfer or (y) to the extent appropriate and necessary to effectuate the intent of this Bye-law, the effect of any Trigger Event on the ownership of Company Securities, and in the case of either (x) or (y) above, the Purported Transferee or the Subject Shareholder, as applicable, shall not be recognized as a Shareholder of the Company for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer or lose their status as Excess Securities as a result of an Event, the Purported Transferee or the Subject Shareholder, as applicable, shall not be entitled with respect to such Excess Securities to any rights of Shareholders of the Company, including without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer or lose their status as Excess Securities as a result of an Event, the Securities shall cease to be Excess Securities.

                     (ii) If the Board determines that a Transfer of Company Securities constitutes a Prohibited Transfer or that a Trigger Event has occurred, then, upon written demand by the Company, the Purported Transferee or Subject Shareholder, as applicable, shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's or Subject Shareholder's possession or control, together with any dividends or other distributions that were received by the Purported Transferee or Subject Shareholder from the Company with respect to the Excess Securities ("Prohibited Distributions"), to an agent designated by the Board (the "Agent"). The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities in one or more arm's-length transactions; provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Company Securities or otherwise would adversely affect the value of the Company Securities. If the Purported Transferee or Subject Shareholder, as applicable, has resold the Excess Securities before receiving the Company's demand to surrender the Excess Securities to the Agent, the Purported Transferee or Subject Shareholder shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale, except to the extent that the Agent grants written permission to the Purported Transferee or Subject Shareholder to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee or Subject Shareholder would have received from the Agent pursuant to paragraph (d)(iii) of this Bye-law if the Agent rather than the Purported Transferee or Subject Shareholder had resold the Excess Securities.

                     (iii) The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee or Subject Shareholder, as applicable, had previously resold the Excess Securities, any amounts received by it from the Purported Transferee or Subject Shareholder, as follows:
                     (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee or Subject Shareholder, up to the amount paid by the Purported Transferee or, in the case of a Subject Shareholder, the fair market value of the Excess Securities as of the day immediately prior to the Trigger Event, which amount (or fair market value) shall be determined in the discretion of the Board; and (3) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid, at the discretion of the Board, to the Leucadia Foundation or to one or more organizations qualifying under Section 501(c)(3) of the Code (and any comparable successor provision) ("Section 501(c)(3)") selected by the Board.

                     (iv) If the Purported Transferee or Subject Shareholder, as applicable, fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty business days from the date on which the Company makes a demand pursuant to paragraph (d)(ii) of this Bye-law, then the Company shall institute legal proceedings to compel the surrender.

                     (v) The Company shall make the demand described in paragraph (d)(ii) of this Bye-law within thirty days of the date on which the Board determines that the attempted Prohibited Transfer or Trigger Event would result in Excess Securities; provided, however, that if the Company makes such demand at a later date, the provisions of this Bye-law shall apply nonetheless.

           (e) Determination of Compliance by Board. The Board of the Company shall have the power to determine all matters necessary to determine compliance with this Bye-law, including without limitation (1) whether a new One-Percent Shareholder would be required to be identified in certain circumstances, (2) whether a Transfer is a Prohibited Transfer or whether a Trigger Event has occurred, (3) the Percentage Stock Ownership in the Company of any One-Percent Shareholder, (4) whether an instrument constitutes Company Securities, (5) the amount (or fair market value) due to a Purported Transferee or Subject Shareholder pursuant to clause (2) of paragraph (d)(iii) of this Bye-law, and (6) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Bye-law and otherwise.

           (f) No Invalidation. Notwithstanding any other provision of these Bye-laws, no Shareholder vote shall be invalidated by virtue of a subsequent discovery that at the time of the taking of such Shareholder vote and then unknown to the Company, Excess Securities existed as to which the provisions of this Bye-law had not been applied.

           (g) Consents, Etc. Without limiting the foregoing, the Board shall decline to approve or register a transfer of shares unless all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

           (h) Notice of Refusal. If the Board declines to approve or register a transfer, it shall, within ten (10) days after the date on which the Company received notice of the transfer, send to the transferor and transferee notice of such refusal.

           (i) No Interference. Nothing in these Bye-Laws shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. or any other securities exchange or market in the Company Securities.

           (j) Enforcement. The Board shall enforce the restrictions on the transfer of Company Securities set forth in this Bye-law, and in connection therewith supervise the Company's transfer agent and/or registrar for Company Securities.

                             TRANSMISSION OF SHARES

56.        Representative of deceased Shareholder

           In the case of the death of a Shareholder, the surviving joint holder or holders, where the deceased Shareholder was a joint holder, and the legal personal representatives of the deceased Shareholder, where the deceased Shareholder was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Shareholder's interest in the shares. Subject to the provisions of
           Section 52 of the 1981 Act, for the purpose of this Bye-law, "legal personal representative" means the executor or administrator of a deceased Shareholder or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Shareholder.

57.        Registration on death or bankruptcy

           Subject to Bye-law 45(d), any person becoming entitled to a share in consequence of the death or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form "C" in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor and such other information as the Board shall deem necessary or appropriate, and the transferee shall be registered as a Shareholder but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Shareholder before such Shareholder's death or bankruptcy, as the case may be.

           If the person so becoming entitled shall elect to be registered as a holder, such person shall deliver or send to the Company a notice in writing signed by such person stating that it so elects.

58.        Successors of Shareholders

           Subject to Bye-law 45(d), a person becoming entitled to a share by reason of the death or bankruptcy of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a holder in respect of the share, be entitled in respect of it to exercise any right conferred by virtue of being a holder in relation to meetings of the Company, provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

                        DIVIDENDS AND OTHER DISTRIBUTIONS

59.        Declaration of dividends by the Board

           Subject to any rights or restrictions at the time lawfully attached to any class of shares and subject to the provisions of these Bye-laws, the Board may, in accordance with Section 54 of the 1981 Act, declare a dividend to be paid to the Shareholders, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

60.        Other distributions

           The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company.

61.        Reserve fund

           The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose.

62.        Deduction of amounts due to the Company

           The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company.

63.        Unclaimed dividends

           Any dividend unclaimed for a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

64.        No interest on dividends or distributions

           No dividend or distribution shall bear interest against the Company.

                                 CAPITALIZATION

65.        Capitalization

           The Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company's share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid shares pro rata to the Shareholders.

           The Company may capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid shares of those Shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

                        ACCOUNTS AND FINANCIAL STATEMENTS

66.        Record of account

           The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

           (a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

           (b)        all sales and purchases of goods by the Company; and

           (c)        the assets and liabilities of the Company.

           Such records of account shall be kept at the registered office of the Company or, subject to Section 83(2) of the 1981 Act, at such other place as the Board thinks fit and shall be available for inspection by the Shareholders during normal business hours.

67.        Financial year end

           The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be December 31 in each year.

68.        Financial statements

           Subject to any rights to waive laying of accounts pursuant to Section 88 of the 1981 Act, financial statements as required by the Companies Acts shall be laid before the Shareholders in general meeting.

                                      AUDIT

69.        Appointment of Auditor

           Subject to Section 88 of the 1981 Act, at the annual general meeting or at a subsequent special general meeting in each year, an independent representative of the Shareholders shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Shareholder but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

70.        Remuneration of Auditor

           The remuneration of the Auditor shall be fixed by the Board.

71.        Vacation of office of Auditor

           If the office of Auditor becomes vacant by the resignation or death of the Auditor, or by the Auditor becoming incapable of acting by reason of illness or other disability at a time when the Auditor's services are required, the Board may fill the vacancy thereby created.

72.        Access to books of the Company

           The Auditor shall at all reasonable times have access to all books kept by the Company and to all accounts and vouchers relating thereto, and the Auditor may call on the Directors or Officers of the Company for any information in their possession relating to the books or affairs of the Company.

73.        Report of the Auditor

           (a) Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to Section 88 of the 1981 Act, the accounts of the Company shall be audited at least once in every year.

           (b) The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Shareholders in general meeting.

           (c) The generally accepted auditing standards referred to in subparagraph (b) of this Bye-law may be those of a country or jurisdiction other than Bermuda or which have been appointed pursuant to Section 90 of the 1981 Act. If so, the financial statements and the report of the Auditor must disclose this fact and identify the generally accepted auditing standards used.

                                     NOTICES

74.        Form and effectiveness of notices

           Unless otherwise specifically set forth herein, notices hereunder, whether to Directors, Shareholders or otherwise, when required to be delivered in writing, shall be given in person or by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form. Such notice shall be deemed to be effective at the time when the same would be delivered in the ordinary course of transmission and, in proving such, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, e-mail or other method as the case may be.

75.        Notices to Directors and Shareholders

           Written notices to a Director shall be given at such Director's address in the Register of Directors and Officers or to such other address given by such Director to the Company for this purpose. Written notices to a Shareholder shall be given at such Shareholder's address in the Register of Shareholders or to such other address given by such Shareholder to the Company for this purpose.

76.        Notices to joint Shareholders

           Any notice required to be given to a Shareholder shall, with respect to any shares held jointly by two (2) or more persons, be given to whichever of such persons is named first in the Register of Shareholders and notice so given shall be sufficient notice to all the holders of such shares.

77.        Short notice to Directors

           A Board meeting shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by all the Directors, whether present or not at the meeting.

78.        Short notice to Shareholders

           A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Shareholders entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of any other general meeting, a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) of the total issued and outstanding Common Shares.

79.        Waivers of notice

           Whenever the Company or the Board or any committee of the Board is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a Shareholder, his attorney-in-fact or proxy, submits a signed waiver of notice of such requirement.

80.        Accidental omission of notice of general meeting

           The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

                                   WINDING-UP

81.        Determination to liquidate

           The Company shall be wound up voluntarily by resolution of the Shareholders.

82.        Winding-up/distribution by liquidator

           If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Shareholders, divide among the Shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

                                  MISCELLANEOUS

83.        Alteration of Memorandum of Continuance and Bye-laws

           Except as required by the Companies Acts, neither the Memorandum of Continuance of the Company nor any Bye-law shall be rescinded, altered or amended and no new Bye-law shall be made until the same has been approved by a resolution of the Directors and confirmed by a resolution of the Shareholders, provided that, if under applicable law, action by the Board would be sufficient to amend a Bye-law (in the absence of this sentence), then only a resolution of the Board shall be required to amend such Bye-law.

84.        Registered office

           The registered office of the Company shall be at such address as the Board may fix from time to time by resolution.

85.        The seal

           The seal of the Company shall be in such form as the Board may from time to time determine. The Board may adopt one or more duplicate seals for use outside Bermuda.

           The seal of the Company may be affixed to any instrument only if it is attested by two signatures, each such signature being of a Director, an Officer or any person appointed by the Board for the purpose; provided, that the seal of the Company may be attested by a single such signature in connection with the authentication of any document, including these Bye-laws, the incorporating documents of the Company and the minutes of any meetings. Any such signature may be printed or affixed by mechanical means on any share certificate, debenture stock certificate or other security certificate.

86.        Certain Foreign Subsidiaries

           (a) Subject to any applicable mandatory law of the relevant jurisdiction and the provisions of subsection (b) below, with respect to any direct or indirect interest of the Company in (x) an insurance company that would be, or would cause the Company to become, a controlled foreign corporation within the meaning of Section 957 of the Code but for the application of this Bye-law or (y) any company affirmatively designated by (i) the Board, excluding Messrs. Cumming and Steinberg, and (ii) each of Mr. Cumming and Mr. Steinberg (any such company being referred to as a "Designated Company"), the board of directors of each Designated Company shall consist, to the extent possible, of such persons as the Shareholders of the Company may from time to time determine pursuant to a Shareholder vote in accordance with these Bye-laws, the results of which shall be conveyed to and implemented by the holder of a Standing Proxy from the Board in respect of the Company's shareholdings in the Designated Company. The Standing Proxy shall be given by the Board and shall appoint a designee of the Board to act, whether in meeting, by written consent or otherwise, with respect to all matters relating to the election, appointment or removal of directors of such Designated Company as the Shareholders of the Company shall instruct. The Standing Proxy shall not be revocable by the Board without the prior approval of the Shareholders representing not less than 90% of the outstanding shares of the Company. The Company shall use all reasonable measures to ensure that the constitutional or organic documents of each Designated Company shall effectuate or implement this Bye-Law. The provisions of this Bye-law shall not be amended without the affirmative vote of not less than 90% of the outstanding shares of the Company.

           (b) The provisions of subsection (a) above shall not apply with respect to a given Designated Company if, prior to the acquisition of the Designated Company, (i) the Board, excluding Messrs. Cumming and Steinberg , affirmatively determines that the application of the provisions of subsection (a) of this Bye-law is unnecessary or otherwise inappropriate with respect to the Designated Company and
           (ii) each of Mr. Cumming and Mr. Steinberg affirmatively agrees that the application of subsection (a) of this Bye-law is unnecessary or otherwise inappropriate with respect to the Designated Company.

87.        Title without a written instrument

           Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.

88.        Overseas or branch registers

           Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers.

89.        Proposals regarding two or more Directors

           Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned (if not debarred from voting under the provisions of Bye-Law 18) shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his own appointment.

90.        Approval of Amalgamation Agreement

           Approval of any amalgamation agreement submitted to the Shareholders pursuant to the Companies Acts shall be achieved by the affirmative vote of more than fifty percent (50%) of the votes cast at a general meeting at which a quorum, as specified in Bye-law 32, is present.

91.        Severability

           If any provision of these Bye-Laws, or any part thereof, shall at any time be held to be invalid, in whole or in part, under any applicable law, ruling or regulation by a court of competent jurisdiction or an administrative agency of a pertinent government or an arbitrator with proper jurisdiction, then such provision or a portion thereof, as appropriate, shall remain in effect only to the extent permitted, and the remaining Bye-Laws shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                SCHEDULE - FORM A


                            LEUCADIA NATIONAL LIMITED



                                    P R O X Y





of _____________ the holder of ____________ share(s) in the above-named Company hereby appoint _______________________________ or failing him/her
__________________________ or failing him/her __________________________ as my proxy to vote on my behalf at the General Meeting of the Company to be held on the __ day of ____, 20__, and at any adjournment thereof.

Dated this ___ day of , 20__


Signed by the above-named


---------------------------------------
---------------------------------------
Witness

                                SCHEDULE - FORM B

                          TRANSFER OF A SHARE OR SHARES



FOR VALUE RECEIVED .................................... [amount]
.................................................... [transferor] hereby sell(s), assign(s) and transfer(s) unto
......................................................................
[transferee] of .................................................... [address]
with residence in [country], [number of shares] shares of LEUCADIA NATIONAL LIMITED


Dated ...........................


                                            ...................................
                                                       (Transferor)



In the presence of:


......................................
                (Witness)




                                            ...................................
                                                        (Transferee)


In the presence of:


......................................
                (Witness)

                                SCHEDULE - FORM C

                              TRANSFER BY A PERSON
                   BECOMING ENTITLED ON DEATH OF A SHAREHOLDER

I/We having become entitled in consequence of the death of [name of the deceased Shareholder] to [number] share(s) numbered [number in figures] standing in the register of members of LEUCADIA NATIONAL LIMITED in the name of the said [name of deceased Shareholder] instead of being registered myself/ourselves request to have [name of transferee] (the "Transferee") registered as a transferee of such share(s), and I/we do hereby accordingly transfer the said share(s), to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this ...... day of ................., 20...

Signed by the above-named                           )
[person or persons entitled]                        )
in the presence of:..                               )

Signed by the above-named                           )
[transferee].........                               )
in the presence of:..                               )